Exhibit 4.1
EXECUTION COPY
PPL Corporation
and
The Bank of New York Mellon,
as Purchase Contract Agent,
and
The Bank of New York Mellon,
as Collateral Agent, Custodial Agent and Securities Intermediary
PURCHASE CONTRACT AND PLEDGE AGREEMENT
Dated as of June 28, 2010

Page
ARTICLE 11
Pledge

Section 11.01. Pledge	109
Section 11.02. Termination	109

ARTICLE 12
Administration of Collateral

Section 12.01. Initial Deposit of Notes	109
Section 12.02. Establishment of Collateral Account	110
Section 12.03. Treatment as Financial Assets	110
Section 12.04. Sole Control by Collateral Agent	110
Section 12.05. Jurisdiction	111
Section 12.06. No Other Claims	111
Section 12.07. Investment and Release	111
Section 12.08. Statements and Confirmations	111
Section 12.09. Tax Allocations	111
Section 12.10. No Other Agreements	111
Section 12.11. Powers Coupled with an Interest	112
Section 12.12. Waiver of Lien; Waiver of Set-off	112

ARTICLE 13
Rights and Remedies of the Collateral Agent

Section 13.01. Rights and Remedies of the Collateral Agent	112

ARTICLE 14
Representations and Warranties to Collateral Agent; Holder Covenants

Section 14.01. Representations and Warranties	113
Section 14.02. Covenants	114

ARTICLE 15
The Collateral Agent, the Custodial Agent and the Securities Intermediary

Section 15.01. Appointment, Powers and Immunities	115
Section 15.02. Instructions of the Company	116
Section 15.03. Reliance by Collateral Agent, Custodial Agent and Securities Intermediary	116
Section 15.04. Certain Rights	117
Section 15.05. Merger, Conversion, Consolidation or Succession to Business	117
Section 15.06. Rights in Other Capacities	117
Section 15.07. Non-reliance on the Collateral Agent, Custodial Agent And Securities Intermediary	118

v

EXHIBITS

Exhibit A	—	Form of Corporate Units Certificate
Exhibit B	—	Form of Treasury Units Certificate
Exhibit C	—	Instruction to Purchase Contract Agent From Holder (To Create Treasury Units or Corporate Units)
Exhibit D	—	Notice from Purchase Contract Agent to Holders Upon Termination Event (Transfer of Collateral upon Occurrence of a Termination Event)
Exhibit E	—	Notice to Settle with Cash
Exhibit F	—	Instruction from Purchase Contract Agent to Collateral Agent (Creation of Treasury Units)
Exhibit G	—	Instruction from the Collateral Agent to the Securities Intermediary (Creation of Treasury Units)
Exhibit H	—	Instruction from Purchase Contract Agent to Collateral Agent (Recreation of Corporate Units)
Exhibit I	—	Instruction from Collateral Agent to Securities Intermediary (Recreation of Corporate Units)
Exhibit J	—	Notice to Settle with Cash from Purchase Contract Agent to Collateral Agent (Cash Settlement Amounts)
Exhibit K	—	Instruction to Custodial Agent Regarding Remarketing
Exhibit L	—	Instruction to Custodial Agent Regarding Withdrawal from Remarketing
Exhibit M	—	Notice to Settle with Cash After Failed Final Remarketing
Exhibit N	—	Notice from Purchase Contract Agent to Collateral Agent (Settlement with Separate Cash)
Exhibit O	—	Notice of Settlement with Separate Cash from Securities Intermediary to Purchase Contract Agent (Settlement with Separate Cash)
Exhibit P	—	Form of Remarketing Agreement

     PURCHASE CONTRACT AND PLEDGE AGREEMENT, dated as of June 28, 2010, among PPL Corporation, a Pennsylvania corporation (the “Company”), The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York, acting as purchase contract agent for, and as attorney-in-fact of, the Holders from time to time of the Units (in such capacities, together with its successors and assigns in such capacities, the “Purchase Contract Agent”), and The Bank of New York Mellon, as collateral agent hereunder for the benefit of the Company (in such capacity, together with its successors in such capacity, the “Collateral Agent”), as custodial agent (in such capacity, together with its successors in such capacity, the “Custodial Agent”), and as securities intermediary (as defined in Section 8-102(a)(14) of the UCC) with respect to the Collateral Account (in such capacity, together with its successors in such capacity, the “Securities Intermediary”).
RECITALS
     WHEREAS, the Company has duly authorized the execution and delivery of this Agreement and the Certificates evidencing the Units; and
     WHEREAS, all things necessary to make the Purchase Contracts, when the Certificates are executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Purchase Contract Agent, as provided in this Agreement, the valid obligations of the Company, and to constitute these presents a valid agreement of the Company, in accordance with its terms, have been done; and
     WHEREAS, pursuant to the terms of this Agreement and the Purchase Contracts, the Holders have irrevocably authorized the Purchase Contract Agent, as attorney-in-fact of such Holders, among other things, to execute and deliver this Agreement on behalf of such Holders and to grant the Pledge provided herein of the Collateral to secure the Obligations.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Definitions and Other Provisions of General Application
     Section 1.01. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;

     (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States;
     (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit or other subdivision;
     (d) the following terms, which are defined in the UCC, shall have the meanings set forth therein: “certificated security,” “control,” “financial asset,” “entitlement order,” “securities account” and “security entitlement”;
     (e) unless the context otherwise requires, any reference to an “Article” or “Section” or an “Exhibit” refers to an Article, Section or an Exhibit, as the case may be, to this Agreement; and
     (f) the following terms have the meanings given to them in this Section 1.01(f):
     “Act” has the meaning, with respect to any Holder, set forth in Section 1.04.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition,” control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms” controlling” and” controlled” have meanings correlative to the foregoing.
     “Agent” has the meaning set forth in Section 1.05.
     “Agreement” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
     “Applicable Market Value” has the meaning set forth in Section 5.01(a).
     “Applicable Ownership Interest in Notes” means a 1/20, or a 5.0%, undivided beneficial ownership interest in $1,000 principal amount of Notes that is a component of a Corporate Unit.
     “Applicable Ownership Interest in the Treasury Portfolio” means, with respect to a Corporate Unit and the Treasury Portfolio,
     (i) a 1/20, or a 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury Portfolio that matures on or prior to the Purchase Contract Settlement Date; and
     (ii) for the scheduled Interest Payment Date on the Notes occurring on the Purchase Contract Settlement Date, a 0.0578125% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the Purchase Contract Settlement Date.
     “Applicable Remarketing Period” means any of (i) any Optional Remarketing Period for which the Company has elected to conduct an Optional Remarketing pursuant to Section 5.02(a) or (ii) the Final Remarketing Period, as the context requires.
     “Applicants” has the meaning set forth in Section 7.12(b).
     “Authorized Officer” means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer or an Assistant Treasurer, or any other Person duly authorized by the Company to act in respect of the matters relating to this Agreement.
     “Bankruptcy Code” means Title 11 of the United States Code, or any other law of the United States that from time to time provides a uniform system of bankruptcy laws.
     “Base Indenture” means the Subordinated Indenture, dated as of March 1, 2007, among the Company, the Notes Issuer and the Indenture Trustee (including any provisions of the TIA that are deemed incorporated therein).
     “Beneficial Owner” means, with respect to a Book-Entry Interest, a Person who is the beneficial owner of such Book-Entry Interest as reflected on the books of the Depositary or on the books of a Person maintaining an account with such Depositary (directly as a Depositary Participant or as an indirect participant, in each case in accordance with the rules of such Depositary).
     “Blackout Period” means, the period (i) from 5:00 p.m., New York City time, on the second Business Day immediately following the date on which the Company gives its notice of an Optional Remarketing under Section 5.02(a)(ii) to and including the Remarketing Settlement Date of such Optional Remarketing or the date the Company announces that such Optional Remarketing was unsuccessful and (ii) after 5:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Final Remarketing Period.
     “Board of Directors” means the board of directors of the Company or a duly authorized committee of that board.
     “Board Resolution” means one or more resolutions of the Board of Directors, a copy of which has been certified by the Secretary or an Assistant

Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Purchase Contract Agent.
     “Book-Entry Interest” means a beneficial interest in a Global Certificate, registered in the name of a Depositary or a nominee thereof, ownership and transfers of which shall be maintained and made through book entries by such Depositary as described in Section 3.06.
     “Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions in New York City, New York are authorized or required by law or executive order to close; provided that for purposes of the second paragraph of Section 1.12 only, the term “Business Day” shall also be deemed to exclude any day on which the Depositary is closed.
     “Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.
     “Cash Settlement” has the meaning set forth in Section 5.03(a)(i).
     “Certificate” means a Corporate Units Certificate or a Treasury Units Certificate, as the case may be.
     “Closing Price” has the meaning set forth in Section 5.01(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means the collective reference to:
     (i) the Collateral Account and all investment property and other financial assets from time to time credited to the Collateral Account and all security entitlements with respect thereto, including, without limitation, (A) the Applicable Ownership Interests in Notes and security entitlements relating thereto (and the Notes and security entitlements relating thereto delivered to the Collateral Agent in respect of such Applicable Ownership Interests in Notes), (B) the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) of the Holders with respect to the Treasury Portfolio that is a component of the Corporate Units from time to time) and security entitlements relating thereto, (C) any Treasury Securities and security entitlements relating thereto Transferred to the Securities Intermediary from time to time in connection with the creation of Treasury Units in accordance with Section 3.13 hereof and (D) payments made by Holders pursuant to Section 5.03 hereof;
     (ii) all Proceeds of any of the foregoing (whether such Proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the pledgor or with respect to the pledgor); and

     (iii) all powers and rights now owned or hereafter acquired under or with respect to the Collateral.
     “Collateral Account” means the securities account of The Bank of New York Mellon, as Collateral Agent, maintained on the books of the Securities Intermediary and designated “PPL Corporation, Collateral Account”.
     “Collateral Agent” means the Person named as “Collateral Agent” in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Collateral Agent shall have become such pursuant to this Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent hereunder.
     “collateral event of default” has the meaning set forth in Section 13.01(b).
     “Collateral Substitution” means, (i) with respect to the Corporate Units, the substitution of the Pledged Applicable Ownership Interests in Notes included in such Corporate Units with Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of such Pledged Applicable Ownership Interests in Notes, or (ii) with respect to the Treasury Units, the substitution of the Pledged Treasury Securities included in such Treasury Units with Notes in an aggregate principal amount equal to the aggregate principal amount at stated maturity of the Pledged Treasury Securities.
     “Common Stock” means the common stock, par value $0.01, of the Company.
     “Company” means the Person named as the “Company” in the first paragraph of this Agreement until a successor shall have become such pursuant to the applicable provision of this Agreement, and thereafter “Company” shall mean such successor.
     “Compounded Contract Adjustment Payments” has the meaning set forth in Section 5.12.
     “Constituent Person” has the meaning set forth in Section 5.05(b).
     “Contract Adjustment Payment Date” means each January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2010.
     “Contract Adjustment Payments” means the payments payable by the Company on the Contract Adjustment Payment Dates in respect of each Purchase Contract, at a rate per year of 4.875% of the Stated Amount per Purchase Contract.
     “Corporate Trust Office” means the office of the Purchase Contract Agent at which, at any particular time, its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, New York, New York 10286, Attention: Global Structured Finance, or such other address as the Purchase Contract Agent may designate from time to time by notice to the Company, or a corporate trust office or agency of any successor Purchase Contract Agent, or such other address as such successor Purchase Contract Agent may designate from time to time by notice to the Company.
     “Corporate Unit” means the collective rights and obligations of a Holder of a Corporate Units Certificate in respect of the Applicable Ownership Interest in Notes or the Applicable Ownership Interest in the Treasury Portfolio, as the case may be, subject in each case (except that the Applicable Ownership Interest in the Treasury Portfolio as specified in clause (ii) of the definition thereof shall not be subject to the Pledge) to the Pledge thereof, and the related Purchase Contract.
     “Corporate Units Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Corporate Units specified on such certificate.
     “Coupon Rate” has the meaning set forth in the Supplemental Indenture.
     “Current Market Price” means, in respect of a share of Common Stock or any other security on any day of determination, the average VWAP of the Common Stock or such other security for the 10 consecutive Trading Days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or such other security, as applicable, trades, regular way, on the principal U.S. securities exchange or quotation system on which the Common Stock or such other security, as applicable, is listed or quoted at that time, without the right to receive the issuance or distribution.
     “Custodial Agent” means the Person named as Custodial Agent in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Custodial Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent hereunder.
     “Deferred Interest” has the meaning set forth in the Supplemental Indenture.
     “Depositary” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depositary for the Units as contemplated by Sections 3.06 and 3.08.
     “Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book entry transfers and pledges of securities deposited with the Depositary..
     “DTC” means The Depository Trust Company.

     “Early Settlement” has the meaning set forth in Section 5.08(a).
     “Early Settlement Amount” has the meaning set forth in Section 5.08(b).
     “Early Settlement Date” has the meaning set forth in Section 5.08(b).
     “Effective Date” has the meaning set forth in Section 5.05(b)(iii).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Default” has the meaning set forth in the Indenture.
     “Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
     “Exchange Property Unit” has the meaning set forth in Section 5.05(b)(i).
     “Expiration Date” has the meaning set forth in Section 1.04(e).
     “Expiration Time” has the meaning set forth in Section 5.05(a)(vi).
     “Failed Final Remarketing” has the meaning set forth in Section 5.02(b)(viii).
     “Failed Optional Remarketing” has the meaning set forth in Section 5.02(a)(ix).
     “Failed Remarketing” means, as applicable, a Failed Optional Remarketing or a Failed Final Remarketing.
     “Fair Market Value” has the meaning set forth in Section 5.05(a)(iv).
     “Final Remarketing” means any Remarketing of the Notes that occurs during the Final Remarketing Period by the Remarketing Agent(s) pursuant to the Remarketing Agreement.
     “Final Remarketing Date” means the date the Company prices the Notes offered in the Final Remarketing.
     “Final Remarketing Period” means the seven Business Day period ending on, and including, the third Business Day immediately preceding the Purchase Contract Settlement Date.
     “Fixed Settlement Rates” means the Minimum Settlement Rate and the Maximum Settlement Rate, collectively.
     “Fundamental Change” means

     (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;
     (b) the Company is involved in a consolidation with or merger into any other person, or any merger of another person into the Company, or any other similar transaction or series of related transactions pursuant to which the Common Stock will be converted into cash, securities or other property or the Company sells, leases or transfers in one transaction or series of related transactions all or substantially all of the property and assets of the Company and its subsidiaries;
     (c) the Common Stock (or any other security to be delivered upon settlement of the Purchase Contracts following a Reorganization Event) ceases to be listed or quoted on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market; or
     (d) the shareholders of the Company vote for a liquidation, dissolution or termination of the Company;
provided, however, that a Fundamental Change shall not be deemed to have occurred if at least 90% of the consideration received by holders of Common Stock in the transaction or transactions consist of shares of common stock that are listed on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market.
     “Fundamental Change Early Settlement” has the meaning set forth in Section 5.05(b)(ii).
     “Fundamental Change Early Settlement Date” has the meaning set forth in Section 5.05(b)(ii).
     “Fundamental Change Early Settlement Rate” means the sum of the applicable Settlement Rate and the amount of Make-Whole Shares, determined pursuant to Section 5.05(b)(ii) and Section 5.05(b)(iii).
     “Fundamental Change Early Settlement Right” has the meaning set forth in Section 5.05(b)(ii).
     “Guarantee” has the meaning set forth in the Indenture.
     “Global Certificate” means a Certificate that evidences all or part of the Units and is registered in the name of the Depositary or a nominee thereof.
     “Holder” means, with respect to a Unit, the Person in whose name the Unit evidenced by a Certificate is registered in the Security Register; provided, however, that solely for the purpose of determining whether the Holders of the requisite number of Units have voted on any matter (and not for any other purpose hereunder), if the Unit remains in the form of one or more Global Certificates and if the Depositary that is the registered holder of such Global Certificate has sent an omnibus proxy assigning voting rights to the Depositary Participants to whose accounts the Units are credited on the record date, the term “Holder” shall mean such Depositary Participant acting at the direction of the Beneficial Owners.
     “Indemnitees” has the meaning set forth in Section 7.07(c).
     “Indenture” means the Base Indenture, as amended and supplemented by the Supplemental Indenture.
     “Indenture Trustee” means The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York, or any successor thereto as described in the Indenture.
     “Initial Public Offering” has the meaning set forth in Section 5.05(a)(iv).
     “Interest Payment” has the meaning set forth in the Supplemental Indenture,
     “Interest Payment Date” has the meaning set forth in the Supplemental Indenture.
     “Issuer Order” or “Issuer Request” means a written order or request signed in the name of the Company by an Authorized Officer of the Company, and delivered to the Purchase Contract Agent.
     “Losses” has the meaning set forth in Section 15.08(b).
     “Make-Whole Shares” has the meaning set forth in Section 5.05(b)(ii).
     “Market Disruption Event” has the meaning set forth in Section 5.01(a).
     “Maximum Settlement Rate” has the meaning set forth in Section 5.01(a)(iii).
     “Minimum Settlement Rate” has the meaning set forth in Section 5.01(a)(i).
     “Minimum Stock Price” has the meaning set forth in Section 5.05(b)(iii).
     “Notes” means the series of Notes designated the 4.625% Junior Subordinated Notes due 2018 of the Notes Issuer.
     “Notes Issuer” means PPL Capital Funding, Inc. or any successor thereto as described in the Indenture.
     “NYSE” has the meaning set forth in Section 5.01(a).

     “Obligations” means, with respect to each Holder, all obligations and liabilities of such Holder under such Holder’s Purchase Contract and this Agreement or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest (including, without limitation, interest accruing before and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Holder, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Company or the Collateral Agent or the Securities Intermediary that are required to be paid by the Holder pursuant to the terms of any of the foregoing agreements).
     “Observation Period” has the meaning set forth in Section 5.01(a).
     “Officers’ Certificate” means a certificate signed by an Authorized Officer of the Company and delivered to the Purchase Contract Agent, the Collateral Agent, the Custodial Agent or the Securities Intermediary, as applicable. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.05) shall include the information set forth in Section 1.02 hereof.
     “Opinion of Counsel” means a written opinion of counsel, who may be counsel to the Company (and who may be an employee of the Company), and who shall be reasonably acceptable to the Purchase Contract Agent. An opinion of counsel may rely on certificates as to matters of fact.
     “Optional Remarketing” means any Remarketing of the Notes that occurs during the Optional Remarketing Period by the Remarketing Agent(s) pursuant to the Remarketing Agreement.
     “Optional Remarketing Date” means the date the Company prices the Notes offered in an Optional Remarketing.
     “Optional Remarketing Period” means a period of one or more dates selected by the Company that falls during the period from and including the second Business Day immediately preceding the Interest Payment Date prior to the Purchase Contract Settlement Date and ending on the third Business Day prior to the first day of the Final Remarketing Period.
     “Optional Remarketing Settlement Date” means the third Business Day following the date of a Successful Optional Remarketing.
     “Outstanding” means, as of any date of determination, all Units evidenced by Certificates theretofore authenticated, executed and delivered under this Agreement, except:

     (i) all Units, if a Termination Event has occurred;
     (ii) Units evidenced by Certificates theretofore cancelled by the Purchase Contract Agent or delivered to the Purchase Contract Agent for cancellation or deemed cancelled pursuant to the provisions of this Agreement; and
     (iii) Units evidenced by Certificates in exchange for or in lieu of which other Certificates have been authenticated, executed on behalf of the Holder and delivered pursuant to this Agreement, other than any such Certificate in respect of which there shall have been presented to the Purchase Contract Agent proof satisfactory to it that such Certificate is held by a protected purchaser in whose hands the Units evidenced by such Certificate are valid obligations of the Company;
     provided, however, that in determining whether the Holders of the requisite number of the Units have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Units owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding Units, except that, in determining whether the Purchase Contract Agent shall be authorized and protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Units that a Responsible Officer of the Purchase Contract Agent actually knows to be so owned shall be so disregarded. Units so owned that have been pledged in good faith may be regarded as Outstanding Units if the pledgee establishes to the satisfaction of the Purchase Contract Agent the pledgee’s right so to act with respect to such Units and that the pledgee is not the Company or any Affiliate of the Company.
     “Payment Date” means the 1st day of January, April, July and October of each year, commencing October 1, 2010.
     “Permitted Investments” means any one of the following, in each case maturing on the Business Day following the date of acquisition:
     (1) any evidence of indebtedness with an original maturity of 365 days or less issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support of the timely payment thereof or such indebtedness constitutes a general obligation of it);
     (2) deposits, certificates of deposit or acceptances with an original maturity of 365 days or less of any institution which is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million at the time of deposit (and which may include the Collateral Agent);

     (3) investments with an original maturity of 365 days or less of any Person that is fully and unconditionally guaranteed by a bank referred to in clause (2);
     (4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed as to timely payment by the full faith and credit of the United States of America;
     (5) investments in commercial paper, other than commercial paper issued by the Company or its affiliates, of any corporation incorporated under the laws of the United States or any State thereof, which commercial paper has a rating at the time of purchase at least equal to “A-1” by Standard & Poor’s Ratings Services (“S&P”) or at least equal to “P-1” by Moody’s Investors Service, Inc. (“Moody’s”); and
     (6) investments in money market funds (including, but not limited to, money market funds managed by the Collateral Agent or an affiliate of the Collateral Agent) registered under the Investment Company Act of 1940, as amended, rated in the highest applicable rating category by S&P or Moody’s.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.
     “Plan” means an employee benefit plan that is subject to ERISA, a plan or individual retirement account that is subject to Section 4975 of the Code or any entity whose assets are considered assets of any such plan.
     “Pledge” means the lien and security interest in the Collateral created by this Agreement.
     “Pledged Applicable Ownership Interests in Notes” means the Applicable Ownership Interests in Notes and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.
     “Pledged Applicable Ownership Interests in the Treasury Portfolio” means the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.
     “Pledged Securities” means the Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio and the Pledged Treasury Securities, collectively.

     “Pledged Treasury Securities” means Treasury Securities and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.
     “Pledge Indemnitees” has the meaning set forth in Section 15.08(b).
     “Predecessor Certificate” means a Predecessor Corporate Units Certificate or a Predecessor Treasury Units Certificate.
     “Predecessor Corporate Units Certificate” of any particular Corporate Units Certificate means every previous Corporate Units Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder under the Corporate Units evidenced thereby; and, for the purposes of this definition, any Corporate Units Certificate authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Corporate Units Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Corporate Units Certificate.
     “Predecessor Treasury Units Certificate” of any particular Treasury Units Certificate means every previous Treasury Units Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder under the Treasury Units evidenced thereby; and, for the purposes of this definition, any Treasury Units Certificate authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Treasury Units Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Treasury Units Certificate.
     “Pro Rata” or “pro rata” shall mean pro rata to each Holder according to the aggregate Stated Amount of the Units held by such Holder in relation to the aggregate Stated Amount of all Units outstanding.
     “Proceeds” has the meaning ascribed thereto in the UCC and includes, without limitation, all interest, dividends, cash, instruments, securities, financial assets and other property received, receivable or otherwise distributed upon the sale (including, without limitation, any Remarketing), exchange, collection or disposition of any financial assets from time to time credited to the Collateral Account.
     “Prospectus” means the prospectus relating to the delivery of shares or any securities in connection with an Early Settlement pursuant to Section 5.08 or a Fundamental Change Early Settlement of Purchase Contracts pursuant to Section 5.05(b)(ii), in the form in which first filed, or transmitted for filing, with the Securities and Exchange Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus.
     “Purchase Contract” means, with respect to any Unit, the contract forming a part of such Unit and obligating the Company to (i) sell, and the Holder of such Unit to purchase, not later than on the Purchase Contract Settlement Date, a number of shares of Common Stock equal to the applicable Settlement Rate, and (ii) pay to the Holder thereof Contract Adjustment Payments, subject to the Company’s right to defer Contract Adjustment Payments pursuant to Section 5.12, in each case, on the terms and subject to the conditions set forth in Article 5 hereof.
     “Purchase Contract Agent” means the Person named as the “Purchase Contract Agent” in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Purchase Contract Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Purchase Contract Agent” shall mean such Person or any subsequent successor who is appointed pursuant to this Agreement.
     “Purchase Contract Settlement Date” means July 1, 2013.
     “Purchase Contract Settlement Fund” has the meaning set forth in Section 5.04.
     “Purchase Price” has the meaning set forth in Section 5.01(a).
     “Purchased Shares” has the meaning set forth in Section 5.05(a)(vi).
     “Put Right” has the meaning set forth in the Supplemental Indenture.
     “Quotation Agent” has the meaning set forth in the Supplemental Indenture.
     “Record Date” for any distribution and any Contract Adjustment Payment and any deferred Contract Adjustment Payment (and any Compounded Contract Adjustment Payment thereon) payable on any Contract Adjustment Payment Date means the fifteenth day of the calendar month preceding the calendar month in which the relevant Contract Adjustment Payment Date falls (whether or not a Business Day).
     “Redemption Date” has the meaning set forth in the Supplemental Indenture.
     “Reference Dividend” has the meaning set forth in Section 5.05(a)(v).
     “Reference Price” has the meaning set forth in Section 5.01(a)(ii).

     “Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the delivery by the Company of any securities in connection with an Early Settlement on the Early Settlement Date under Section 5.08 or a Fundamental Change Early Settlement of Purchase Contracts on the Fundamental Change Early Settlement Date under Section 5.05(b)(ii), including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement, and any post-effective amendments thereto.
     “Relevant Fraction” means, in respect of each tranche of Notes remarketed, a fraction the numerator of which is the aggregate principal amount of the Notes in such tranche that are being remarketed and the denominator of which is the aggregate principal amount of the Notes to be remarketed.
     “Remarketing” means the remarketing of the Notes pursuant to the Remarketing Agreement on any Remarketing Date.
     “Remarketing Agent(s)” has the meaning set forth in the Supplemental Indenture.
     “Remarketing Agreement” means the Remarketing Agreement, in substantially the form set forth in Exhibit P hereof, to be entered into among the Company, the Notes Issuer, the Purchase Contract Agent and the Remarketing Agent(s), as the same may be amended, amended and restated, supplemented or otherwise modified or replaced from time to time.
     “Remarketing Date” means any of the Business Days selected for Remarketing in an Optional Remarketing Period or the Final Remarketing Period.
     “Remarketing Fee” means, in the event of a Successful Remarketing, a remarketing fee paid to the Remarketing Agent(s) to be agreed upon in writing by the Company, the Notes Issuer and the Remarketing Agent(s) prior to any such Remarketing pursuant to the Remarketing Agreement.
     “Remarketing Price Per Note” means, for each $1,000 principal amount of Notes, an amount in cash equal to the quotient of the Treasury Portfolio Purchase Price divided by the number of $1,000 principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes that are held as components of Corporate Units and remarketed in an Optional Remarketing.
     “Remarketing Price” means, for each tranche of Notes remarketed, (i) in the case of an Optional Remarketing, 100% of the Relevant Fraction of the sum of the Treasury Portfolio Purchase Price and the Separate Notes Purchase Price (if any) for such tranche of Notes; and (ii) in the case of a Final Remarketing, 100% of the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes and Separate Notes to be remarketed in such tranche.

     “Remarketing Settlement Date” means (i) in the case of a Successful Optional Remarketing occurring during an Optional Remarketing Period, the third Business day immediately following the Optional Remarketing Date for such Successful Optional Remarketing, and (ii) in the case of a Final Remarketing, the Purchase Contract Settlement Date.
     “Reorganization Event” means:
     (i) any consolidation or merger of the Company with or into another Person or of another Person with or into the Company;
     (iii) any sale, transfer, lease or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety;
     (iv) any statutory share exchange of the Company with another Person (other than in connection with a merger or acquisition); or
     (v) any liquidation, dissolution or termination of the Company (other than as a result of or after the occurrence of a Termination Event).
     “Reset Rate” means, in connection with each Remarketing, the rate per annum rounded to the nearest one thousandth (0.001) of one percent that a tranche of Notes shall bear as determined by the Remarketing Agent(s) in consultation with the Company and the Notes Issuer pursuant to the Remarketing Agreement. For the avoidance of doubt, the Reset Rate could be a fixed rate or a floating rate.
     “Responsible Officer” means, when used with respect to the Purchase Contract Agent, any officer of the Purchase Contract Agent assigned to the Corporate Trust Administration unit (or any successor unit, department or division of the Purchase Contract Agent) of the Purchase Contract Agent located at the Corporate Trust Office of the Purchase Contract Agent who has direct responsibility for the administration of the Agreement and, for the purposes of Section 7.01(b)(ii), also means, with respect to a particular corporate trust matter, any other officer, trust officer or person performing similar functions to whom such matter is referred because of his or her knowledge of and familiarity of the particular subject.
     “Rights” has the meaning set forth in Section 5.05(a)(x).
     “Securities Act” means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
     “Securities Intermediary” means the Person named as Securities Intermediary in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of this Agreement, and thereafter

“Securities Intermediary” shall mean such successor or any subsequent successor.
     “Security Register” and “Securities Registrar” have the respective meanings set forth in Section 3.05.
     “Senior Indebtedness” has the meaning set forth Section 101 of the Base Indenture.
     “Senior Indenture” means the senior indenture dated as of November 1, 1997 among the Company, PPL Capital Funding, Inc. and The Bank of New York Mellon (as successor to The Chase Manhattan Bank), as trustee.
     “Separate Notes” means Notes that have been released from the Pledge pursuant to the terms hereof and therefore no longer underlie Corporate Units.
     “Separate Notes Purchase Price” means, for each tranche of Notes remarketed in any Optional Remarketing, the amount in cash equal to the product of (i) the Remarketing Price Per Note and (ii) the number of $1,000 principal amount of Separate Notes of such tranche remarketed in such Optional Remarketing.
     “Settlement Date” means, as applicable, the Purchase Contract Settlement Date, the Early Settlement Date or the Fundamental Change Early Settlement Date.
     “Settlement Rate” has the meaning set forth in Section 5.01(a).
     “Similar Laws” means the provisions under any federal, state, local, non-U.S. laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code.
     “Spin-Off” has the meaning set forth in Section 5.05(a)(iv).
     “Stated Amount” means $50.
     “Stock Price” has the meaning set forth in Section 5.05(b)(iii).
     “Successful Optional Remarketing” has the meaning set forth in Section 5.02(a)(vi).
     “Successful Final Remarketing” has the meaning set forth in Section 5.02(b)(vi).
     “Successful Remarketing” means, as applicable, a Successful Optional Remarketing or a Successful Final Remarketing.

     “Supplemental Indenture” means Supplemental Indenture No. 2 dated as of the date hereof among the Company, the Notes Issuer and the Indenture Trustee pursuant to which the Notes are issued.
     “Termination Date” means the date, if any, on which a Termination Event occurs.
     “Termination Event” means the occurrence of any of the following events:
     (i) at any time on or prior to the Purchase Contract Settlement Date, a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the Bankruptcy Code or any other similar applicable Federal or state law and if such judgment, decree or order shall have been entered more than 60 days prior to the Purchase Contract Settlement Date, such decree or order shall have continued undischarged and unstayed for a period of 60 days;
     (ii) at any time on or prior to the Purchase Contract Settlement Date, a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee (or other similar official) in bankruptcy or insolvency of the Company or of all or substantially all of its property, or for the winding up or liquidation of its affairs, shall have been entered and if such decree or order shall have been entered more than 60 days prior to the Purchase Contract Settlement Date, such judgment, decree or order shall have continued undischarged and unstayed for a period of 60 days; or
     (iii) at any time on or prior to the Purchase Contract Settlement Date, the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar applicable Federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee (or other similar official) in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.
     For the avoidance of doubt, a “Termination Event” shall not include any event described in clauses (i) — (iii) above with respect to any subsidiary of the Company.
     “Threshold Appreciation Price” has the meaning set forth in Section 5.01(a)(i).
     “TIA” means the Trust Indenture Act of 1939, as amended from time to time, or any successor legislation.

     “TRADES” means the Treasury/Reserve Automated Debt Entry System maintained by the Federal Reserve Bank of New York pursuant to the TRADES Regulations.
     “TRADES Regulations” means the regulations of the United States Department of the Treasury, published at 31 C.F.R. Part 357, as amended from time to time. Unless otherwise defined herein, all terms defined in the TRADES Regulations are used herein as therein defined.
     “Trading Day” has the meaning set forth in Section 5.01(a).
     “Transfer” means (i) in the case of certificated securities in registered form, delivery as provided in Section 8-301(a) of the UCC, indorsed to the transferee or in blank by an effective endorsement; (ii) in the case of Treasury Securities, registration of the transferee as the owner of such Treasury Securities on TRADES; and (iii) in the case of security entitlements, including, without limitation, security entitlements with respect to Treasury Securities, a securities intermediary indicating by book entry that such security entitlement has been credited to the transferee’s securities account.
     “Treasury Portfolio” means:
     (i) U.S. Treasury securities ( or principal or interest strips thereof) that mature on or prior to the Purchase Contract Settlement Date in an aggregate amount equal to the principal amount of the Notes underlying Applicable Ownership Interests in Notes included in the Corporate Units on the Optional Remarketing Date; and
     (ii) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the Purchase Contract Settlement Date in an aggregate amount equal to the aggregate Interest Payment (assuming no reset of the Coupon Rate) that would have been paid to the Holders of the Corporate Units on the Purchase Contract Settlement Date on the principal amount of the Notes underlying the Applicable Ownership Interests in Notes included in the Corporate Units on the Optional Remarketing Date.
     “Treasury Portfolio Purchase Price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the Quotation Agent between 9:00 a.m. and 4:00 p.m., New York City time, on the Optional Remarketing Date for the purchase of the Treasury Portfolio for settlement on the Optional Remarketing Settlement Date.
     “Treasury Securities” means zero-coupon U.S. Treasury securities that mature on or prior to June 30, 2013 (CUSIP No. 912820RA7).
     “Treasury Unit” means, following the substitution of Treasury Securities for Pledged Applicable Ownership Interests in Notes as collateral to secure a Holder’s obligations under the Purchase Contract, the collective rights and obligations of a Holder of a Treasury Units Certificate in respect of such Treasury Securities, subject to the Pledge thereof, and the related Purchase Contract.
     “Treasury Units Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Treasury Units specified on such certificate.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
     “Unit” means a Corporate Unit or a Treasury Unit, as the case may be.
     “Value” means, with respect to any item of Collateral on any date, as to (1) Cash, the amount thereof, (2) Treasury Securities, the aggregate principal amount thereof at maturity, (3) Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), the appropriate aggregate percentage of the aggregate principal amount at maturity of the Treasury Portfolio and (4) Applicable Ownership Interests in Notes, the appropriate aggregate principal amount of the underlying Notes.
     “Vice President” means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”
     “VWAP” has the meaning set forth in Section 5.01(a).
     Section 1.02. Compliance Certificates and Opinions. Except as otherwise expressly provided by this Agreement, upon any application or request by the Company to the Purchase Contract Agent to take any action in accordance with any provision of this Agreement, the Company shall furnish to the Purchase Contract Agent an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.
     Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.05) shall include:
     (i) a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;

     (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such condition or covenant has been complied with; and
     (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
     Section 1.03. Form of Documents Delivered to Purchase Contract Agent. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which its certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.
     Section 1.04. Acts of Holders; Record Dates. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Purchase Contract Agent and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and (subject to Section 7.01)

conclusive in favor of the Purchase Contract Agent and the Company, if made in the manner provided in this Section.
     (b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner that the Purchase Contract Agent deems sufficient.
     (c) The ownership of Units shall be proved by the Security Register.
     (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Unit shall bind every future Holder of the same Unit and the Holder of every Certificate evidencing such Unit issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Purchase Contract Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Certificate.
     (e) The Company may set any date as a record date for the purpose of determining the Holders of Outstanding Units entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Agreement to be given, made or taken by Holders. If any record date is set pursuant to this paragraph, the Holders of the Outstanding Corporate Units and the Outstanding Treasury Units, as the case may be, on such record date, and no other Holders, shall be entitled to take the relevant action with respect to the Corporate Units or the Treasury Units, as the case may be, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken prior to or on the applicable Expiration Date by Holders of the requisite number of Outstanding Units on such record date. Nothing contained in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and be of no effect), and nothing contained in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite number of Outstanding Units on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Purchase Contract Agent in writing and to each Holder in the manner set forth in Section 1.06.
     With respect to any record date set pursuant to this Section 1.04(e), the Company may designate any date as the “Expiration Date” and from time to time may change the Expiration Date to any later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Purchase Contract Agent in writing, and to each Holder in the manner set forth in Section 1.06, prior to or on the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the Company shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.
     Section 1.05. Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy or unsecured email, if, except as provided in the following paragraph, promptly confirmed by telephone) mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or, as to any party, at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or other electronic methods or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
     The Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary (for purposes of this paragraph, collectively, the “Agent”) agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions or directions, subsequent to such transmission, shall provide the originally executed instructions or directions to the Agent in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Agent in its discretion elects to act upon such instructions or directions, the Agent’s understanding of such instructions or directions shall be deemed controlling. The Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Agent’s reliance upon and compliance with such instructions or directions notwithstanding such instructions or directions conflict or are inconsistent with a subsequent written instruction or direction or if the subsequent written instruction or direction is never received. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions or directions, and the risk of interception and misuse by third parties.
     The Purchase Contract Agent (if other than the Indenture Trustee) shall send to the Indenture Trustee at the following address a copy of any notices in the form of Exhibits C, D, E, F, H, J, M, N or O it sends or receives:

The Bank of New York Mellon
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Section 1.06. Notice to Holders; Waiver. Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at its address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Purchase Contract Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
     In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Purchase Contract Agent shall constitute a sufficient notification for every purpose hereunder.
     Section 1.07. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
     Section 1.08. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary, and the Holders from time to time of the Units, by their acceptance of the same, shall be deemed to have agreed to be bound by the provisions hereof and to have ratified the agreements of, and the grant of the Pledge hereunder by, the Purchase Contract Agent.
     Section 1.09. Separability Clause. In case any provision in this Agreement or in the Units shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.
     Section 1.10. Benefits of Agreement. Nothing contained in this Agreement or in the Units, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and, to the extent provided hereby, the Holders, any benefits or any legal or equitable right, remedy or claim under this Agreement. The Holders from time to time shall be beneficiaries of this Agreement and shall be bound by all of the terms and conditions hereof and of the Units evidenced by their Certificates by their acceptance of delivery of such Certificates.
     Section 1.11. Governing Law; Waiver of Jury Trial. THIS AGREEMENT, THE UNITS AND THE PURCHASE CONTRACTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED WHOLLY WITHIN SUCH STATE. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Company, the Purchase Contract Agent, the Holders from time to time of the Units, the Collateral Agent, the Custodial Agent and the Securities Intermediary irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 1.12. Legal Holidays. In any case where any Contract Adjustment Payment Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Units), Contract Adjustment Payments, deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), and other distributions shall not be paid on such date, but Contract Adjustment Payments, deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), and other distributions shall be paid on the next succeeding Business Day; provided that no interest shall accrue or be payable by the Company or to any Holder in respect of such delay.
     In any case where the Purchase Contract Settlement Date or any Early Settlement Date or Fundamental Change Early Settlement Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Units), Purchase Contracts shall not be performed and Early Settlement and Fundamental Change Early Settlement shall not be effected on such date, but Purchase Contracts shall be performed or Early Settlement or Fundamental Change Early Settlement shall be effected, as applicable, on the next succeeding Business Day with the same force and effect as if made on such Purchase

Contract Settlement Date, Early Settlement Date or Fundamental Change Early Settlement Date, as applicable.
     Section 1.13. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
     Section 1.14. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Holder or Beneficial Owner.
     Section 1.15. Appointment of Financial Institution as Agent for the Company. The Company may appoint a financial institution (which may be the Collateral Agent) to act as its agent in performing its obligations and in accepting and enforcing performance of the obligations of the Purchase Contract Agent and the Holders, under this Agreement and the Purchase Contracts, by giving notice of such appointment in the manner provided in Section 1.05 hereof. Any such appointment shall not relieve the Company in any way from its obligations hereunder.
     Section 1.16. No Waiver. No failure on the part of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
ARTICLE 2
Certificate Forms
     Section 2.01. Forms of Certificates Generally. The Certificates shall be in substantially the form set forth in Exhibit A hereto (in the case of Corporate Units Certificates) or Exhibit B hereto (in the case of Treasury Units Certificates), with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Units are listed or any depositary therefor, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.

     The definitive Certificates shall be produced in any manner as determined by the officers of the Company executing the Units evidenced by such Certificates, consistent with the provisions of this Agreement, as evidenced by their execution thereof.
     Every Global Certificate authenticated, executed on behalf of the Holders and delivered hereunder shall bear a legend substantially in the form set forth in Exhibit A and Exhibit B for a Global Certificate.
     Section 2.02. Form of Purchase Contract Agent’s Certificate of Authentication. The form of the Purchase Contract Agent’s certificate of authentication of the Units shall be in substantially the form set forth on the form of the applicable Certificates.
ARTICLE 3
The Units
     Section 3.01. Amount; Form and Denominations. The aggregate number of Units evidenced by Certificates authenticated, executed on behalf of the Holders and delivered hereunder is limited to 23,000,000 Units, except for Certificates authenticated, executed and delivered upon registration of transfer of, in exchange for, or in lieu of, other Certificates pursuant to Section 3.04, Section 3.05, Section 3.10, Section 3.13, Section 3.14 or Section 8.05.
     The Certificates shall be issuable only in registered form and only in denominations of a single Corporate Unit or Treasury Unit and any integral multiple thereof.
     Section 3.02. Rights and Obligations Evidenced by the Certificates. Each Corporate Units Certificate shall evidence the number of Corporate Units specified therein, with each such Corporate Unit representing (1) the ownership by the Holder thereof of an Applicable Ownership Interest in Notes or an Applicable Ownership Interest in the Treasury Portfolio, as the case may be, subject to the Pledge of such Applicable Ownership Interest in Notes or Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, by such Holder pursuant to this Agreement, and (2) the rights and obligations of the Holder thereof and the Company under one Purchase Contract. The Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Corporate Unit, to pledge, pursuant to Article 11 hereof, the Applicable Ownership Interest in Notes, or the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) forming a part of such Corporate Unit, to the Collateral Agent for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in such Applicable

Ownership Interest in Notes or Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) to secure the obligation of the Holder under each Purchase Contract to purchase shares of Common Stock. To effect such Pledge and grant such security interest, the Purchase Contract Agent on behalf of the Holders of Corporate Units has, on the date hereof, delivered to the Collateral Agent the Notes underlying the Applicable Ownership Interests in Notes.
     Upon the formation of a Treasury Unit pursuant to Section 3.13, each Treasury Units Certificate shall evidence the number of Treasury Units specified therein, with each such Treasury Unit representing (1) the ownership by the Holder thereof of a 1/20, or 5.0%, undivided beneficial ownership interest in a Treasury Security with a principal amount equal to $1,000, subject to the Pledge of such interest by such Holder pursuant to this Agreement, and (2) the rights and obligations of the Holder thereof and the Company under one Purchase Contract. The Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Treasury Unit, to pledge, pursuant to Article 11 hereof, such Holder’s interest in the Treasury Security forming a part of such Treasury Unit to the Collateral Agent, for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in such Treasury Security to secure the obligation of the Holder under each Purchase Contract to purchase shares of Common Stock.
     Prior to the purchase of shares of Common Stock under each Purchase Contract, such Purchase Contract shall not entitle the Holder of a Unit to any of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote or receive any dividends or other payments or distributions or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or for the election of directors of the Company or for any other matter, or any other rights whatsoever as a shareholder of the Company.
     Section 3.03. Execution, Authentication, Delivery and Dating. Subject to the provisions of Section 3.13 and Section 3.14 hereof, upon the execution and delivery of this Agreement, and at any time and from time to time thereafter, the Company may deliver Certificates executed by the Company to the Purchase Contract Agent for authentication, execution on behalf of the Holders and delivery, together with its Issuer Order for authentication of such Certificates, and the Purchase Contract Agent in accordance with such Issuer Order shall authenticate, execute on behalf of the Holders and deliver such Certificates.
     The Certificates shall be executed on behalf of the Company by an Authorized Officer of the Company. The signature of any such Authorized Officer on the Certificates may be manual or facsimile.
     Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company,

notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates.
     No Purchase Contract evidenced by a Certificate shall be valid until such Certificate has been executed on behalf of the Holder by the manual or facsimile signature of an authorized signatory of the Purchase Contract Agent, as such Holder’s attorney-in-fact. Such signature by an authorized signatory of the Purchase Contract Agent shall be conclusive evidence that the Holder of such Certificate has entered into the Purchase Contracts evidenced by such Certificate.
     Each Certificate shall be dated the date of its authentication.
     No Certificate shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by an authorized signatory of the Purchase Contract Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.
     Section 3.04. Temporary Certificates. Pending the preparation of definitive Certificates, the Company may execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holders, and deliver, in lieu of such definitive Certificates, temporary Certificates which are in substantially the form set forth in Exhibit A or Exhibit B hereto, as the case may be, with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Corporate Units or Treasury Units, as the case may be, are listed, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.
     If temporary Certificates are issued, the Company will cause definitive Certificates to be prepared without unreasonable delay. After the preparation of definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the Corporate Trust Office in New York City, at the expense of the Company and without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, one or more definitive Certificates of like tenor and denominations and evidencing a like number of Units as the temporary Certificate or Certificates so surrendered. Until so exchanged, the temporary Certificates shall in all respects evidence the same benefits and the same obligations with respect to the Units evidenced thereby as definitive Certificates.
     Section 3.05. Registration; Registration of Transfer and Exchange. The Purchase Contract Agent shall keep at the Corporate Trust Office in New York City, a register (the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Purchase Contract Agent shall provide for the registration of Certificates and of transfers of Certificates (the Purchase Contract Agent, in such capacity, the “Security Registrar”). The Security Registrar shall record separately the registration and transfer of the Certificates evidencing Corporate Units and Treasury Units.
     Upon surrender for registration of transfer of any Certificate at the Corporate Trust Office in New York City, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the designated transferee or transferees, and deliver, in the name of the designated transferee or transferees, one or more new Certificates of any authorized denominations, of like tenor, and evidencing a like number of Corporate Units or Treasury Units, as the case may be.
     At the option of the Holder, Certificates may be exchanged for other Certificates, of any authorized denominations and evidencing a like number of Corporate Units or Treasury Units, as the case may be, upon surrender of the Certificates to be exchanged at the Corporate Trust Office in New York City. Whenever any Certificates are so surrendered for exchange, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver the Certificates which the Holder making the exchange is entitled to receive.
     All Certificates issued upon any registration of transfer or exchange of a Certificate shall evidence the ownership of the same number of Corporate Units or Treasury Units, as the case may be, and be entitled to the same benefits and subject to the same obligations under this Agreement as the Corporate Units or Treasury Units, as the case may be, evidenced by the Certificate surrendered upon such registration of transfer or exchange.
     Every Certificate presented or surrendered for registration of transfer or exchange shall (if so required by the Purchase Contract Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Purchase Contract Agent duly executed by the Holder thereof or its attorney duly authorized in writing.
     No service charge shall be made for any registration of transfer or exchange of a Certificate, but the Company and the Purchase Contract Agent may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Certificates, other than any exchanges pursuant to Section 3.04, Section 3.05(ii) and Section 8.05 not involving any transfer.
     Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder and deliver any Certificate in exchange for any other Certificate presented or surrendered for registration of transfer or for exchange on or after the Business Day immediately preceding the earliest to occur of any Early Settlement Date with respect to such Certificate, any Fundamental Change Early Settlement Date with respect to such Certificate, the Purchase Contract Settlement Date or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Purchase Contract Agent shall:
     (i) if the Purchase Contract Settlement Date (including upon any Cash Settlement) or an Early Settlement Date or a Fundamental Change Early Settlement Date with respect to such other Certificate (or portion thereof) has occurred, deliver the shares of Common Stock issuable in respect of the Purchase Contracts forming a part of the Units evidenced by such other Certificate (or portion thereof); or
     (ii) if a Termination Event, Early Settlement, or Fundamental Change Early Settlement shall have occurred prior to the Purchase Contract Settlement Date, or a Cash Settlement shall have occurred, transfer the Notes, the Treasury Securities, or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Certificate, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.15 and Article 5 hereof.
     Section 3.06. Book-entry Interests. The Certificates will be issued in the form of one or more fully registered Global Certificates, to be delivered to the Depositary or its custodian by, or on behalf of, the Company. The Company hereby designates DTC as the initial Depositary. Such Global Certificates shall initially be registered on the Security Register in the name of Cede & Co., the nominee of the Depositary, and no Beneficial Owner will receive a definitive Certificate representing such Beneficial Owner’s interest in such Global Certificate, except as provided in Section 3.09. The Purchase Contract Agent shall enter into an agreement with the Depositary if so requested by the Company. Following the issuance of such Global Certificates and unless and until definitive, and fully registered Certificates have been issued to Beneficial Owners pursuant to Section 3.09:
     (i) the provisions of this Section 3.06 shall be in full force and effect;

     (ii) the Company shall be entitled to deal with the Depositary for all purposes of this Agreement (including, without limitation, making Contract Adjustment Payments and receiving approvals, votes or consents hereunder) as the Holder of the Units and the sole holder of the Global Certificates and shall have no obligation to the Beneficial Owners; provided that a Beneficial Owner may directly enforce against the Company, without any consent, proxy, waiver or involvement of the Depositary of any kind, such Beneficial Owner’s right to receive a definitive Certificate representing the Units beneficially owned by such Beneficial Owner, as set forth in Section 3.09;
     (iii) to the extent that the provisions of this Section 3.06 conflict with any other provisions of this Agreement, the provisions of this Section 3.06 shall control; and
     (iv) except as set forth in the proviso of clause (ii) of this Section 3.06, the rights of the Beneficial Owners shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Beneficial Owners and the Depositary or the Depositary Participants. The Depositary will make book-entry transfers among Depositary Participants and receive and transmit Contract Adjustment Payments to such Depositary Participants.
Transfers of securities evidenced by Global Certificates shall be made through the facilities of the Depositary, and any cancellation of, or increase or decrease in the number of, such securities (including the creation of Treasury Units and the recreation of Corporate Units pursuant to Section 3.13 and Section 3.14 respectively) shall be accomplished by making appropriate annotations on the Schedule of Increases and Decreases set forth in such Global Certificate.
     Section 3.07. Notices to Holders. Whenever a notice or other communication to the Holders is required to be given under this Agreement, the Company or the Company’s agent shall give such notices and communications to the Holders and, with respect to any Units registered in the name of the Depositary or the nominee of the Depositary, the Company or the Company’s agent shall, except as set forth herein, have no obligations to the Beneficial Owners.
     Section 3.08. Appointment of Successor Depositary. If the Depositary elects to discontinue its services as securities depositary with respect to the Units, the Company may, in its sole discretion, appoint a successor Depositary with respect to the Units.
     Section 3.09. Definitive Certificates.
     If:
     (i) the Depositary notifies the Company that it is unwilling or unable to continue its services as securities depositary with respect to the Units and no successor Depositary has been appointed pursuant to Section 3.08 within 90 days after the Company’s receipt of such notice;
     (ii) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act when the Depositary is required to be so registered to act as the Depositary and the Company receives notice of such cessation, and no successor Depositary has been appointed pursuant to Section 3.08 within 90 days after the Company’s receipt of such notice;
     (iii) following the request of any Holder or Beneficial Owner of Corporate Units or Treasury Units seeking to exercise or enforce its rights under such Corporate Units or Treasury Units; or
     (iv) to the extent permitted by the Depositary, the Company determines at any time that the Units shall no longer be represented by Global Certificates and shall inform such Depositary of such determination and participants in such Depositary elect to withdraw their beneficial interests in the Units from such Depositary, following notification by the Depositary of their right to do so;
then (x) definitive Certificates shall be prepared by the Company with respect to such Units and delivered to the Purchase Contract Agent and (y) upon surrender of the Global Certificates representing the Units by the Depositary, accompanied by registration instructions, the Company shall cause definitive Certificates to be delivered to Beneficial Owners in accordance with instructions provided by the Depositary. The Company and the Purchase Contract Agent shall not be liable for any delay in delivery of such instructions and may conclusively rely on and shall be authorized and protected in relying on, such instructions. Each definitive Certificate so delivered shall evidence Units of the same kind and tenor as the Global Certificate so surrendered in respect thereof.
     Section 3.10. Mutilated, Destroyed, Lost and Stolen Certificates. If any mutilated Certificate is surrendered to the Purchase Contract Agent, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, a new Certificate, evidencing the same number of Corporate Units or Treasury Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.
     If there shall be delivered to the Company and the Purchase Contract Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Certificate, and (ii) such security or indemnity as may be required by them to hold each of them and any agent of any of them harmless, then, in the absence of notice to the Company or the Purchase Contract Agent that such Certificate has been acquired by a protected purchaser, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver to the Holder, in lieu of any such destroyed, lost or stolen Certificate, a new Certificate, evidencing the same number of Corporate Units or Treasury Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.
     Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder, and deliver to the Holder, with respect to such mutilated, destroyed, lost or stolen Certificate a new Certificate on or after the Business Day immediately preceding the earliest of any Early Settlement Date, any Fundamental Change Early Settlement Date, the Purchase Contract Settlement Date or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Purchase Contract Agent shall:
     (i) if the Purchase Contract Settlement Date (including upon any Cash Settlement), an Early Settlement Date or a Fundamental Change Early Settlement Date with respect to such lost, stolen, destroyed or mutilated Certificate has occurred, deliver the shares of Common Stock issuable in respect of the Purchase Contracts forming a part of the Units evidenced by such Certificate; and
     (ii) if a Termination Event, Fundamental Change Early Settlement or an Early Settlement with respect to such mutilated, destroyed, lost or stolen Certificate shall have occurred prior to the Purchase Contract Settlement Date or a Cash Settlement shall have occurred, transfer the Notes, the Treasury Securities or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Certificate, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.15 and Article 5 hereof.
     Upon the issuance of any new Certificate under this Section, the Company and the Purchase Contract Agent may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including, without limitation, the fees and expenses of the Purchase Contract Agent) connected therewith.
     Every new Certificate issued pursuant to this Section in lieu of any destroyed, lost or stolen Certificate shall constitute an original additional contractual obligation of the Company and of the Holder in respect of the Units evidenced thereby, whether or not the destroyed, lost or stolen Certificate (and the Units evidenced thereby) shall be at any time enforceable by anyone, and shall be entitled to all the benefits and be subject to all the obligations of this Agreement equally and proportionately with any and all other Certificates delivered hereunder.

     The provisions of this Section are exclusive and shall preclude, to the extent lawful, all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.
     Section 3.11. Persons Deemed Owners. Prior to due presentment of a Certificate for registration of transfer, the Company and the Purchase Contract Agent, and any agent of the Company or the Purchase Contract Agent, may treat the Person in whose name such Certificate is registered as the owner of the Units evidenced thereby for purposes of (subject to any applicable record date) any payment or distribution with respect to the Applicable Ownership Interests in Notes, on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio) or payment of Contract Adjustment Payments and performance of the Purchase Contracts and for all other purposes whatsoever in connection with such Units, whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary, and neither the Company nor the Purchase Contract Agent, nor any agent of the Company or the Purchase Contract Agent, shall be affected by notice to the contrary.
     None of the Purchase Contract Agent or the Securities Registrar shall have any responsibility or obligation to any Beneficial Owner in Units represented by a Global Certificate or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any agent member, with respect to any ownership interest in the Units or with respect to the delivery to any agent member, Beneficial Owner or other Person (other than the Depositary) of any notice or the payment of any amount, under or with respect to such Units. All notices and communications to be given to the Holders and all payments to be made to Holders pursuant to the Units and this Agreement shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of a Global Certificate). The rights of Beneficial Owners in the Units underlying a Global Certificate shall be exercised only through the Depositary subject to its applicable procedures. The Purchase Contract Agent and the Securities Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any Beneficial Owners. The Purchase Contract Agent and the Securities Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Certificate for all purposes of this Agreement relating to such Global Certificate (including the payment of principal, premium, if any, and interest and the giving of instructions or directions by or to the Beneficial Owner in any Units underlying such Global Certificate) as the sole Holder of such Global Certificate and shall have no obligations to the Beneficial Owners thereof. None of the Purchase Contract Agent or the Securities Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to any Units underlying such Global Certificate, for the records of the Depositary, including records in respect of beneficial ownership interests in respect of Units underlying such

Global Certificate, for any transactions between the Depositary and any agent member or between or among the Depositary, any such agent member and/or any Holder or Beneficial Owner in any Units underlying such Global Certificate, or for any transfers of beneficial interests in any Units underlying such Global Certificate.
     Notwithstanding the foregoing, with respect to any Global Certificate, nothing contained herein shall prevent the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent, from giving effect to any written certification, proxy or other authorization furnished by the Depositary (or its nominee), as a Holder, with respect to such Global Certificate, or impair, as between such Depositary and the related Beneficial Owner, the operation of customary practices governing the exercise of rights of the Depositary (or its nominee) as Holder of such Global Certificate. None of the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Certificate or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     Section 3.12. Cancellation. All Certificates surrendered for delivery of shares of Common Stock on or after the Purchase Contract Settlement Date or in connection with an Early Settlement or a Fundamental Change Early Settlement or for delivery of the Notes underlying the Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, after the occurrence of a Termination Event or pursuant to a Cash Settlement, an Early Settlement or a Fundamental Change Early Settlement, a Collateral Substitution, or upon the registration of transfer or exchange of a Unit, shall, if surrendered to any Person other than the Purchase Contract Agent, be delivered to the Purchase Contract Agent along with appropriate written instructions regarding the cancellation thereof and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Purchase Contract Agent for cancellation any Certificates previously authenticated, executed and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Certificates so delivered shall, upon an Issuer Order, be promptly cancelled by the Purchase Contract Agent. No Certificates shall be authenticated, executed on behalf of the Holder and delivered in lieu of or in exchange for any Certificates cancelled as provided in this Section 3.12, except as expressly permitted by this Agreement. All cancelled Certificates held by the Purchase Contract Agent shall be disposed of in accordance with its customary practices.
     If the Company or any Affiliate of the Company shall acquire any Certificate, such acquisition shall not operate as a cancellation of such Certificate unless and until such Certificate is delivered to the Purchase Contract Agent cancelled or for cancellation.

     Section 3.13. Creation of Treasury Units by Substitution of Treasury Securities. (a) Subject to the conditions set forth in this Agreement, and subject to the limitations on a Collateral Substitution in connection with an Optional Remarketing as set forth under Section 5.02(a) below, a Holder of Corporate Units may, at any time from and after the date of this Agreement, other than during the Blackout Period or after a Successful Remarketing, effect a Collateral Substitution and separate the Notes underlying the Pledged Applicable Ownership Interests in Notes in respect of such Holder’s Corporate Units by substituting for such Pledged Applicable Ownership Interests in Notes for which Collateral Substitution is being made, Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of the Notes underlying the Pledged Applicable Ownership Interests in Notes; provided that Holders may make Collateral Substitutions only in integral multiples of 20 Corporate Units. To effect such substitution, the Holder must:
     (1) Transfer to the Collateral Agent, for credit to the Collateral Account, Treasury Securities or security entitlements with respect thereto having a Value equal to the aggregate principal amount of the Notes underlying the Pledged Applicable Ownership Interests in Notes for which such Collateral Substitution is made, which must be purchased in the open market at such Holder’s expense unless otherwise owned by such Holder; and
     (2) Transfer the related Corporate Units to the Purchase Contract Agent accompanied by a notice to the Purchase Contract Agent, substantially in the form of Exhibit C hereto, whereupon the Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit F hereto.
     Upon confirmation that the Treasury Securities described in clause (1) above or security entitlements with respect thereto have been credited to the Collateral Account and receipt of the instruction to the Collateral Agent described in clause (2) above, the Collateral Agent shall release such Pledged Applicable Ownership Interests in Notes from the Pledge and instruct the Securities Intermediary by a notice, substantially in the form of Exhibit G hereto, to Transfer the Notes underlying such Pledged Applicable Ownership Interests in Notes to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     Upon credit to the Collateral Account of Treasury Securities or security entitlements with respect thereto delivered by a Holder of Corporate Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall promptly Transfer the Notes underlying the appropriate Pledged Applicable Ownership Interests in Notes to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     Upon receipt of the Notes underlying such Pledged Applicable Ownership Interests in Notes, the Purchase Contract Agent shall promptly:

     (i) cancel the related Corporate Units;
     (ii) Transfer the Notes to the Holder; and
     (iii) deliver Treasury Units in book-entry form, or if applicable, authenticate, execute on behalf of such Holder and deliver Treasury Units in the form of a Treasury Units Certificate executed by the Company in accordance with Section 3.03 evidencing the same number of Purchase Contracts as were evidenced by the cancelled Corporate Units.
     Holders who elect to separate the Notes by substituting Treasury Securities for Applicable Ownership Interest in Notes shall be responsible for any fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent) attributable to such Collateral Substitution, and neither the Company nor the Purchase Contract Agent shall be responsible for any such fees or expenses.
     (b) In the event a Holder making a Collateral Substitution pursuant to this Section 3.13 fails to effect a book-entry transfer of the Corporate Units or fails to deliver Corporate Units Certificates to the Purchase Contract Agent after depositing Treasury Securities with the Securities Intermediary, any distributions on the Notes underlying the Applicable Ownership Interests in Notes constituting a part of such Corporate Units, shall be held in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until such Corporate Units are so transferred or the Corporate Units Certificate is so delivered, as the case may be, or such Holder provides evidence satisfactory to the Company and the Purchase Contract Agent that such Corporate Units Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company.
     (c) Except as described in Section 5.03 or in this Section 3.13 or in connection with a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement or a Termination Event, for so long as the Purchase Contract underlying a Corporate Unit remains in effect, such Corporate Units shall not be separable into its constituent parts, and the rights and obligations of the Holder in respect of the Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, and the Purchase Contract comprising such Corporate Units may be acquired, and may be transferred and exchanged, only as a Corporate Unit.
     Section 3.14. Recreation of Corporate Units. (a) Subject to the conditions set forth in this Agreement, and subject to the limitations on a Collateral Substitution in connection with an Optional Remarketing, as set forth in Section 5.02(a) below, a Holder of Treasury Units may effect a Collateral Substitution and recreate Corporate Units at any time from and after the date of this Agreement, other than during the Blackout Period or after a Successful Remarketing; provided that Holders of Treasury Units may only recreate

Corporate Units in integral multiples of 20 Treasury Units. To recreate Corporate Units, the Holder must:
     (1) Transfer to the Collateral Agent for credit to the Collateral Account Notes or security entitlements with respect thereto having an aggregate principal amount equal to the Value of the Pledged Treasury Securities to be released, which must be purchased in the open market at such Holder’s expense unless otherwise owned by such Holder; and
     (2) Transfer the related Treasury Units to the Purchase Contract Agent accompanied by a notice to the Purchase Contract Agent, substantially in the form of Exhibit C hereto, whereupon the Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit H hereto.
     Upon confirmation that the Notes described in clause (1) above or security entitlements with respect thereto have been credited to the Collateral Account and receipt of the instruction from the Purchase Contract Agent described in clause (2) above, the Collateral Agent shall promptly release such Pledged Treasury Securities from the Pledge and shall promptly instruct the Securities Intermediary by a notice, substantially in the form of Exhibit I hereto, to Transfer such Pledged Treasury Securities to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     The substituted Notes will be pledged to the Company through the Collateral Agent to secure such Holder’s obligation to purchase shares of Common Stock under the related Purchase Contract.
     Upon credit to the Collateral Account of Notes or security entitlements with respect thereto delivered by a Holder of Treasury Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall promptly Transfer the Pledged Treasury Securities to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     Upon receipt of such Treasury Securities, the Purchase Contract Agent shall promptly:
     (i) cancel the related Treasury Units;
     (ii) transfer the Treasury Securities to the Holder; and
     (iii) deliver Corporate Units in book-entry form or, if applicable, authenticate, execute on behalf of such Holder and deliver Corporate Units in the form of a Corporate Units Certificate executed by the Company in accordance with Section 3.03 evidencing the same number of Purchase Contracts as were evidenced by the cancelled Treasury Units.

     Holders who elect to recreate Corporate Units shall be responsible for any fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent), attributable to such Collateral Substitution and neither the Company nor the Purchase Contract Agent shall be responsible for any such fees or expenses.
     (b) Except as provided in Section 5.03 or in this Section 3.14 or in connection with a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement or a Termination Event, for so long as the Purchase Contract underlying a Treasury Unit remains in effect, such Treasury Unit shall not be separable into its constituent parts and the rights and obligations of the Holder of such Treasury Unit in respect of the interest in the Treasury Security and the Purchase Contract comprising such Treasury Unit may be acquired, and may be transferred and exchanged, only as a Treasury Unit.
     Section 3.15. Transfer of Collateral Upon Occurrence of Termination Event. (a) Upon receipt by the Collateral Agent of written notice pursuant to Section 5.07 hereof from the Company or the Purchase Contract Agent that a Termination Event has occurred, the Collateral Agent shall promptly release all Collateral from the Pledge and shall promptly instruct the Securities Intermediary to Transfer:
     (i) any Notes underlying Pledged Applicable Ownership Interests in Notes or security entitlements with respect thereto or Pledged Applicable Ownership Interests in the Treasury Portfolio;
     (ii) any Pledged Treasury Securities;
     (iii) any payments made by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof; and
     (iv) any Proceeds and all other payments the Collateral Agent receives in respect of the foregoing, to the Purchase Contract Agent for the benefit of the Holders for distribution to such Holders, in accordance with their respective interests, free and clear of the Pledge created hereby; provided, however, if any Holder or Beneficial Owner shall be entitled to receive Notes in an aggregate principal amount of less than $1,000, or greater than $1,000 but not in an integral multiple of $1,000, the Purchase Contract Agent shall request, on behalf of such Holder or Beneficial Owner, pursuant to the Indenture that the Company shall cause the Notes Issuer to issue Notes in denominations of $50, or integral multiples thereof, in exchange for Notes in denominations of $1,000 or integral multiples thereof; and provided further, if any Holder shall be entitled to receive, with respect to its Pledged Applicable Ownership Interests in the Treasury Portfolio or its Pledged Treasury Securities, any securities having a principal amount at maturity of less than $1,000, the Purchase Contract Agent shall dispose of such Pledged Applicable

Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities for cash and deliver to such Holder cash in lieu of delivering the Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be.
     (b) Notwithstanding anything to the contrary in clause (a) of this Section 3.15, if such Termination Event shall result from the Company’s becoming a debtor under the Bankruptcy Code, and if the Collateral Agent shall for any reason fail promptly to effectuate the release and Transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, as the case may be, as provided by this Section 3.15, the Purchase Contract Agent shall use its best efforts to obtain an opinion of a nationally recognized law firm to the effect that, notwithstanding the Company’s being the debtor in such a bankruptcy case, the Collateral Agent will not be prohibited from releasing or Transferring the Collateral as provided in this Section 3.15, and shall deliver or cause to be delivered such opinion to the Collateral Agent within ten days after the occurrence of such Termination Event, and if (A) the Purchase Contract Agent shall be unable to obtain such opinion within ten days after the occurrence of such Termination Event or (B) the Collateral Agent shall continue, after delivery of such opinion, to refuse to effectuate the release and Transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, as the case may be, as provided in this Section 3.15, then the Purchase Contract Agent shall within fifteen days after the occurrence of such Termination Event commence an action or proceeding in the court having jurisdiction of the Company’s case under the Bankruptcy Code seeking an order requiring the Collateral Agent to effectuate the release and transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, or as the case may be, as provided by this Section 3.15.
     (c) Upon the occurrence of a Termination Event and the Transfer to the Purchase Contract Agent of the Notes underlying Pledged Applicable Ownership Interests in Notes, the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio or the Pledged Treasury Securities, as the case may be, pursuant to Section 3.15, the Purchase Contract Agent shall request transfer instructions with respect to such Notes, Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, from each

Holder by written request, substantially in the form of Exhibit D hereto, mailed to such Holder at its address as it appears in the Security Register.
     (d) Upon book-entry transfer of the Corporate Units or the Treasury Units or delivery of a Corporate Units Certificate or Treasury Units Certificate to the Purchase Contract Agent with such transfer instructions, the Purchase Contract Agent shall transfer the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, underlying such Corporate Units or Treasury Units, as the case may be, to such Holder by book-entry transfer, or other appropriate procedures, in accordance with such instructions and, in the case of the Notes underlying Pledged Applicable Ownership Interests in Notes, in accordance with the terms of the Indenture. In the event a Holder of Corporate Units or Treasury Units fails to effect such transfer or delivery, the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, underlying such Corporate Units of Treasury Units, as the case may be, and any distributions thereon, shall be held in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until the earlier to occur of:
     (i) the transfer of such Corporate Units or Treasury Units or surrender of the Corporate Units Certificate or Treasury Units Certificate or the receipt by the Company and the Purchase Contract Agent from such Holder of satisfactory evidence that such Corporate Units Certificate or Treasury Units Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company; and
     (ii) the expiration of the time period specified by the applicable law governing abandoned property in the state in which the Purchase Contract Agent holds such property.
     Section 3.16. No Consent to Assumption. Each Holder of a Unit, by acceptance thereof, shall be deemed to have expressly withheld any consent to the assumption under Section 365 of the Bankruptcy Code or otherwise, of the Purchase Contract by the Company or its trustee, receiver, liquidator or a person or entity performing similar functions in the event that the Company becomes a debtor under the Bankruptcy Code or subject to other similar state or Federal law providing for reorganization or liquidation.
     Section 3.17. Substitutions. Whenever a Holder has the right to substitute Treasury Securities or Notes underlying Applicable Ownership Interests in Notes, as the case may be, or security entitlements for any of them for financial assets held in the Collateral Account, such substitution shall not constitute a novation of the security interest created hereby.

ARTICLE 4
The Notes
     Section 4.01. Interest Payments; Rights to Interest Payments Preserved. (a) The Collateral Agent shall transfer all income and distributions received by it on account of the Notes underlying Pledged Applicable Ownership Interests in Notes (if the Notes underlying Pledged Applicable Ownership Interests in Notes are registered in the name of the Collateral Agent), the Pledged Applicable Ownership Interests in the Treasury Portfolio or Permitted Investments from time to time held in the Collateral Account to the Purchase Contract Agent (ABA No. 021000018, Account No. GLA# 111-565 for further credit TAS#560056, Re: PPL Corp Equity Purch Agnt Acct) for distribution to the applicable Holders as provided in this Agreement and the Purchase Contracts.
     (b) Any payment on any Note underlying Applicable Ownership Interests in Notes or any distribution on any Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, which is paid on any Payment Date shall, subject to receipt thereof by the Purchase Contract Agent from the Notes Issuer or from the Collateral Agent as provided in Section 4.01(a) above, be paid to the Person in whose name the Corporate Units Certificate (or one or more Predecessor Corporate Units Certificates) of which such Applicable Ownership Interest in Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, forms a part is registered at the close of business on the Record Date for such Payment Date.
     (c) Each Corporate Units Certificate evidencing Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of any other Corporate Units Certificate shall carry the right to accrued and unpaid interest or distributions, and to accrue interest or distributions, which were carried by Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio underlying such other Corporate Units Certificate.
     (d) In the case of any Corporate Unit with respect to which (1) Cash Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.03(a) hereof, (2) Early Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.08 hereof, (3) Fundamental Change Early Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.05(b)(ii) hereof or (4) a Collateral Substitution is properly effected pursuant to Section 3.13, in each case on a date that is after any Record Date and prior to or on the next succeeding Payment Date, interest in respect of the Notes underlying Applicable Ownership Interests in Notes or distributions on Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Corporate Unit otherwise payable on such Payment Date shall be payable on such Payment Date notwithstanding such Cash Settlement, Early

Settlement, Fundamental Change Early Settlement or Collateral Substitution, and such payment or distributions shall, subject to receipt thereof by the Purchase Contract Agent, be payable to the Person in whose name the Corporate Units Certificate (or one or more Predecessor Corporate Units Certificates) was registered at the close of business on the Record Date.
     (e) Except as otherwise expressly provided in Section 4.01(d) hereof, in the case of any Corporate Unit with respect to which Cash Settlement, Early Settlement or Fundamental Change Early Settlement of the underlying Purchase Contract is properly effected, or with respect to which a Collateral Substitution is properly effected, payments attributable to the Notes underlying Applicable Ownership Interests in Notes or distributions on Applicable Ownership Interests in the Treasury Portfolio, as the case may be, that would otherwise be payable or made after the Purchase Contract Settlement Date, Early Settlement Date, Fundamental Change Early Settlement Date or the date of the Collateral Substitution, as the case may be, shall not be payable hereunder to the Holder of such Corporate Units; provided, however, that to the extent that such Holder continues to hold Separate Notes or Applicable Ownership Interests in the Treasury Portfolio that formerly comprised a part of such Holder’s Corporate Units, such Holder shall be entitled to receive interest on such Separate Notes or distributions on such Applicable Ownership Interests in the Treasury Portfolio.
     Section 4.02. Payments Prior to or on Purchase Contract Settlement Date. (a) Subject to the provisions of Section 5.03(a), Section 5.05(b)(ii) and Section 5.08, and except as provided in Section 4.02(b) below, if no Termination Event shall have occurred, all payments received by the Securities Intermediary in respect of (1) the principal amount of the Notes underlying Pledged Applicable Ownership Interests in Notes, (2) the Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) and (3) the Pledged Treasury Securities, shall be credited to the Collateral Account, to be invested in Permitted Investments until the Purchase Contract Settlement Date, and transferred to the Company on the Purchase Contract Settlement Date as provided in Section 5.03 hereof. Any balance remaining in the Collateral Account shall be released from the Pledge and transferred to the Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests, free and clear of the Pledge created hereby. The Company shall instruct the Collateral Agent in writing as to the specific Permitted Investments in which any payments made under this Section 4.02 shall be invested, provided, however, that if the Company fails to deliver such instructions by 10:30 a.m. (New York City time) on the day such payments are received by the Securities Intermediary, the Collateral Agent shall instruct the Securities Intermediary to invest such payments in the Permitted Investments of the type described in clause (6) of the definition of Permitted Investments, which have been designated by the Company in writing from time to time in a standing instruction to the Securities Intermediary which shall be effective until revoked or superseded. In no event shall the Collateral Agent be liable for the selection of

Permitted Investments or for investment losses incurred thereon. The Collateral Agent shall have no liability in respect of losses incurred as a result of the failure of the Company to provide timely written investment direction.
     (b) All payments received by the Securities Intermediary in respect of (1) the Notes, (2) the Applicable Ownership Interests in the Treasury Portfolio and (3) the Treasury Securities or security entitlements with respect thereto, that, in each case, have been released from the Pledge hereunder shall be transferred to the Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests.
     Section 4.03. Notice and Voting. (a) Subject to Section 4.03(b) hereof, the Purchase Contract Agent shall exercise, or refrain from exercising, any and all voting and other consensual rights pertaining to the Notes underlying Pledged Applicable Ownership Interests in Notes or any part thereof for any purpose not inconsistent with the terms of this Agreement. Upon receipt of any notices and other communications in respect of any Notes underlying Pledged Applicable Ownership Interests in Notes, including either notice of any meeting at which holders of the Notes are entitled to vote or the solicitation of consents, waivers or proxies of holders of the Notes, the Collateral Agent shall use reasonable efforts to send promptly to the Purchase Contract Agent such notice or communication, and as soon as reasonably practicable after receipt of a written request therefor from the Purchase Contract Agent, to execute and deliver to the Purchase Contract Agent such proxies and other instruments in respect of such Notes underlying Pledged Applicable Ownership Interests in Notes (in form and substance satisfactory to the Collateral Agent) as are prepared by the Company and delivered to the Purchase Contract Agent with respect to the Notes underlying Pledged Applicable Ownership Interests in Notes.
     (b) Upon receipt of notice of any meeting at which holders of Notes are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of Notes, the Purchase Contract Agent shall, as soon as practicable thereafter, mail, first class, postage pre-paid, to the Holders of Corporate Units a notice:
     (i) containing such information as is contained in the notice or solicitation;
     (ii) stating that each Holder on the record date set by the Purchase Contract Agent therefor (which, to the extent possible, shall be the same date as the record date set by the Company for determining the holders of Notes entitled to vote) shall be entitled to instruct the Purchase Contract Agent as to the exercise of the voting rights pertaining to the Notes underlying the Applicable Ownership Interests in Notes that are a component of their Corporate Units; and
     (iii) stating the manner in which such instructions may be given.

Upon the written request of the Holders of Corporate Units on such record date received by the Purchase Contract Agent at least six days prior to such meeting, the Purchase Contract Agent shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum aggregate principal amount of Notes (rounded down to the nearest integral multiple of $1,000) as to which any particular voting instructions are received. In the absence of specific instructions from the Holder of Corporate Units, the Purchase Contract Agent shall abstain from voting the Notes underlying Applicable Ownership Interests in Notes that are a component of such Corporate Units. The Company hereby agrees, if applicable, to solicit Holders of Corporate Units to timely instruct the Purchase Contract Agent as to the exercise of such voting rights in order to enable the Purchase Contract Agent to vote such Notes.
     (c) The Holders of Corporate Units and the Holders of Treasury Units, in their capacity as such Holders, shall have no voting or other rights in respect of the Common Stock.
     Section 4.04. Payments to Purchase Contract Agent. The Securities Intermediary shall use commercially reasonable efforts to deliver any payments required to be made by it to the Purchase Contract Agent hereunder to the account designated by the Purchase Contract Agent for such purpose not later than 12:00 p.m. (New York City time) on the Business Day such payment is received by the Securities Intermediary; provided, however, that if such payment is received on a day that is not a Business Day or after 11:00 a.m. (New York City time) on a Business Day, then the Securities Intermediary shall use commercially reasonable efforts to deliver such payment to the Purchase Contract Agent no later than 10:30 a.m. (New York City time) on the next succeeding Business Day.
     Section 4.05. Payments Held in Trust. If the Purchase Contract Agent or any Holder shall receive any payments on account of financial assets credited to the Collateral Account (other than interest on the Notes or distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition thereof)) and not released therefrom in accordance with this Agreement, the Purchase Contract Agent or such Holder shall hold such payments as trustee of an express trust for the benefit of the Company and, upon receipt of an Officers’ Certificate of the Company so directing, promptly deliver such payments to the Securities Intermediary for credit to the Collateral Account or to the Company for application to the Obligations of the applicable Holder or Holders, and the Purchase Contract Agent and Holders shall acquire no right, title or interest in any such payments of principal amounts so received. The Purchase Contract Agent shall have no liability under this Section 4.04 unless and until it has been notified in writing that such payment was delivered to it erroneously and shall have no liability for any action taken, suffered or omitted to be taken prior to its receipt of such notice.

ARTICLE 5
The Purchase Contracts
     Section 5.01. Purchase of Shares of Common Stock. (a) Each Purchase Contract shall obligate the Holder of the related Unit to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount (the “Purchase Price”), a number of shares of Common Stock equal to the Settlement Rate, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 5.09, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Units of which such Purchase Contract is a part shall have occurred. The “Settlement Rate” is equal to:
     (i) If the Applicable Market Value is equal to or greater than $28.80 (the “Threshold Appreciation Price”), the Settlement Rate will be 1.7361 shares of Common Stock (such Settlement Rate being referred to as the “Minimum Settlement Rate”);
     (ii) if the Applicable Market Value is less than the Threshold Appreciation Price but greater than $24.00 (the “Reference Price”), the Settlement Rate will be a number of shares of Common Stock equal to the Stated Amount, divided by the Applicable Market Value; and
     (iii) if the Applicable Market Value is less than or equal to the Reference Price, the Settlement Rate will be 2.0833 shares of Common Stock, (such Settlement Rate being referred to as the “Maximum Settlement Rate”);
The Maximum Settlement Rate, Minimum Settlement Rate and the Applicable Market Value (as defined below) are subject to adjustment as provided in Section 5.05 (and in each case rounded upward or downward to the nearest 1/10,000th of a share).
     The “Applicable Market Value” means the average VWAP of the Common Stock on each Trading Day during the Observation Period, subject to adjustment under the circumstances set forth under Section 5.05; provided, however, that if the Company enters into a Reorganization Event, the Applicable Market Value will mean the value of an Exchange Property Unit. Following the occurrence of any such event, references herein to the purchase or issuance of shares of Common Stock shall be construed to be references to settlement into Exchange Property Units. For purposes of calculating the value of an Exchange Property Unit, (x) the value of any common stock included in the Exchange Property Unit shall be determined using the average of the volume-weighted average prices of such common stock on each Trading Day during the Observation Period (adjusted as set forth under Section 5.05) and (y) the value of any other property, including securities other than common stock included in the Exchange Property Unit, shall be the value of such property on each Trading Day of the Observation Period (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).
     The “VWAP” means, in respect of Common Stock, for the relevant Trading Day, the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page PPL<EQUITY>AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).
     The “Observation Period” means the 20 consecutive Trading Days ending on the third scheduled Trading Day immediately preceding the Purchase Contract Settlement Date; provided that if 20 Trading Days for the Common Stock have not occurred prior to the third scheduled Trading Day immediately prior to the Purchase Contract Settlement Date, all remaining Trading Days shall be deemed to occur on that third scheduled Trading Day and the VWAP for each of the remaining Trading Days will be the VWAP on such third scheduled Trading Day or, if such day is not a Trading Day, the Closing Price as determined in its reasonable discretion by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     The “Closing Price” per share of Common Stock or other equity security means, on any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price per share of Common Stock or other equity security on the New York Stock Exchange, Inc. (the “NYSE”) on such date. If the Common Stock or other equity security is not listed for trading on the NYSE on any date of determination, the Closing Price on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which the Common Stock or other equity security is listed, or if the Common Stock or other equity security is not so listed on a U.S. securities exchange, the last quoted bid price for the Common Stock or other equity security in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market value of the Common Stock or other equity security on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     A “Trading Day” means for purposes of determining a VWAP or Closing Price, a Business Day on which the relevant exchange or quotation system is scheduled to be open for business and a day on which there has not occurred or does not exist a Market Disruption Event.
     A “Market Disruption Event” means any of the following events:

     (1) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during the one-hour period prior to the close of trading for the regular trading session on the exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system;
     (2) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half hour or longer) in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system; or
     (3) the failure to open of the exchange or quotation system on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.
     (b) Each Holder of a Corporate Unit or a Treasury Unit, by its acceptance of such Unit shall be deemed to have:
          (i) irrevocably appointed the Purchase Contract Agent as its attorney-in-fact to enter into and perform the related Purchase Contract and this Agreement on its behalf and in the name of and on behalf of such Holder (including, without limitation, the execution of Certificates on behalf of such Holder);
          (ii) agreed to be bound by the terms and provisions of such Unit, including but not limited to the terms and provisions of the Purchase Contract and this Agreement;
          (iii) irrevocably covenanted and agreed to perform its obligations under this Agreement and such Unit, including but not limited to the Purchase Contract, for so long as such Holder remains a Holder of a Corporate Unit or a Treasury Unit;
          (iv) consented to the provisions hereof; and

          (v) consented to, and agreed to be bound by, the Pledge of such Holder’s right, title and interest in and to the Collateral, including the Applicable Ownership Interests in Notes and the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) or the Treasury Securities pursuant to this Agreement, and the delivery of the Notes underlying such Applicable Ownership Interests in Notes by the Purchase Contract Agent to the Collateral Agent.
     (c) Each Holder of a Corporate Unit or a Treasury Unit, by its acceptance thereof, shall be deemed to have further covenanted and agreed that to the extent and in the manner provided in Section 5.03 hereof, but subject to the terms thereof, on the Purchase Contract Settlement Date, Proceeds of the Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or the Pledged Treasury Securities, as applicable, equal to the Purchase Price shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under such Purchase Contract and such Holder shall acquire no right, title or interest in such Proceeds.
     (d) Upon registration of transfer of a Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee) by the terms of this Agreement and the Purchase Contracts underlying such Certificate and the transferor shall be released from the obligations under this Agreement and the Purchase Contracts underlying the Certificate so transferred.
     The Company covenants and agrees, and each Holder of a Certificate, by its acceptance thereof, likewise shall be deemed to have covenanted and agreed, to be bound by the provisions of this paragraph.
     (e) Promptly after the calculation of the Settlement Rate and the Applicable Market Value, the Company shall give the Purchase Contract Agent notice thereof. All calculations and determinations of the Settlement Rate and the Applicable Market Value and any adjustments to the Reference Price or the Threshold Appreciation Price shall be made by the Company or its agent based on their good faith calculations, and the Purchase Contract Agent shall have no responsibility with respect thereto.
     (f) If a Market Disruption Event occurs during a day that would otherwise constitute one of the 20 Trading Days for determining the Applicable Market Value, the Company shall give the Holders and the Purchase Contract Agent notice thereof on the calendar day on which such event occurs.
     Section 5.02. Remarketing.
     (a) Optional Remarketing. (i) Unless a Termination Event has occurred, the Company may elect, at its option, to engage the Remarketing Agent(s), pursuant to the terms of the Remarketing Agreement, to remarket the aggregate

Notes underlying the aggregate Applicable Ownership Interests in Notes that are components of Corporate Units, along with any Separate Notes, the holders of which have elected to participate in such remarketing pursuant to the Indenture and Section 5.02(c) below, into two tranches over a period of one or more days selected by the Company that fall during the Optional Remarketing Period; provided that the Company may only elect to conduct an Optional Remarketing if the Notes Issuer is not then deferring interest on the Notes.
          (ii) The Company shall request that the Depositary notify the Depositary Participants holding Corporate Units, Treasury Units and Separate Notes of the Company’s election to conduct an Optional Remarketing no later than fifteen (15) days prior to the first day of the Optional Remarketing Period.
          (iii) If the Company elects to conduct an Optional Remarketing, by 11:00 a.m. (New York City time) on the Business Day immediately preceding the first day of the Optional Remarketing Period, the Purchase Contract Agent shall notify the Remarketing Agent(s) in writing of the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes that are a part of the Corporate Units to be remarketed, and the Custodial Agent shall notify in writing the Remarketing Agent(s) of the aggregate principal amount of Separate Notes (if any) to be remarketed pursuant to (e) below. Pursuant to the Remarketing Agreement, upon receipt of such notices from the Purchase Contract Agent and the Custodial Agent, the Remarketing Agent(s) will use its reasonable efforts to remarket such Notes for each tranche at the applicable Remarketing Price.
          (iv) The Optional Remarketing Date shall be the same for both tranches of Notes and the settlements of both tranches shall be conditioned on each other.
          (v) On the Business Day following the Optional Remarketing Date, the Company shall notify Holders of Separate Notes who decided not to participate in the Optional Remarketing how the Company allocated the Notes of such Holders between the two tranches.
          (vi) If the Remarketing Agent(s) is able to remarket such Notes for at least the applicable Remarketing Price in any Optional Remarketing in accordance with the Remarketing Agreement (a “Successful Optional Remarketing”), the Collateral Agent shall cause the Securities Intermediary to transfer to the Remarketing Agent(s) the remarketed Notes underlying the Pledged Applicable Ownership Interests in Notes upon confirmation of deposit to the Collateral Account of proceeds of such Successful Optional Remarketing attributable to such Notes, and the Custodial Agent shall transfer the remarketed Separate Notes to the Remarketing Agent(s) upon confirmation of receipt of proceeds of such

Successful Optional Remarketing attributable to such Separate Notes. Settlement shall occur on the Optional Remarketing Settlement Date. Upon deposit in the Collateral Account of such proceeds attributable to the remarketed Notes underlying the Pledged Applicable Ownership Interest in Notes, the Collateral Agent shall (A) instruct the Securities Intermediary to apply an amount equal to the Treasury Portfolio Purchase Price to purchase the Treasury Portfolio from the Quotation Agent (the amount and issue of the U.S. Treasury securities (or principal or interest strips thereof) constituting the Treasury Portfolio to be determined by the Remarketing Agent(s)), (B) credit to the Collateral Account the Applicable Ownership Interests in the Treasury Portfolio, and (C) promptly remit any remaining portion of such proceeds to the Purchase Contract Agent for payment to the Holders of Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Optional Remarketing Settlement Date to the Holders pro rata in accordance with their respective interests. With respect to any Separate Notes remarketed, the Custodial Agent shall remit such proceeds of the Successful Optional Remarketing received from the Remarketing Agent(s) to Holders of such Separate Notes.
          (vii) Following the occurrence of a Successful Optional Remarketing, the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of such term) will be substituted as Collateral for the Pledged Applicable Ownership Interests in Notes and will be held by the Collateral Agent in accordance with the terms hereof to secure the Obligation of each Holder of Corporate Units, and the Holders of Corporate Units and the Collateral Agent shall have such security interests, rights and obligations with respect to the Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of such term) as the Holder of Corporate Units and the Collateral Agent had in respect of the Pledged Applicable Ownership Interests in Notes, subject to the Pledge thereof. Any reference in this Agreement or the Certificates to the Pledged Applicable Ownership Interests in Notes shall thereupon be deemed to be a reference to such Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of such term). The Company may cause to be made in any Corporate Units Certificates thereafter to be issued such change in phraseology and form (but not in substance) as may be appropriate to reflect the substitution of the Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of such term) for the Pledged Applicable Ownership Interests in Notes as Collateral.
          (viii) Following a Successful Optional Remarketing, the Remarking Agent(s) shall purchase the Treasury Portfolio at the Treasury Portfolio Purchase Price, and deduct such price from the proceeds of the Optional Remarketing. The Remarketing Agent(s) shall then remit any remaining portion of such proceeds for the benefit of the Holders whose Notes were remarketed.

          (ix) If, in spite of its reasonable efforts, the Remarketing Agent(s) cannot remarket the Notes as set forth above during the Optional Remarketing Period at a price not less than the applicable Remarketing Price or a condition precedent set forth in the Remarketing Agreement is not fulfilled, the Optional Remarketing will be deemed to have failed (a “Failed Optional Remarketing”). Promptly after a Failed Optional Remarketing, the Custodial Agent will return Separate Notes to the appropriate Holders.
          (x) If the Company elects to remarket the Notes during the Optional Remarketing Period and a Successful Optional Remarketing has not occurred on or prior to the last day of the Optional Remarketing Period, the Company shall cause a notice of the Failed Optional Remarketing to be published before 9:00 a.m., New York City time, on the Business Day immediately following the last date of the Optional Remarketing Period. This notice shall be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.
     (b) Final Remarketing. (i) Unless a Termination Event or a Successful Optional Remarketing has occurred, in order to dispose of the Notes underlying Pledged Applicable Ownership Interests in Notes of any Holders of Corporate Units who have not notified the Purchase Contract Agent of their intention to effect a Cash Settlement as provided in Section 5.03(a)(i) below, or who have so notified the Purchase Contract Agent but failed to make such payment as required by Section 5.03(a)(ii) below, the Company shall engage the Remarketing Agent(s), pursuant to the terms of the Remarketing Agreement, to remarket such Notes, along with any Separate Notes, the holders of which have elected to participate in a Final Remarketing pursuant to (e) below, into two tranches over a period of one or more days selected by the Company that fall during the Final Remarketing Period.
          (ii) The Company shall request that the Depositary notify the Depositary Participants holding Corporate Units, Treasury Units and Separate Notes of the Final Remarketing no later than the third Business Day prior to the first day of the Final Remarketing Period.
          (iii) The Purchase Contract Agent, based on the notices specified pursuant to Section 5.03(a)(iv), shall notify the Remarketing Agent(s) in writing, promptly after 5:00 p.m. (New York City time) on the Business Day immediately preceding the first day of the Final Remarketing Period, of the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes that are to be remarketed, and the Custodial Agent shall notify in writing the Remarketing Agent(s) of the aggregate principal amount of Separate Notes (if any) to be remarketed pursuant to (e) below.

          (iv) The Final Remarketing Date shall be the same for both tranches of Notes and the settlements of both tranches shall be conditioned on each other.
          (v) On the Business Day following the Final Remarketing Date, the Company shall notify Holders of Separate Notes who decided not to participate in the Final Remarketing how the Company allocated the Notes of such Holders between the two tranches.
          (vi) (A) If the Remarketing Agent(s) is able to remarket such Notes and the Separate Notes (if any) for at least the applicable Remarketing Price in any Final Remarketing in accordance with the Remarketing Agreement (a “Successful Final Remarketing”), the Collateral Agent shall cause the Securities Intermediary to transfer to the Remarketing Agent(s) the remarketed Notes underlying the Pledged Applicable Ownership Interests in Notes upon confirmation of deposit to the Collateral Account of proceeds of such Successful Final Remarketing attributable to such Notes, and the Custodial Agent shall transfer the remarketed Separate Notes to the Remarketing Agent(s) upon confirmation of receipt of proceeds of such Successful Final Remarketing attributable to such Separate Notes. Settlement shall occur on the Remarketing Settlement Date. Upon deposit in the Collateral Account of such proceeds, the Collateral Agent shall, on the Purchase Contract Settlement Date, in consultation with the Purchase Contract Agent, instruct the Securities Intermediary to remit a portion of such proceeds equal to the aggregate principal amount of such Notes to satisfy in full the Obligations of Holders of Corporate Units to pay the Purchase Price for the shares of Common Stock under the related Purchase Contracts, and promptly remit the balance of such proceeds to the Purchase Contract Agent for payment to the Holders of Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Purchase Contract Settlement Date pro rata in accordance with their respective interests. With respect to any Separate Notes remarketed, the Custodial Agent shall remit such proceeds of the Successful Final Remarketing received from the Remarketing Agent(s) pro rata to Holders of such Separate Notes.
          (vii) In connection with any Successful Final Remarketing, the Company shall cause all accrued and unpaid Deferred Interest (including compounded interest thereon) to be paid to the Holders of the Notes (whether or not such Notes were remarketed in such Successful Final Remarketing) on the Purchase Contract Settlement Date in Cash.
          (viii) If, in spite of its reasonable efforts, the Remarketing Agent(s) cannot remarket the Notes during the Final Remarketing Period at a price equal to or greater than the applicable Remarketing Price or a condition precedent set forth in the Remarketing Agreement is not fulfilled, the remarketing will be deemed to have failed (a “Failed Final Remarketing”).
          Following a Failed Final Remarketing, as of the Purchase Contract Settlement Date, each Holder of any Pledged Applicable Ownership Interests in Notes, unless such Holder has (A) provided written notice in substantially the form of Exhibit M hereto of its intention to settle the related Purchase Contract with separate cash and (B) surrendered the Certificate evidencing the Corporate Units (if they are in certificated form) or the related Book-Entry Interests, to the Purchase Contract Agent prior to 5:00 p.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date and on or prior to the Business Day immediately preceding the Purchase Contract Settlement Date delivered the Purchase Price to the Securities Intermediary for deposit in the Collateral Account in lawful money of the United States by certified or cashiers check or wire transfer in immediately available funds payable to or upon the order of the Securities Intermediary (which settlement may only be effected in integral multiples of 20 Corporate Units), shall be deemed to have exercised such Holder’s Put Right with respect to the Notes underlying such Pledged Applicable Ownership Interests in Notes and to have elected to apply a portion of the Proceeds equal to the principal amount of the Notes against such Holder’s obligation to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the related Purchase Contracts in full satisfaction of such Holders’ Obligations under such Purchase Contracts. Following such application, each such Holder’s Obligations, including to pay the Purchase Price for the shares of Common Stock, will be deemed to be satisfied in full, and the Collateral Agent shall cause the Securities Intermediary to release the Notes underlying such Pledged Applicable Interests in Notes from the Collateral Account and shall promptly transfer such Notes to the Company. Thereafter, the Collateral Agent shall promptly remit the remaining portion of the Proceeds of the Holder’s exercise of the Put Right in excess of the aggregate Purchase Price for the shares of Common Stock to be issued under such Purchase Contracts to the Purchase Contract Agent for payment to the Holder of the Corporate Units to which such Applicable Ownership Interests in Notes relate.
          Upon (x) receipt by the Collateral Agent of a notice from the Purchase Contract Agent in substantially the form of Exhibit N hereto promptly after the receipt by the Purchase Contract Agent of a notice from a Holder of Corporate Units that such Holder has elected, in accordance with this Section 5.02(b)(viii), to settle the related Purchase Contract with separate cash and (y) payment by such Holder to the Securities Intermediary of the Purchase Price in accordance with the first sentence of this Section 5.02(b)(viii), in lieu of exercise of such Holder’s Put Right, the Securities Intermediary shall give the Purchase Contract Agent notice of the receipt of such payment in substantially the form of Exhibit O hereto and shall (X) promptly invest the separate cash received in Permitted Investments consistent with the instructions of the Company with respect to Cash Settlement, (Y) promptly release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has paid such separate cash and (Z) promptly Transfer all such Notes to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby, whereupon the Purchase Contract Agent shall Transfer such Notes in accordance with written instructions provided by the Holder thereof or, if no such instructions are given to the Purchase Contract Agent by the Holder, the Purchase Contract Agent shall hold such Notes, and any interest payment thereon, in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder until the expiration of the time period specified in the relevant abandoned property laws of the state where such Notes and interest payments thereon, if any, are held. Upon maturity of the Permitted Investments on the Purchase Contract Settlement Date, the Collateral Agent shall, and is hereby authorized to, (A) instruct the Securities Intermediary to remit to the Company on the Purchase Contract Settlement Date such portion of the proceeds of such Permitted Investments as is equal to the aggregate Purchase Price under all Purchase Contracts in respect of which separate cash has been paid as provided in this Section 5.02(b)(viii) to the Company on the Purchase Contract Settlement Date, and (B) release any amounts in excess of such amount earned from such Permitted Investments to the Purchase Contract Agent for distribution to the Holders who have paid such separate cash pro rata in proportion to the amount paid by such Holders under this Section 5.02(b)(viii).
          For the avoidance of doubt, nothing in this Section 5.02(b)(viii) shall prevent holders of Separate Notes from exercising their Put Right after a Failed Final Remarketing.
          (ix) The Company has the right to postpone the Final Remarketing in the Company’s absolute discretion on any day prior to the last five Business Days of the Final Remarketing Period.
          (x) If a Successful Remarketing has not occurred on or prior to the last day of the Final Remarketing Period, the Company shall cause a notice of the Failed Remarketing to be published before 9:00 a.m., New York City time, on the Business Day immediately following the last date of the Final Remarketing Period. This notice shall be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.
     (c) The Notes to be remarketed in an Optional Remarketing or a Final Remarketing shall be divided into two tranches, such that neither tranche will have an aggregate principal amount of less than the lesser of $300 million and

50% of the aggregate principal amount of the Notes to be remarketed. One tranche shall mature on or about the third anniversary of the Remarketing Settlement Date and the other shall mature on or about the fifth anniversary of the Remarketing Settlement Date. The interest deferral provisions of the Notes shall not apply to the Notes remarketed in a Remarketing. The subordination provisions of the Notes and the Guarantee shall not apply to the Notes remarketed in a Final Remarketing, unless the Company makes an irrevocable election otherwise, which shall apply to both tranches, by notice to the Indenture Trustee at any time on or prior to December 28, 2010. Unless the Company so elects, the Notes remarketed in the Final Remarketing shall be the senior, unsecured obligations of the Notes Issuer guaranteed on a senior, unsecured basis by the Company and governed by the Senior Indenture and a supplemental indenture reflecting any terms of the Notes that the Company and the Notes Issuer elect to modify without the consent of any holders of Notes in connection with the Remarketing. The Company shall allocate the Notes whose holders elect not to participate in any Remarketing, without any requirement for the consent of such holders, into these two tranches, such that neither tranche immediately after the related Remarketing Settlement Date will have an aggregate principal amount of less than the lesser of $300 million and 50% of the aggregate principal amount of the Notes then outstanding.
     (d) In connection with any Remarketing, the Notes Issuer may elect, by irrevocable notice to the Depositary at any time at least fifteen (15) days prior to the date on which the Company proposes to remarket the Notes: (1) to extend the earliest Redemption Date on which the Company may call the Notes of a tranche for redemption from July 1, 2015 to a later date or to eliminate the redemption provisions of the Notes of such tranche altogether; and/or (2) to calculate interest on the Notes of a tranche on a fixed or floating rate basis. These modifications shall become effective if the Remarketing is successful, without the consent of the Holders, upon the earlier of the Optional Remarketing Settlement Date and the Purchase Contract Settlement Date. If a Successful Remarketing occurs, the Company will request the Depositary to notify the Depositary Participants holding Notes of the Reset Rate, interest payment dates, maturity date, ranking, optional redemption terms established, if any, and any modifications to the Events of Default for the Notes (as defined in the Indenture or the Senior Indenture, as applicable), if any, for each tranche of Notes during the Remarketing on the Business Day following the date of the Successful Remarketing.
     (e) At any time prior to a Remarketing, other than during a Blackout Period, Holders of Separate Notes may elect to have their Separate Notes remarketed in such Remarketing in the same manner as the Notes by delivering their Separate Notes along with a notice of this election, substantially in the form of Exhibit K attached hereto, to the Custodial Agent. After such time, such election shall become an irrevocable election to have such Separate Notes remarketed in all Remarketings to occur in the Applicable Remarketing Period. The Custodial Agent shall hold the Separate Notes in an account separate from the collateral account in which the Notes shall be held. Holders electing to have their Notes remarketed shall also have the right to withdraw the election by written notice to the Collateral Agent, substantially in the form of Exhibit L hereto, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the first day of the Applicable Remarketing Period. In the event of a Successful Remarketing during the Optional Remarketing Period, each Holder of Separate Notes that elects to have its Notes remarketed shall receive for each $1,000 principal amount of Notes, the Remarketing Price Per Note. In the event of a Successful Remarketing during the Final Remarketing Period, each Holder of Separate Notes that elects to have its Notes remarketed shall receive an amount, for each $1,000 principal amount of Notes, equal to $1,000 in cash. Any accrued and unpaid interest on such Notes, including any accrued and unpaid Deferred Interest (including compounded interest thereon), shall be paid in cash by the Company on the Purchase Contract Settlement Date.
     (f) For the avoidance of doubt, the right of each holder of the Notes underlying the aggregate Applicable Ownership Interests in Notes that are components of Corporate Units and the Separate Notes, the holders of which have elected to participate in any Remarketing, to have such Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i)(1) the Remarketing Agent(s) conducts an Optional Remarketing, or (2) in the case of a Final Remarketing, that no Successful Optional Remarketing has occurred, each pursuant to the terms of this Agreement, (ii) a Termination Event has not occurred prior to such Remarketing Date, (iii) the Remarketing Agent(s) is able to find a purchaser or purchasers for such Notes at the applicable Remarketing Price based on the Reset Rate, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent(s) as and when required.
     (g) The Company agrees to use its commercially reasonable efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, under the Securities Act with regard to the full amount of the Notes to be remarketed in each Remarketing in each case shall be effective with the Securities and Exchange Commission in a form that may be used by the Remarketing Agent(s) in connection with such Remarketing (unless such registration statement is not required under the applicable laws and regulations that are in effect at that time or unless the Company conducts any Remarketing in accordance with an exemption under the securities laws).
     (h) The Company will separately pay the Remarketing Fee to the Remarketing Agent(s) for its service in connection with any Successful Remarketing. Holders whose Notes are remarketed will not be responsible for the payment of any Remarketing Fee.
     Section 5.03. Cash Settlement; Payment of Purchase Price. (a) (i) Unless (1) a Termination Event has occurred, (2) a Holder effects an Early Settlement or a Fundamental Change Early Settlement of the underlying Purchase Contract or (3) a Successful Optional Remarketing has occurred, each Holder of Corporate Units shall have the right to satisfy such Holder’s Obligations on the Purchase

Contract Settlement Date in cash (a “Cash Settlement”). Each Holder of Corporate Units who intends to pay in cash to satisfy such Holder’s Obligations under the Purchase Contract on the Purchase Contract Settlement Date must notify the Purchase Contract Agent by presenting and surrendering at the offices of the Purchase Contract Agent (1) the Certificate evidencing the Corporate Units (if they are in certificated form) or the related Book-Entry Interests, and (2) the form of “Notice to Settle with Cash” substantially in the form of Exhibit E hereto completed and executed as indicated prior to 5:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the Final Remarketing Period or, in case of a Failed Final Remarketing, the form of “Notice to Settle with Cash After Failed Final Remarketing” substantially in the form of Exhibit M on the second Business Day immediately preceding the Purchase Contract Settlement Date. Corporate Units Holders may only effect such a Cash Settlement pursuant to this Section 5.03(a) in integral multiples of 20 Corporate Units.
          (ii) A Holder of a Corporate Unit who has so notified the Purchase Contract Agent of his intention to effect a Cash Settlement in accordance with Section 5.03(a)(i) above shall pay the Purchase Price to the Securities Intermediary for deposit in the Collateral Account prior to 5:00 p.m. (New York City time) on the first Business Day immediately preceding the first day of the Final Remarketing Period or, in the case of a Failed Remarketing, on the first Business Day immediately preceding the Purchase Contract Settlement Date, in lawful money of the United States by certified or cashiers check or wire transfer in immediately available funds payable to or upon the order of the Securities Intermediary.
          (iii) If a Holder of a Corporate Unit fails to notify the Purchase Contract Agent of its intention to make a Cash Settlement in accordance with Section 5.03(a)(i), or does notify the Purchase Contract Agent as provided in Section 5.03(a)(i) of its intention to pay the Purchase Price in cash but fails to make such payment as required by Section 5.03(a)(ii), such Holder shall be deemed to have consented to the disposition of the Notes underlying the Pledged Applicable Ownership Interests in Notes pursuant to any Remarketing occurring in the Final Remarketing Period as described in Section 5.02(b) above.
          (iv) Promptly after 5:00 p.m. (New York City time) on the Business Day preceding the first day of the Final Remarketing Period, the Purchase Contract Agent, based on notices received by the Purchase Contract Agent pursuant to Section 5.03(a)(i) hereof and notice from the Securities Intermediary regarding cash received by it prior to such time, shall notify the Collateral Agent of the aggregate number of Notes to be remarketed in any Remarketing occurring in the Final Remarketing Period in a notice substantially in the form of Exhibit J hereto.

          (v) Upon (1) receipt by the Collateral Agent of a notice from the Purchase Contract Agent after the receipt by the Purchase Contract Agent of a notice from a Holder of Corporate Units that such Holder has elected, in accordance with Section 5.03(a)(i), to effect a Cash Settlement and (2) the payment by such Holder of the Purchase Price in accordance with Section 5.03(a)(ii) above, then the Collateral Agent shall:
               (A) instruct the Securities Intermediary promptly to invest any such Cash in Permitted Investments consistent with the instructions of the Company as provided for below in this Section 5.03(a)(v);
               (B) release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has effected a Cash Settlement; and
               (C) instruct the Securities Intermediary to Transfer all such Notes to the Purchase Contract Agent for distribution to such Holder on the Purchase Contract Settlement Date, in each case free and clear of the Pledge created hereby, whereupon the Purchase Contract Agent shall Transfer such Notes in accordance with written instructions provided by the Holder thereof or, if no such instructions are given to the Purchase Contract Agent by the Holder, the Purchase Contract Agent shall hold such Notes, and any interest payment thereon, in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder until the expiration of the time period specified in the relevant abandoned property laws of the state where such Notes and interest payments thereon, if any, are held.
The Company shall instruct the Collateral Agent in writing as to the type of Permitted Investments in which any such Cash shall be invested; provided, however, that if the Company fails to deliver such written instructions by 10:30 a.m. (New York City time) on the day such Cash is received by the Collateral Agent or to be reinvested by the Securities Intermediary, the Collateral Agent shall instruct the Securities Intermediary to invest such Cash in the Permitted Investments of the type described in clause (6) of the definition of Permitted Investments which have been designated by the Company in writing from time to time in a standing instruction to the Collateral Agent which shall be effective until revoked or superseded. In no event shall the Collateral Agent or Securities Intermediary be liable for the selection of Permitted Investments or for investment losses incurred thereon. The Collateral Agent and Securities Intermediary shall have no liability in respect of losses incurred as a result of the failure of the Company to provide timely written investment direction.
     Upon maturity of the Permitted Investments on the Purchase Contract Settlement Date, the Collateral Agent shall, and is hereby authorized to, (A)

instruct the Securities Intermediary to remit to the Company on the Purchase Contract Settlement Date such portion of the proceeds of such Permitted Investments as is equal to the aggregate Purchase Price under all Purchase Contracts in respect of which Cash Settlement has been affected as provided in this Section 5.03 to the Company on the Purchase Contract Settlement Date, and (B) release any amounts in excess of such amount earned from such Permitted Investments to the Purchase Contract Agent for distribution to the Holders who have effected Cash Settlement, pro rata in proportion to the amount paid by such Holders under Section 5.03(a)(ii) above, as adjusted to reflect the period of time that each such Holder’s cash was invested in such Permitted Investments.
     (b) In the case of a Treasury Unit or a Corporate Unit (if Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of such Corporate Unit), if the Pledged Treasury Securities or the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio held by the Securities Intermediary mature during the period from, and including, the fifth Business Day immediately preceding the Purchase Contract Settlement Date to, and including, the Business Day immediately preceding the Purchase Contract Settlement Date, the principal amount of the Treasury Securities or the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio received by the Securities Intermediary shall be invested promptly in Permitted Investments of the type described in clause (6) of the definition of Permitted Investments, which have been designated by the Company in writing from time to time in a standing instruction to the Securities Intermediary which shall be effective until revoked or superseded. On the Purchase Contract Settlement Date, an amount equal to the Purchase Price for all related Purchase Contracts shall be remitted to the Company as payment of such Holder’s Obligations under such Purchase Contracts without receiving any instructions from the Holder. In the event the sum of the Proceeds from either the related Pledged Treasury Securities or the related Pledged Applicable Ownership Interests in the Treasury Portfolio and the Proceeds from such Permitted Investments is in excess of the aggregate Purchase Price, the Collateral Agent shall cause the Securities Intermediary to distribute such excess, when received by the Securities Intermediary, to the Purchase Contract Agent for the benefit of the Holder of the related Treasury Units or Corporate Units, as applicable.
     (c) The obligations of the Holders to pay the Purchase Price are non-recourse obligations and, except to the extent satisfied by Early Settlement, Fundamental Change Early Settlement or Cash Settlement or terminated upon a Termination Event, are payable solely out of the proceeds of any Collateral pledged to secure the obligations of the Holders, and in no event will Holders be liable for any deficiency between the proceeds of the disposition of Collateral and the Purchase Price.
     Section 5.04. Issuance of Shares of Common Stock. Unless a Termination Event, an Early Settlement or a Fundamental Change Early Settlement shall have occurred, subject to Section 5.05(b), on the Purchase Contract Settlement Date upon receipt of the aggregate Purchase Price payable on all Outstanding Units in accordance with Section 5.03 above, the Company shall issue and deposit with the Purchase Contract Agent, for the benefit of the Holders of the Outstanding Units, one or more certificates representing newly issued shares of Common Stock registered in the name of the Purchase Contract Agent (or its nominee) as custodian for the Holders (such certificates for shares of Common Stock, together with any dividends or distributions for which a record date and payment date for such dividend or distribution has occurred after the Purchase Contract Settlement Date, being hereinafter referred to as the “Purchase Contract Settlement Fund”) to which the Holders are entitled hereunder.
     Subject to the foregoing, upon surrender of a Certificate to the Purchase Contract Agent on or after the Purchase Contract Settlement Date, Early Settlement Date or Fundamental Change Early Settlement Date, as the case may be, together with settlement instructions thereon duly completed and executed, the Holder of such Certificate shall be entitled to receive forthwith in exchange therefor a certificate representing that number of newly issued whole shares of Common Stock which such Holder is entitled to receive pursuant to the provisions of this Article 5 (after taking into account all Units then held by such Holder), together with cash in lieu of fractional shares as provided in Section 5.09 and any dividends or distributions with respect to such shares constituting part of the Purchase Contract Settlement Fund, but without any interest thereon, and the Certificate so surrendered shall forthwith be cancelled. Such shares shall be registered in the name of the Holder or the Holder’s designee as specified in the settlement instructions provided by the Holder to the Purchase Contract Agent. If any shares of Common Stock issued in respect of a Purchase Contract are to be registered in the name of a Person other than the Person in whose name the Certificate evidencing such Purchase Contract is registered (but excluding any Depositary or nominee thereof), no such registration shall be made unless and until the Person requesting such registration has paid any transfer and other taxes (including any applicable stamp taxes) required by reason of such registration in a name other than that of the registered Holder of the Certificate evidencing such Purchase Contract or has established to the satisfaction of the Company that such tax either has been paid or is not payable.
     Section 5.05. Adjustment of each Fixed Settlement Rate. (a) Each Fixed Settlement Rate shall be adjusted (without duplication) if certain events occur:
          (i) If the Company pays or makes a dividend or other distribution on the Common Stock in shares of Common Stock, each Fixed Settlement Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by dividing each Fixed Settlement Rate by a fraction,

               (A) the numerator of which shall be the number of shares of the Common Stock outstanding at the close of business on the date fixed for such determination; and
               (B) the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.
          Any adjustment made under this clause (i) shall become effective immediately after the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, each Fixed Settlement Rate shall be immediately readjusted, effective as of the earlier of (a) the date the Board of Directors determines not to pay or make such dividend or distribution and (b) the date the dividend or distribution was to be paid, to the Fixed Settlement Rate that would then be in effect if such dividend or distribution had not been declared.
          (ii) If the Company issues to all holders of the Common Stock rights, options or warrants, entitling them to subscribe for or purchase shares of the Common Stock for a period expiring within 45 days from the date of issuance of such rights, options or warrants at a price per share of Common Stock less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment, share purchase or similar plan), each Fixed Settlement Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing each Fixed Settlement Rate by a fraction,
               (A) the numerator of which shall be the number of shares of the Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise of such rights, options or warrants would purchase at such Current Market Price; and
               (B) the denominator of which shall be the number of shares of the Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly.
         Any increase in the Fixed Settlement Rates made pursuant to this clause (ii) shall become effective immediately after the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such rights, options or warrants. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each Fixed Settlement Rate shall be decreased, effective as of the date of such expiration or termination, to the Fixed Settlement Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, each Fixed Settlement Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the Fixed Conversion Rate that would then be in effect if such date fixed for such determination had not occurred.
          For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of the Common Stock at less than the Current Market Price per share of Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.
          (iii) If outstanding shares of the Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, each Fixed Settlement Rate in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of the Common Stock shall each be combined or reclassified into a smaller number of shares of Common Stock, each Fixed Settlement Rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced.
          (iv) If the Company, by dividend or otherwise, distributes to all holders of the Common Stock evidences of the Company’s indebtedness, assets or securities (but excluding any rights, options or warrants referred to in clause (ii) of this Section 5.05(a)), any dividend or distribution paid exclusively in cash referred to in clause (v) below of this Section 5.05(a) and any dividend paid in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to below, or dividend or distribution referred to in clause (i) of this Section 5.05(a)), each Fixed Settlement Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or distribution shall be increased by dividing each Fixed Settlement Rate by a fraction,
     (A) the numerator of which shall be the Current Market Price on the date fixed for such determination less the then fair market value (as determined in good faith by the Board of Directors, whose good faith determination will be conclusive) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of the Common Stock (the “Fair Market Value”); and
     (B) the denominator of which shall be such Current Market Price.
     If the Board of Directors determines the Fair Market Value of any dividend or other distribution for purposes of this clause (iv) by referring to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period in computing the Current Market Price per share of the Common Stock on the date fixed for the determination of stockholders entitled to receive such dividend or distribution. Notwithstanding the foregoing, if the Fair Market Value is equal to or greater than the Current Market Price, in lieu of the foregoing increase, each Holder of Units shall receive at the same time and upon the same terms as holders of shares of Common Stock, the Company’s indebtedness, assets or securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Settlement Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution.
     Any increase made under the portion of this clause (iv) shall become effective immediately after the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or distribution. If such dividend or distribution is not so paid or made, each Fixed Settlement Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to pay the dividend or other distribution and (b) the date such dividend or distribution was to have been paid, to the Fixed Settlement Rate that would then be in effect if the dividend or other distribution had not been declared.
     In the case of the payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off”), each Fixed Settlement Rate in effect immediately before the close of business on the date fixed for determination of stockholders entitled to receive such dividend or distribution will be increased by dividing each Fixed Settlement Rate by a fraction,
     (A) the numerator of which is the Current Market Price; and
     (B) the denominator of which is such Current Market Price plus the Fair Market Value (determined as described below) of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock.
     The adjustment to each Fixed Settlement Rate under the preceding paragraph will occur on (A) the 10th Trading Day from and including the effective date of the Spin-Off; or (B) if the Spin-Off is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the issue date of the securities being offered in such Initial Public Offering. For purposes of this section, “Initial Public Offering” means the first time securities of the same class or type as the securities being distributed in the Spin-Off are offered to the public for cash.
     In the event of a Spin-Off that is not effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the Fair Market Value of the securities to be distributed to holders of Common Stock means the average of the Closing Prices of those securities over the first 10 Trading Days following the effective date of the Spin-Off. For purposes of such a Spin-Off, the Current Market Price of the Common Stock means the average of the Closing Prices of the Common Stock over the first 10 Trading Days following the effective date of the Spin-Off.
     If, however, an Initial Public Offering of the securities being distributed in the Spin-Off is to be effected simultaneously with the Spin-Off, the Fair Market Value of the securities being distributed in the Spin-Off means the Initial Public Offering price, while the Current Market Price of the Common Stock means the Closing Prices of the Common Stock on the Trading Day on which the Initial Public Offering price of the securities being distributed in the Spin-Off is determined.
     The Company shall delay the settlement of any Unit if the Purchase Contract Settlement Date occurs after the date fixed for the determination of stockholders entitled to receive such dividend or distribution and prior to the end of such 10 consecutive Trading Day period. In such event, the Company shall deliver the shares of Common Stock issuable upon the settlement of each Purchase Contract (based on the adjusted Fixed Settlement Rates) on the first Business Day immediately following the last Trading Day of such 10 consecutive Trading Day period.

     (v) If the Company, by dividend or otherwise, makes distributions to all holders of the Common Stock exclusively in cash during any quarterly period (excluding any cash that is distributed in a Reorganization Event or as part of a distribution referred to in clause (v) of this Section 5.05(a)) in an amount that exceeds $0.35 per share per quarter in the case of a regular quarterly dividend (such per share amount being referred to as the “Reference Dividend”), immediately after the close of business on the date fixed for determination of the stockholders entitled to receive such distribution, each Fixed Settlement Rate shall be increased by dividing each Fixed Settlement Rate by a fraction,
     (A) the numerator of which shall be equal to the Current Market Price on the date fixed for such determination less the amount, if any, by which the per share amount of the distribution exceeds the Reference Dividend; and
     (B) the denominator of which shall be equal to such Current Market Price.
     Such increase shall become effective after the close of business on the date fixed for determination of the stockholders entitled to receive such distribution. Notwithstanding the foregoing, if the amount of cash per share of the Common Stock that the Company distributes to holders of the Common Stock is equal to or greater than the Current Market Price on the date fixed for such determination of the stockholders entitled to receive such distribution, in lieu of the foregoing increase, each Holder of Units shall receive at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of the Common Stock equal to the Maximum Settlement Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution. If such distribution is not so paid, each Fixed Settlement Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to pay such dividend and (b) the date such dividend was to have been paid, to the Fixed Settlement Rate that would then be in effect if such distribution had not been declared.
     The reference dividend will be subject to an inversely proportional adjustment whenever each Fixed Settlement Rate is adjusted, other than pursuant to this clause (v). For the avoidance of doubt, the Reference Dividend shall be zero in the case of a cash dividend amount that is not a regular quarterly dividend.
     (vi) In the case that a tender offer or exchange offer made by the Company or any subsidiary for all or any portion of shares of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of Purchased Shares) of an aggregate consideration having a Fair Market Value per share of the Common Stock that exceeds the Closing Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as amended through the expiration thereof), each Fixed Settlement Rate shall be increased by dividing each Fixed Settlement Rate immediately prior to the close of business on the date of the Expiration Time by a fraction,
     (A) the numerator of which shall be equal to (x) the product of (i) the Current Market Price on the date of the Expiration Time and (ii) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less (y) the amount of cash plus the Fair Market Value of the aggregate consideration payable to stockholders pursuant to the tender offer or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender offer or exchange offer, of Purchased Shares); and
     (B) the denominator of which shall be equal to the product of (x) the Current Market Price on the date of the Expiration Time and (y) the result of (i) the number of shares of the Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less (ii) the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, the “Purchased Shares”).
     In the event the Company is, or one of the Company’s subsidiaries is, obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company is, or such subsidiary is permanently prevented by applicable law from effecting any such purchases. or all such purchases are rescinded, then each Fixed Settlement Rate shall be readjusted to the Fixed Settlement Rate that would then be in effect if such tender or exchange offer had not been made. If an adjustment to each Fixed Settlement Rate is required pursuant to this clause (vi) during any settlement, delivery of the related settlement consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

     (vii) (1) If any adjustments are made to each Fixed Settlement Rate pursuant to this Section 5.05(a), an inversely proportional adjustment shall also be made to the Reference Price and the Threshold Appreciation Price solely to determine which of the clauses of the definition of Settlement Rate in Section 5.01(a) will be applicable to determine the Settlement Rate with respect to the Purchase Contract Settlement Date or any Fundamental Change Early Settlement Date. In addition, if any adjustment to the Fixed Settlement Rates becomes effective, or any ex date or record date for any issuance, dividend or distribution (relating to a required Fixed Settlement Rate adjustment) occurs, during the period beginning on, and including, (i) the open of business on a first Trading Day of the Observation Period or (ii) in the case of Early Settlement, the relevant Early Settlement Date and, in each case, ending on, and including, the date on which the Company delivers shares of Common Stock under the related Purchase Contract, the Company will make appropriate adjustments to the Fixed Settlement Rates, the Applicable Market Value and/or the number of shares of Common Stock deliverable upon settlement of the Purchase Contract, in each case, consistent with the anti-dilution adjustments set forth above in paragraphs (a)(i) to (a)(vi) of this Section 5.05.
     (2) No adjustment to the Fixed Settlement Rates need be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon settlement of the Equity Units, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following settlement of the Equity Units.
     (viii) All adjustments to the Fixed Settlement Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment to the Fixed Settlement Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in one or both Fixed Settlement Rates; provided, that if any adjustment is not required to be made because it would not change one or both of the Fixed Settlement Rates by at least one percent, the adjustment shall be carried forward and taken into account in any subsequent adjustment; provided that effect shall be given to all adjustments under this Section 5.05(a) no later than the close of business on the Business Day immediately preceding the first Trading Day of the Observation Period (or, if earlier, the close of business on the Business Day immediately preceding the date on which the amount of Make-Whole Shares is determined).

     (ix) The Company may increase the Fixed Settlement Rates, in addition to those required by this Section 5.05(a), if the Board of Directors deems it advisable in order to avoid or diminish any income tax to any holders of Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes or for any other reasons. The Company may only make such a discretionary adjustment if the Company makes the same proportionate adjustment to each Fixed Settlement Rate.
     (x) To the extent the Company has a shareholder rights plan involving the issuance of preference share purchase rights or other similar rights (the “Rights”) to all holders of the Common Stock in effect upon settlement of a Purchase Contract, a Holder shall be entitled to receive upon settlement of any Purchase Contract, in addition to the shares of Common Stock issuable upon settlement of such Purchase Contract, the related Rights for the Common Stock under the shareholder rights plan, unless prior to such settlement, such Rights under the shareholder rights plan have separated from the Common Stock, in which case each Fixed Settlement Rate shall be adjusted at the time of separation as if the Company made a distribution to all holders of the Common Stock as provided in Section 5.05(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of the Rights.
     (b) (i) Subject to the provisions of Section 5.05(b)(ii), upon a Reorganization Event, each Unit shall thereafter, in lieu of a variable number of shares of Common Stock, be settled by delivery of a variable number of Exchange Property Units. An “Exchange Property Unit” represents the right to receive the kind and amount of common stock, securities, other property or assets (including cash or any combination thereof) receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distributions thereon that have a record date that is prior to the applicable Settlement Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property Unit that Holders of the Corporate Units or Treasury Units would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election. The number of Exchange Property Units to be delivered upon settlement of a Purchase Contract following the effective date of a Reorganization Event shall equal the Settlement Rate, subject to adjustment as provided in Section 5.05, determined as if the references to “shares of Common Stock” in Section 5.01(a)(i), (ii), (iii) and (iv) were to “Exchange Property Units.”

     In the event of such a Reorganization Event, the Person formed by such consolidation, or merger or the Person which acquires the assets of the Company shall execute and deliver to the Purchase Contract Agent an agreement supplemental hereto providing that the Holder of each Unit that remains Outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 5.05(b). Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an Exchange Property Unit which, for events subsequent to the effective date of such Reorganization Event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.05. The above provisions of this Section 5.05(b) shall similarly apply to successive Reorganization Events.
     (ii) If a Fundamental Change occurs prior to the Purchase Contract Settlement Date, then following such Fundamental Change a Holder of a Purchase Contract shall have the right (“Fundamental Change Early Settlement Right”) to accelerate and settle (“Fundamental Change Early Settlement”) such Purchase Contract, upon the conditions set forth below, on the Fundamental Change Early Settlement Date at the Settlement Rate determined as if the Applicable Market Value equaled the Stock Price (as defined below), plus an additional make-whole amount of shares (the “Make-Whole Shares”); provided that no Fundamental Change Early Settlement will be permitted pursuant to this Section 5.05(b)(ii) unless, at the time such Fundamental Change Early Settlement is effected, there is an effective Registration Statement with respect to any securities to be issued and delivered in connection with such Fundamental Change Early Settlement, if such a Registration Statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a Registration Statement is so required, the Company covenants and agrees to use its commercially reasonable efforts to (x) have in effect a Registration Statement covering the Common Stock and other securities to be delivered in respect of the Purchase Contracts being settled and (y) provide a Prospectus in connection therewith, in each case in a form that may be used in connection with such Fundamental Change Early Settlement. In the event that a Holder seeks to exercise its Fundamental Change Early Settlement right and a Registration Statement is required to be effective in connection with the exercise of such right but no such Registration Statement is then effective, the Holder’s exercise of such right shall be void unless and until such a Registration Statement shall be effective, but such Holder shall receive consideration calculated as described in this Section 5.05(b)(ii) when such Registration Statement becomes effective.
     The Company shall provide written notice to Holders of Units of the completion of a Fundamental Change within five Business Days of the Effective Date (as hereinafter defined) of a Fundamental Change, which shall specify, among other things (i) an early settlement date (the

“Fundamental Change Early Settlement Date”), which shall be at least 10 days after the date of the notice but no later than the earlier of 20 days after the date of such notice and two Business Days prior to the first day of the commencement of the Optional Remarketing Period, if applicable, or, if the Company does not elect, if applicable, to conduct an Optional Remarketing or the Optional Remarketing is not successful, the commencement of the Final Remarketing Period or, if the Final Remarketing is not successful, the Purchase Contract Settlement Date, by which each Holder’s Fundamental Change Early Settlement Right must be exercised, (ii) the applicable Settlement Rate and (iii) the amount (per share of Common Stock) of cash, securities and other consideration receivable by the Holder, including the amount of Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) receivable, upon settlement.
     Corporate Units Holders (unless Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Notes as a component of the Corporate Units) and Treasury Units Holders may only effect Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii) in integral multiples of 20 Corporate Units or Treasury Units, as the case may be. If Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Notes as a component of the Corporate Units, Corporate Units Holders may only effect Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii) in multiples of 64,000 Corporate Units. Other than the provisions relating to timing of notice and settlement, which shall be as set forth above, the provisions of Section 5.01 shall apply with respect to a Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii).
     In order to exercise the Fundamental Change Early Settlement Right with respect to any Purchase Contracts, the Holder of the Certificate evidencing Units shall deliver to the Purchase Contract Agent at the Corporate Trust Office in New York City, no later than 4:00 p.m., New York City time, on the third Business Day immediately preceding the Fundamental Change Early Settlement Date, such Certificate evidencing its Corporate Units or Treasury Units if they are held in certificated form, duly endorsed for transfer to the Company or in blank with the form of Election to Fundamental Change Early Settlement on the reverse thereof duly completed, and payment of the applicable Purchase Price in immediately available funds less the amount of accrued and unpaid Contract Adjustment Payments (including any Deferred Contract Adjustment Payments and Compounded Contact Adjustment Payments thereon) to, but excluding, the Fundamental Change Early Settlement Date.
     In the event that Units are held by or through DTC or another Depositary, the exercise of the right to effect Fundamental Change Early

Settlement shall occur in conformity with the standing arrangements between DTC or such Depositary and the Purchase Contract Agent.
     Upon receipt of any such Certificate and payment of such funds, the Purchase Contract Agent shall pay the Company from such funds the related Purchase Price pursuant to the terms of the related Purchase Contracts, and notify the Collateral Agent that all the conditions necessary for a Fundamental Change Early Settlement by a Holder of Units have been satisfied pursuant to which the Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Purchase Price.
     Upon receipt by the Collateral Agent of the notice from the Purchase Contract Agent set forth in the preceding paragraph, the Collateral Agent shall release from the Pledge, (1) the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Pledged Applicable Ownership Interests in the Treasury Portfolio, in the case of a Holder of Corporate Units or (2) the Pledged Treasury Securities, in the case of a Holder of Treasury Units, in each case with a Value equal to the product of (x) the Stated Amount times (y) the number of Purchase Contracts as to which such Holder has elected to effect Fundamental Change Early Settlement, and shall instruct the Securities Intermediary to Transfer all such Pledged Applicable Ownership Interests in the Treasury Portfolio or Notes underlying Pledged Applicable Ownership Interests in Notes or Pledged Treasury Securities, as the case may be, to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby.
     If a Holder exercises the Fundamental Change Early Settlement Right in accordance with the provisions of this Section 5.05(b)(ii), the Company will deliver (or will cause the Collateral Agent to deliver) to the Holder on the Fundamental Change Early Settlement Date for each Purchase Contract with respect to which such Holder has elected Fundamental Change Early Settlement:
     (A) the kind and amount of securities, cash and other property receivable upon such Fundamental Change by a Holder of the number of shares of Common Stock issuable on account of each Purchase Contract if the Purchase Contract Settlement Date had occurred immediately prior to such Fundamental Change (based on the Fundamental Change Early Settlement Rate in effect at such time), assuming such Holder of Common Stock is not a Constituent Person or an Affiliate of a Constituent Person to the extent such Fundamental Change provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates. If the Fundamental Change causes the outstanding shares of Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and the Holder exercises the right to effect a Fundamental Change Early Settlement, the Company will deliver to the Holder on the Fundamental Change Early Settlement Date consideration in the types and amounts as is proportional to the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election;
     (B) to the extent any accrued and unpaid Contract Adjustment Payments (including any deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) with respect to such Purchase Contract to, but excluding, the Fundamental Change Early Settlement Date exceed the applicable Purchase Price, cash in the amount of such excess;
     (C) the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to each Unit with respect to which the Holder is effecting a Fundamental Change Early Settlement, free and clear of the Pledge created hereby; and
     (D) if so required under the Securities Act, a Prospectus as contemplated by this Section 5.05(b)(ii).
     For the avoidance of doubt, if any accrued and unpaid Contract Adjustment Payments (including any deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) with respect to such Purchase Contract to, but excluding, the Fundamental Change Early Settlement Date has not been deducted from the applicable Purchase Price payable by such Holder pursuant to the fourth paragraph of this Section 5.05(b)(ii), such accrued and unpaid Contract Adjustment Payments (including any deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) shall be due and payable by the Company on the Fundamental Change Early Settlement Date for such Purchase Contract.
     The Corporate Units or the Treasury Units of the Holders who do not elect Fundamental Change Early Settlement in accordance with the foregoing will continue to remain outstanding and be subject to settlement on the Purchase Contract Settlement Date in accordance with the terms hereof.
     (iii) The amount of Make-Whole Shares per Purchase Contract applicable to a Fundamental Change Early Settlement will be determined by reference to the table below, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) in such Fundamental Change. If holders of Common Stock receive only cash in a Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price will be the cash amount paid per share of the Common Stock. Otherwise, the Stock Price paid per share will be the average of the Closing Prices of the Common Stock over the 20 Trading Day period ending on the Trading Day immediately preceding the Effective Date of such Fundamental Change.
     The Stock Prices set forth in the second row of the table (i.e., the column headers) shall be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the Fixed Settlement Rates. Each of the Make-Whole Shares amounts in the table will be subject to adjustment in the same manner as the Fixed Settlement Rates as set forth under Section 5.05(a). The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable Fixed Settlement Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the same Fixed Settlement Rate as so adjusted. The number of shares of Common Stock in the table below will be adjusted in the same manner as the Fixed Settlement Rate as set forth in Section 5.05(a).

	Stock Price on Effective Date
Effective
Date	$8.00	$16.00	$20.00	$24.00	$26.00	$28.80	$32.00	$36.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00
June 28, 2010	0.5748	0.2380	0.1123	0.0000	0.1133	0.2462	0.1998	0.1601	0.1346	0.1014	0.0844	0.0723	0.0627	0.0548	0.0482
July 1, 2011	0.4027	0.1649	0.0598	0.0000	0.0669	0.1999	0.1548	0.1187	0.0975	0.0730	0.0607	0.0516	0.0444	0.0386	0.0340
July 1, 2012	0.2111	0.0900	0.0156	0.0000	0.0180	0.1444	0.0977	0.0667	0.0526	0.0396	0.0325	0.0273	0.0233	0.0203	0.0178
July 1, 2013	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact Stock Price and Effective Date applicable to a Fundamental Change may not be set forth on the table, in which case:
     (1) if the Stock Price is between two Stock Price amounts on the table or the Effective Date is between two dates on the table, the amount of Make-Whole Shares will be determined by straight line interpolation between the Make-Whole Share amounts set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year;
     (2) if the Stock Price is in excess of $100.00 per share (subject to adjustment as described above), then the Make-Whole Share amount will be zero; and
     (3) if the Stock Price is less than $8.00 per share (subject to adjustment as described above) (the “Minimum Stock Price”), then the Make-Whole Share amount will be determined as if the Stock Price equaled the Minimum Stock Price, using straight line interpolation, as described above, if the Effective Date is between two dates on the table.

     (c) The Fixed Settlement Rate shall not be adjusted:
     (1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
     (2) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
     (3) upon the issuance (other than an issuance to all or substantially all of the holders of the Common Stock) of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;
     (4) for a change in the par value or no par value of the Common Stock; or
     (5) for accumulated and unpaid dividends, other than to the extent contemplated by Section 5.05(a) hereof.
     (d) Each adjustment to each Fixed Settlement Rate will result in a corresponding adjustment to the number of shares of Common Stock issuable upon Early Settlement.
     (e) All calculations and determinations pursuant to this Section 5.05 shall be made by the Company or its agent and the Purchase Contract Agent shall have no responsibility with respect to this Agreement.
     Section 5.06. Notice of Adjustments and Certain Other Events. (a) Whenever the Fixed Settlement Rates are adjusted as herein provided, the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment pursuant to Section 5.05 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware):
     (i) compute each adjusted Fixed Settlement Rate in accordance with Section 5.05 and prepare and transmit to the Purchase Contract Agent an Officers’ Certificate setting forth each adjusted Fixed Settlement Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
     (ii) provide a written notice to the Holders of the Units of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to each Fixed Settlement Rate was determined and setting forth each adjusted Fixed Settlement Rate.
     (b) The Purchase Contract Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of each Fixed Settlement Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Purchase Contract Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 5.06(a)(i) and any adjustment contained therein and the Purchase Contract Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Purchase Contract Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at the time be issued or delivered with respect to any Purchase Contract; and the Purchase Contract Agent makes no representation with respect thereto. The Purchase Contract Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to a Purchase Contract or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 5.
     Section 5.07. Termination Event; Notice.
     (a) The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including the Holders’ obligation and right to purchase and receive shares of Common Stock and to receive accrued and unpaid Contract Adjustment Payments (including any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon)), shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, prior to or on the Purchase Contract Settlement Date, a Termination Event shall have occurred. In the event of such a termination of the Purchase Contracts as a result of a Termination Event, Holders of such Purchase Contracts will not have a claim in bankruptcy under the Purchase Contract with respect to the Company’s issuance of shares of Common Stock or the right to receive Contract Adjustment Payments.
     (b) Upon and after the occurrence of a Termination Event, the Units shall thereafter represent the right to receive the Notes underlying the Applicable Ownership Interests in Notes, the Treasury Securities or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, forming part of such Units, in accordance with the provisions of Section 3.15 hereof. Upon the occurrence of a Termination Event, (i) the Company shall promptly but in no event later than two Business Days thereafter give written notice to the Purchase Contract Agent, the Collateral Agent and the Holders, at their addresses as they appear in the Security Register and (ii) the Collateral Agent shall, in accordance with Section 3.15 hereof, release the Notes underlying the Pledged Applicable

Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) forming a part of each Corporate Unit or the Treasury Securities forming a part of each Treasury Unit, as the case may be, from the Pledge.
     Section 5.08. Early Settlement. (a) Subject to and upon compliance with the provisions of this Section 5.08, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early (“Early Settlement”) at any time prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, other than during a Blackout Period in the case of Corporate Units; provided that no Early Settlement will be permitted pursuant to this Section 5.08 unless, at the time such Early Settlement is effected, there is an effective Registration Statement with respect to any securities to be issued and delivered in connection with such Early Settlement, if such a Registration Statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a Registration Statement is so required, the Company covenants and agrees to (i) use its commercially reasonable efforts to have in effect a Registration Statement covering any securities to be delivered in respect of the Purchase Contracts being settled and (ii) provide a Prospectus in connection therewith, in each case in a form that may be used in connection with such Early Settlement (it being understood that if there is a material business transaction or development that has not yet been publicly disclosed, the Company will not be required to file such Registration Statement or provide such a Prospectus, and the right to effect Early Settlement will not be available, until the Company has publicly disclosed such transaction or development, provided that the Company will use its commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so).
     (b) In order to exercise the right to effect Early Settlement with respect to any Purchase Contracts, the Holder of the Certificate evidencing Units (in the case of Certificates in definitive certificated form) shall deliver, at any time prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, other than during a Blackout Period in the case of Corporate Units, such Certificate to the Purchase Contract Agent at the Corporate Trust Office in New York City, duly endorsed for transfer to the Company or in blank with the form of Election to Settle Early on the reverse thereof duly completed and accompanied by payment (payable to the Company in immediately available funds) in an amount (the “Early Settlement Amount”) equal to:
     (i) (1) the Stated Amount, multiplied by (2) the number of Purchase Contracts with respect to which the Holder has elected to effect Early Settlement in accordance with this Section 5.08, plus

     (ii) if the delivery for Early Settlement is made with respect to any Purchase Contract during the period from the close of business on any Record Date next preceding any Contract Adjustment Payment Date to the opening of business on such Contract Adjustment Payment Date, an amount equal to the Contract Adjustment Payments payable on the Contract Adjustment Payment Date with respect to such Purchase Contracts being settled, unless the Company elected to defer Contract Adjustment Payments on the date of such Early Settlement.
     In the case of Book-Entry Interests, each Beneficial Owner electing Early Settlement must deliver the Early Settlement Amount to the Purchase Contract Agent along with a facsimile of the Election to Settle Early form duly completed, make book-entry transfer of such Book-Entry Interests and comply with the applicable procedures of the Depositary. In addition, so long as the Units are evidenced by one or more Global Certificates deposited with the Depositary, procedures for early settlement will also be governed by standing arrangements between the Depositary and the Purchase Contract Agent.
     If the foregoing requirements are first satisfied with respect to Purchase Contracts underlying any Units prior to 5:00 p.m., New York City time, on a Business Day, such day shall be the “Early Settlement Date” with respect to such Units and if such requirements are first satisfied at or after 5:00 p.m., New York City time, on a Business Day or on a day that is not a Business Day, the “Early Settlement Date” with respect to such Units shall be the next succeeding Business Day.
     Upon the receipt of such Certificate and Early Settlement Amount from the Holder, the Purchase Contract Agent shall pay to the Company such Early Settlement Amount, the receipt of which payment the Company shall confirm in writing. The Purchase Contract Agent shall then notify the Collateral Agent that (A) such Holder has elected to effect an Early Settlement, which notice shall set forth the number of such Purchase Contracts as to which such Holder has elected to effect Early Settlement, (B) the Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Early Settlement Amount and (C) all conditions to such Early Settlement have been satisfied.
     Upon receipt by the Collateral Agent of the notice from the Purchase Contract Agent set forth in the preceding paragraph, the Collateral Agent shall release from the Pledge, (1) in the case of a Holder of Corporate Units, the Notes underlying the Pledged Applicable Ownership Interests in Notes, or the Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, relating to the Purchase Contracts to which Early Settlement is effected, or (2) in the case of a Holder of Treasury Units, Pledged Treasury Securities, in each case with a Value equal to the product of (x) the Stated Amount times (y) the number of Purchase Contracts as to which such Holder has elected to effect Early Settlement, and shall instruct the Securities Intermediary to Transfer all such

Pledged Applicable Ownership Interests in the Treasury Portfolio or Notes underlying such Pledged Applicable Ownership Interests in Notes or Pledged Treasury Securities, as the case may be, to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby.
     Holders of Corporate Units and Treasury Units may only effect Early Settlement pursuant to this Section 5.08 in integral multiples of 20 Corporate Units or 20 Treasury Units, as the case may be. If Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Notes as a component of the Corporate Units, Corporate Units Holders may only effect Early Settlement pursuant to this Section 5.08 in integral multiples of 64,000 Corporate Units.
     (c) Upon Early Settlement of Purchase Contracts by a Holder of the related Units:
     (i) the Holder will receive a number of shares of Common Stock (or in the case of an Early Settlement following a Reorganization Event, a number of Exchange Property Units) equal to the applicable Minimum Settlement Rate for each Purchase Contract as to which Early Settlement is effected, subject to adjustment under Section 5.05;
     (ii) the Notes, the Applicable Ownership Interest in the Treasury Portfolio or the Treasury Securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the Holder free and clear of the Company’s security interest;
     (iii) the Holder will be entitled to receive any accrued and unpaid Contract Adjustment Payments (including any accrued and unpaid deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) to, but excluding, the quarterly Contract Adjustment Payment Date immediately preceding the Early Settlement Date;
     (iv) the Holder’s right to receive future Contract Adjustment Payments and any accrued and unpaid Contract Adjustment Payments for the period since the most recent quarterly Payment Date (including any accrued and unpaid deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) will terminate; and
     (v) no adjustment will be made to or for the Holder on account of any accrued and unpaid Contract Adjustment Payments (including any accrued and unpaid deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) referred to in the immediately preceding clause (iv).

     (d) No later than the third Business Day after the applicable Early Settlement Date, the Company shall cause the shares of Common Stock or Exchange Property Units issuable upon Early Settlement of Purchase Contracts to be issued and the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, to be delivered, together with payment in lieu of any fraction of a share, as provided in Section 5.09.
     (e) Upon Early Settlement of any Purchase Contracts, and subject to receipt of shares of Common Stock or Exchange Property Units from the Company and the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, from the Securities Intermediary, as applicable, the Purchase Contract Agent shall, in accordance with the instructions provided by the Holder thereof on the applicable form of Election to Settle Early on the reverse of the Certificate evidencing the related Units:
     (i) transfer to the Holder the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to such Units,
     (ii) deliver to the Holder a certificate or certificates for the full number of shares of Common Stock or Exchange Property Units issuable upon such Early Settlement, together with payment in lieu of any fraction of a share, as provided in Section 5.09, and
     (iii) if so required under the Securities Act, deliver a Prospectus for the shares of Common Stock issuable upon such Early Settlement as contemplated by Section 5.08(a).
     (f) In the event that Early Settlement is effected with respect to Purchase Contracts underlying less than all the Units evidenced by a Certificate, upon such Early Settlement the Company shall execute and the Purchase Contract Agent shall execute on behalf of the Holder, authenticate and deliver to the Holder thereof, at the expense of the Company, a Certificate evidencing the Units as to which Early Settlement was not effected.
     Section 5.09. No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued or delivered upon settlement on the Purchase Contract Settlement Date, or upon Early Settlement or Fundamental Change Early Settlement of any Purchase Contracts. If Certificates evidencing more than one Purchase Contract shall be surrendered for settlement at one time by the same Holder, the number of full shares of Common Stock which shall be delivered upon settlement shall be computed on the basis of the aggregate number of Purchase Contracts evidenced by the Certificates so surrendered. Instead of any fractional share of Common Stock which would otherwise be deliverable upon settlement of any Purchase Contracts on the Purchase Contract Settlement Date, or upon Early Settlement or Fundamental Change Early

Settlement, the Company, through the Purchase Contract Agent, shall make a cash payment in respect of such fractional interest in an amount equal to the percentage of such fractional share multiplied by the Closing Price on the Trading Day immediately preceding the Purchase Contract Settlement Date (or, in the case of any Early Settlement or Fundamental Change Early Settlement, the Closing Price the Trading Day immediately preceding the Early Settlement Date or Fundamental Change Early Settlement Date, as the case may be). The Company shall provide the Purchase Contract Agent from time to time with sufficient funds to permit the Purchase Contract Agent to make all cash payments required by this Section 5.09 in a timely manner.
     Section 5.10. Charges and Taxes. The Company will pay all stock transfer and similar taxes attributable to the initial issuance and delivery of the shares of Common Stock pursuant to the Purchase Contracts; provided, however, that the Company shall not be required to pay any such tax or taxes which may be payable in respect of any exchange of or substitution for a Certificate evidencing a Unit or any issuance of a share of Common Stock in a name other than that of the registered Holder of a Certificate surrendered in respect of the Units evidenced thereby, other than in the name of the Purchase Contract Agent, as custodian for such Holder, and the Company shall not be required to issue or deliver such share certificates or Certificates unless or until the Person or Persons requesting the transfer or issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
     Section 5.11. Contract Adjustment Payments. (a) Subject to the provisions of this Section 5.11 and Section 5.12, the Company shall pay, on each Contract Adjustment Payment Date, the Contract Adjustment Payments payable in respect of each Purchase Contract to the Person in whose name a Certificate is registered at the close of business on the Record Date relating to such Contract Adjustment Payment Date. The Contract Adjustment Payments will be payable at the office of the Purchase Contract Agent in the Borough of Manhattan, New York City maintained for that purpose. If the book-entry system for the Units has been terminated, the Contract Adjustment Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a written notice to the Purchase Contract Agent given at least five Business Days prior to the Contract Adjustment Payment Date. If any date on which Contract Adjustment Payments are to be made is not a Business Day, then payment of the Contract Adjustment Payments payable on such date will be made on the next succeeding day that is a Business Day (and without any interest in respect of any such delay). Contract Adjustment Payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The Contract Adjustment Payments will accrue from the date of this Agreement.

     (b) Upon the occurrence of a Termination Event, the Company’s obligation to pay future Contract Adjustment Payments (including any accrued and unpaid Contract Adjustment Payments) and any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) shall cease.
     (c) Each Certificate delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of (including as a result of a Collateral Substitution or the recreation of Corporate Units) any other Certificate shall carry the right to accrued and unpaid Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), that was carried by the Purchase Contracts underlying such other Certificates.
     (d) In the case of any Unit with respect to which Early Settlement or Fundamental Change Early Settlement of the underlying Purchase Contract is effected on a date that is after any Record Date and prior to or on the next succeeding Contract Adjustment Payment Date, Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) otherwise payable on such Contract Adjustment Payment Date shall be payable on such Contract Adjustment Payment Date notwithstanding such Early Settlement or Fundamental Change Early Settlement, and such Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) shall be paid to the Person in whose name the Certificate evidencing such Unit is registered at the close of business on such Record Date. Except as otherwise provided in the preceding sentence, in the case of any Unit with respect to which Early Settlement or Fundamental Change Early Settlement of the underlying Purchase Contract is effected, accrued and unpaid Contract Adjustment Payments otherwise payable after (i) the quarterly Contract Adjustment Payment Date immediately preceding the Early Settlement Date in connection with an Early Settlement and (ii) the Fundamental Change Early Settlement Date in connection with a Fundamental Change Early Settlement, with respect to such Purchase Contract shall not be payable.
     (e) The Company’s obligations with respect to Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), if any, will be subordinated and junior in right of payment to the Company’s obligations under any Senior Indebtedness.
     (f) In the event (x) of any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, or (y) subject to the provisions of Section 5.11(i) below, that (i) a default shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness and such default shall have continued beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness (and the Purchase Contract Agent shall have received written notice thereof from the Company or one or more holders of Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), or (ii) there shall have occurred a default (other than a default in the payment of principal or interest on other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both) and such default shall have continued beyond the period of grace, if any, in respect thereof and, in the cases of subclauses (i) and (ii) of this clause (y), such default shall not have been cured or waived or shall not have ceased to exist, then:
     (i) the holders of all Senior Indebtedness shall first be entitled to receive, in the case of clause (x) above, payment of all amounts due or to become due upon all Senior Indebtedness and, in the case of subclauses (i) and (ii) of clause (y) above, payment of all amounts due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Units are entitled to receive any Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Purchase Contracts underlying the Units;
     (ii) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Units would be entitled except for the provisions of Section 5.11(f) through (r) including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of such Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Purchase Contracts underlying the Units, shall be paid or delivered by the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the representative or representatives of the holders of Senior Indebtedness or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made of such Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) to the Holders of such Units; and

     (iii) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Purchase Contracts underlying the Units, shall be received by the Purchase Contract Agent or the Holders of any of the Units when such payment or distribution is prohibited pursuant to Section 5.11(f) through (r), such payment or distribution shall be paid over to the representative or representatives of the holders of Senior Indebtedness or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.
     (g) For purposes of Section 5.11(f) through (r), the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in Section 5.11(f) through (r) with respect to such Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Units to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) the indebtedness or guarantee of indebtedness, as the case may be, that constitutes Senior Indebtedness is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior Indebtedness are not, without the consent of each such holder adversely affected thereby, altered by such reorganization or readjustment;
     (h) Any failure by the Company to make any payment on or perform any other obligation under Senior Indebtedness, other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of Section 5.11(f) through (r) shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default if (i) the Company shall be disputing its obligation to make such payment or perform such obligation and (ii) either (A) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (B) in the event a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.
     (i) Subject to the irrevocable payment in full of all Senior Indebtedness, the Holders of the Units shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Senior Indebtedness of the Company to the same extent as payment of the Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) in respect of the Purchase Contracts underlying the Units is subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all such Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) owing on the Units shall be paid in full, and as between the Company, its creditors other than holders of such Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Senior Indebtedness by virtue of Section 5.11(f) through (r) that otherwise would have been made to the Holders shall be deemed to be a payment by the Company on account of such Senior Indebtedness, it being understood that the provisions of Section 5.11(f) through (r) are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Indebtedness, on the other hand.
     (j) Nothing contained in Section 5.11(f) through (r) or elsewhere in this Agreement or in the Units is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders such Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Units as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Purchase Contract Agent or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under Section 5.11(f) through (r), of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.
     (k) Upon payment or distribution of assets of the Company referred to in Section 5.11(f) through (r), the Purchase Contract Agent and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or Purchase Contract Agent or other person making any payment or distribution, delivered to the Purchase Contract Agent or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to these Section 5.11(f) through (r).
     (l) The Purchase Contract Agent shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Purchase Contract Agent determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to Section 5.11(f) through (r), the Purchase Contract Agent may request such Person to furnish evidence to the reasonable satisfaction of the Purchase Contract Agent as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under Section 5.11(f) through (r), and, if such evidence is not furnished, the Purchase Contract Agent may defer payment to such Person pending judicial determination as to the right of such Person to receive such payment.
     (m) Nothing contained in Section 5.11(f) through (r) shall affect the obligations of the Company to make, or prevent the Company from making, payment of the Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), except as otherwise provided in these Section 5.11(f) through (r).
     (n) Each Holder of Units, by its acceptance thereof, authorizes and directs the Purchase Contract Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in Section 5.11(f) through (r) and appoints the Purchase Contract Agent its attorney-in-fact, as the case may be, for any and all such purposes.
     (o) The Company shall give prompt written notice to the Purchase Contract Agent of any fact known to the Company that would prohibit the making of any payment of moneys to or by the Purchase Contract Agent in respect of the Units pursuant to the provisions of this Section. Notwithstanding the provisions of Section 5.11(f) through (r) or any other provisions of this Agreement, the Purchase Contract Agent shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Purchase Contract Agent, or the taking of any other action by the Purchase Contract Agent, unless and until the Purchase Contract Agent shall have received written notice thereof mailed or delivered to the Purchase Contract Agent at its Corporate Trust Office from the Company, any Holder, or the holder or representative of any Senior Indebtedness; provided that if at least two Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose, the Purchase Contract Agent shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Purchase Contract Agent shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to or on or after such date.
     (p) The Purchase Contract Agent in its individual capacity shall be entitled to all the rights set forth in this Section with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior Indebtedness and nothing in this Agreement shall deprive the Purchase Contract Agent of any of its rights as such holder.
     (q) No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.
     (r) Nothing in this Section 5.11 shall apply to claims of, or payments to, the Purchase Contract Agent under or pursuant to Section 7.07.
     (s) With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Purchase Contract Agent shall be determined solely by the express provisions of this Agreement; (ii) the Purchase Contract Agent shall not be liable to any such holders if it shall, acting in good faith, mistakenly pay over or distribute to the Holders or to the Company or any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Section 5.11 or otherwise; (iii) no implied covenants or obligations shall be read into this Agreement against the Purchase Contract Agent; and (iv) the Purchase Contract Agent shall not be deemed to be a fiduciary as to such holders.
     Section 5.12. Deferral of Contract Adjustment Payments. (a) The Company has the right at any time, and from time to time, to defer payment of all or part of the Contract Adjustment Payments in respect of each Purchase Contract by extending the period for payment of Contract Adjustment Payments to any subsequent Contract Adjustment Payment Date (an “Extension Period”), but not beyond the Purchase Contract Settlement Date (or, with respect to Purchase Contracts for (i) which an effective Fundamental Change Early Settlement has occurred, the Fundamental Change Early Settlement Date or (ii) which an effective Early Settlement has occurred, the quarterly Contract Adjustment Payment Date immediately preceding the Early Settlement Date). Prior to the expiration of any Extension Period, the Company may further extend such Extension Period to any subsequent Contract Adjustment Payment Date, but not beyond the Purchase Contract Settlement Date (or any applicable Fundamental Change Early Settlement Date or Contract Adjustment Payment Date immediately preceding the Early Settlement Date, as the case may be).
     If the Company so elects to defer Contract Adjustment Payments, the Company shall pay additional Contract Adjustment Payments on such deferred installments of Contract Adjustment Payments at a rate equal to 9.50% per annum, compounding on each succeeding Contract Adjustment Payment Date, until such deferred installments are paid in full (the accrued additional Contract Adjustment Payments thereon, being referred to herein as the “Compounded Contract Adjustment Payments”). The Company may pay any such Deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on any scheduled Contract Adjustment Payment Date.
     At the end of each Extension Period, including as the same may be extended as provided above, or, in the event of an effective Early Settlement or Fundamental Change Early Settlement, on the Early Settlement Date or Fundamental Change Early Settlement Date, as the case may be, the Company shall pay all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) then due in the manner set forth in Section 5.11(a) (in the case of the end of an Extension Period), in the manner set forth in Section 5.08(b) (in the case of an Early Settlement) or in the manner set forth in Section 5.05(b)(ii) (in the case of a Fundamental Change Early Settlement) to the extent such amounts are not deducted from the amount otherwise payable by the Holder in the case of a Cash Settlement, any Early Settlement or any Fundamental Change Early Settlement. In the event of an Early Settlement, the Company shall pay all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) then payable, if any, on the Purchase Contracts being settled early through the Contract Adjustment Payment Date immediately preceding the applicable Early Settlement Date. In the event of a Fundamental Change Early Settlement, the Company shall pay all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) due on the Purchase Contracts being settled on the Fundamental Change Early Settlement Date to but excluding such Fundamental Change Early Settlement Date.
     Upon termination of any Extension Period and the payment of all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) and all accrued and unpaid Contract Adjustment Payments then due, the Company may commence a new Extension Period; provided that such Extension Period, together with all extensions thereof, may not extend beyond the Purchase Contract Settlement Date (or any applicable Early Settlement Date or Fundamental Change Early Settlement Date). Except in the

case of an Early Settlement or Fundamental Change Early Settlement, no Contract Adjustment Payments shall be due and payable during an Extension Period except at the end thereof.
     (b) The Company shall give written notice to the Purchase Contract Agent (and the Purchase Contract Agent shall promptly thereafter give notice thereof to Holders of Purchase Contracts) of its election to extend any period for the payment of Contract Adjustment Payments, the expected length of any such Extension Period and any extension of any Extension Period, at least five Business Days before the earlier of (i) the Record Date for the Payment Date on which Contract Adjustment Payments would have been payable except for the election to begin or extend the Extension Period or (ii) the date the Purchase Contract Agent is required to give notice to any securities exchange or to Holders of Purchase Contracts of such Record Date or such Payment Date.
     (c) The Company shall give written notice to the Purchase Contract Agent (and the Purchase Contract Agent shall promptly thereafter give notice thereof to Holders of Purchase Contracts) of the end of an Extension Period or its election to pay any portion of the deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on a Payment Date prior to the end of an Extension Period, at least five Business Days before the earlier of (i) the Record Date for the Payment Date on which such Extension Period shall end or such payment of deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) shall be made or (ii) the date the Purchase Contract Agent is required to give notice to any securities exchange or to Holders of Purchase Contracts of such Record Date or such Payment Date.
     (d) In the event the Company exercises its option to defer the payment of Contract Adjustment Payments, then, until all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) have been paid, the Company shall not declare or pay any dividends on, or make any distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any shares of capital stock; provided that the foregoing does not apply to:
     (i) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit Plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors or (2) a dividend reinvestment or stockholder purchase plan;
     (ii) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of the Company’s subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;
     (iii) any purchase of, or payment of cash in lieu of, fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;
     (iv) any declaration of a dividend in connection with the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; and
     (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.
ARTICLE 6
Rights and Remedies of Holders
     Section 6.01. Unconditional Right of Holders to Receive Contract Adjustment Payments and to Purchase Shares of Common Stock. Each Holder of a Unit shall have the right, which is absolute and unconditional, (i) subject to Article 5, to receive each Contract Adjustment Payment and deferred Contract Adjustment Payment with respect to the Purchase Contract comprising part of such Unit on the respective Contract Adjustment Payment Date for such Unit and (ii) except upon and following a Termination Event, to purchase shares of Common Stock pursuant to the Purchase Contract comprising part of such Unit and, in each such case, to institute suit for the enforcement of any such right to receive Contract Adjustment Payments and the right to purchase shares of Common Stock, and such right shall not be impaired without the consent of such Holder.
     Section 6.02. Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and such Holder shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of such Holder shall continue as though no such proceeding had been instituted.
     Section 6.03. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates in the last paragraph of Section 3.10, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     Section 6.04. Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right upon a default or remedy upon a default shall impair any such right or remedy or constitute a waiver of any such right. Every right and remedy given by this Article 6 or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by such Holders.
     Section 6.05. Undertaking for Costs. All parties to this Agreement agree, and each Holder of a Unit, by its acceptance of such Unit shall be deemed to have agreed, that any court of competent jurisdiction may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Purchase Contract Agent for any action taken, suffered or omitted by it as Purchase Contract Agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and costs against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section shall not apply to any suit instituted by the Purchase Contract Agent, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the Outstanding Units, or to any suit instituted by any Holder for the enforcement of any interest on any Notes owed pursuant to such Holder’s Applicable Ownership Interests in Notes or Contract Adjustment Payments on or after the respective Payment Date therefor in respect of any Unit held by such Holder, or for enforcement of the right to purchase shares of Common Stock under the Purchase Contracts constituting part of any Unit held by such Holder.
     Section 6.06. Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Purchase Contract Agent or the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7
The Purchase Contract Agent
     Section 7.01. Certain Duties and Responsibilities.
     (a) The Purchase Contract Agent:
     (i) undertakes to perform, with respect to the Units, such duties and only such duties as are specifically set forth in this Agreement and the Remarketing Agreement to be performed by the Purchase Contract Agent and no implied covenants or obligations shall be read into this Agreement or the Remarketing Agreement against the Purchase Contract Agent; and
     (ii) in the absence of bad faith on its part, may, with respect to the Units, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Purchase Contract Agent and conforming to the requirements of this Agreement or the Remarketing Agreement, as applicable, but in the case of any certificates or opinions which by any provision hereof are specifically required to be furnished to the Purchase Contract Agent, the Purchase Contract Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement or the Remarketing Agreement, as applicable (but need not confirm or investigate the accuracy of the mathematical calculations or other facts, statements, opinions or conclusions stated therein).
     (b) No provision of this Agreement or the Remarketing Agreement shall be construed to relieve the Purchase Contract Agent from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this Section 7.01(b) shall not be construed to limit the effect of Section 7.01(a) and Section 7.01(c);
     (ii) the Purchase Contract Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be conclusively determined by a court of competent jurisdiction that the Purchase Contract Agent was negligent in ascertaining the pertinent facts; and
     (c) No provision of this Agreement or the Remarketing Agreement shall require the Purchase Contract Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     (d) Whether or not therein expressly so provided, every provision of this Agreement and the Remarketing Agreement relating to the conduct or affecting the liability of or affording protection to the Purchase Contract Agent shall be subject to the provisions of this Section.
     (e) The Purchase Contract Agent is authorized to execute and deliver the Remarketing Agreement in its capacity as Purchase Contract Agent. The rights, privileges, protections, immunities and benefits afforded to the Purchase Contract Agent and each Indemnitee under this Agreement, including, without limitation, its and their rights to be indemnified, shall also extend to and cover the Purchase Contract Agent and each Indemnitee with respect to the role of the Purchase Contract Agent as Purchase Contract Agent under, including action taken, omitted to be taken or suffered by the Purchased Contract Agent pursuant to, the Remarketing Agreement.
     (f) On or prior to the date that is 30 days prior to the first day of the Optional Remarketing Period, at the Company’s request given at least five Business Days prior to such 30th day, the Purchase Contract Agent shall deliver to the Company and the Remarketing Agent(s) an executed counterpart of the Remarketing Agreement, signed by an authorized signatory of the Purchase Contract Agent.
     Section 7.02. Notice of Default. Within 30 days after the occurrence of any default by the Company hereunder of which a Responsible Officer of the Purchase Contract Agent has actual knowledge, the Purchase Contract Agent shall transmit by mail to the Company and the Holders, as their names and addresses appear in the Security Register, notice of such default hereunder, unless such default shall have been cured or waived.
     Section 7.03. Certain Rights of Purchase Contract Agent.
     Subject to the provisions of Section 7.01:
     (a) the Purchase Contract Agent may, in the absence of bad faith, conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
     (b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, Issuer Order or Issuer Request, and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution;
     (c) whenever in the administration of this Agreement or the Remarketing Agreement the Purchase Contract Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder or thereunder, the Purchase Contract Agent (unless other evidence be herein or therein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate of the Company;
     (d) the Purchase Contract Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
     (e) the Purchase Contract Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Purchase Contract Agent, in its discretion, may make reasonable further inquiry or investigation into such facts or matters related to the execution, delivery and performance of the Purchase Contracts as it may see fit, and, if the Purchase Contract Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the relevant books, records and premises of the Company, personally or by agent or attorney;
     (f) the Purchase Contract Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees or an Affiliate of the Purchase Contract Agent and the Purchase Contract Agent shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee or an Affiliate appointed with due care by it hereunder;
     (g) the Purchase Contract Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Purchase Contract Agent security or indemnity satisfactory to the Purchase Contract Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;
     (h) the Purchase Contract Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in the absence of bad faith by it and believed by it to be authorized and within the discretion or rights or powers conferred upon it by this Agreement;
     (i) the Purchase Contract Agent shall not be deemed to have notice of any adjustment to the Fixed Settlement Rate, the occurrence of a Termination Event or any default hereunder unless written notice of any such adjustment, occurrence or event which is in fact such a default is received by a Responsible Offer at the Corporate Trust Office of the Purchase Contract Agent, and such notice references the Units or this Agreement;

     (j) the Purchase Contract Agent may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;
     (k) the rights, privileges, protections, immunities and benefits given to the Purchase Contract Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Purchase Contract Agent in each of its capacities hereunder, and to each officer, director, employee of the Purchase Contract Agent and each agent, custodian and other Person employed, in any capacity whatsoever, by the Purchase Contract Agent to act hereunder and shall survive the resignation or removal of the Purchase Contract Agent and the termination of this Agreement;
     (l) the Purchase Contract Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder and shall have no responsibilities with respect to any default hereunder except as expressly set forth herein; and
     (m) the permissive right of the Purchase Contract Agent to take or refrain from taking action hereunder shall not be construed as a duty.
     Section 7.04. Not Responsible for Recitals or Issuance of Units. The recitals contained herein, in the Remarketing Agreement and in the Certificates shall be taken as the statements of the Company, and the Purchase Contract Agent assumes no responsibility for their accuracy or validity. The Purchase Contract Agent makes no representations as to the validity or sufficiency of either this Agreement or of the Units or the Pledge or the Collateral or the Remarketing Agreement and shall have no responsibility for perfecting or maintaining the perfection of any security interest in the Collateral. The Purchase Contract Agent shall not be accountable for the use or application by the Company of the proceeds in respect of the Purchase Contracts.
     Section 7.05 . May Hold Units. Any Security Registrar or any other agent of the Company, or the Purchase Contract Agent and its Affiliates, in their individual or any other capacity, may become the owner or pledgee of Units and may otherwise deal with the Company, the Collateral Agent or any other Person with the same rights it would have if it were not Security Registrar or such other agent, or the Purchase Contract Agent. The Company may become the owner or pledgee of Units.
     Section 7.06 . Money Held in Custody. Money held by the Purchase Contract Agent in custody hereunder need not be segregated from the Purchase Contract Agent’s other funds except to the extent required by law or provided herein; provided, however, that when the Purchase Contract Agent holds cash as a component of the Treasury Portfolio or a Treasury Unit, such cash shall be held in a segregated account hereunder. The Purchase Contract Agent shall be under no obligation to invest or pay interest on any money received by it hereunder except as otherwise provided hereunder or agreed in writing with the Company.
     Section 7.07. Compensation and Reimbursement.
     The Company agrees:
     (a) to pay to the Purchase Contract Agent compensation for all services rendered by it hereunder and under the Remarketing Agreement as the Company and the Purchase Contract Agent shall from time to time agree in writing;
     (b) except as otherwise expressly provided for herein, to reimburse the Purchase Contract Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Purchase Contract Agent in accordance with any provision of this Agreement and the Remarketing Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel) and in connection with the negotiation, preparation, execution and delivery and performance of this Agreement and the Remarketing Agreement and any modification, supplement or waiver of any of the terms thereof, except any such expense, disbursement or advance as may be attributable to its gross negligence, willful misconduct or bad faith; and
     (c) to indemnify the Purchase Contract Agent and any predecessor Purchase Contract Agent and each of its directors, officers, agents and employees (collectively, with the Purchase Contract Agent, the “Indemnitees”) for, and to hold each Indemnitee harmless against, any loss, claim, damage, fine, penalty, liability, fee or expense (including reasonable fees and expenses of counsel) incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of its duties hereunder and under the Remarketing Agreement, including the Indemnitees’ reasonable costs and expenses of defending themselves against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of the Purchase Contract Agent’s powers or duties hereunder or thereunder or of enforcing the provisions of this Section.
     The provisions of this Section shall survive the resignation and removal of the Purchase Contract Agent, the satisfaction or discharge of the Units and the Purchase Contracts and the termination of this Agreement.
     Section 7.08. Corporate Purchase Contract Agent Required; Eligibility. There shall at all times be a Purchase Contract Agent hereunder which shall be a Person organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to exercise corporate trust powers and having (or being a member of a bank holding company having) a combined capital and surplus of at least $50,000,000, subject to supervision or examination by Federal or State authority and having a corporate trust office in the Borough of Manhattan, New York City, if there be such a Person in the Borough of Manhattan, New York City, qualified and eligible under this Article and willing to act on reasonable terms. If such Person publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time the Purchase Contract Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.
     Section 7.09. Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Purchase Contract Agent and no appointment of a successor Purchase Contract Agent pursuant to this Article shall become effective until the acceptance of appointment by the successor Purchase Contract Agent in accordance with the applicable requirements of Section 7.10.
     (b) The Purchase Contract Agent may resign at any time by giving written notice thereof to the Company 60 days prior to the effective date of such resignation. If the instrument of acceptance by a successor Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Purchase Contract Agent within 30 days after the giving of such notice of resignation, the resigning Purchase Contract Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
     (c) The Purchase Contract Agent may be removed at any time by Act of the Holders of a majority in number of the Outstanding Units delivered to the Purchase Contract Agent and the Company. If the instrument of acceptance by a successor Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Purchase Contract Agent within 30 days after such Act, the Purchase Contract Agent being removed may petition any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
     (d) If at any time:
     (i) the Purchase Contract Agent fails to comply with Section 310(b) of the TIA, as if the Purchase Contract Agent were an indenture trustee under an indenture qualified under the TIA, and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Unit for at least six months;

     (ii) the Purchase Contract Agent shall cease to be eligible under Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder; or
     (iii) the Purchase Contract Agent shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Purchase Contract Agent or of its property shall be appointed or any public officer shall take charge or control of the Purchase Contract Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Company by a Board Resolution may remove the Purchase Contract Agent, or (ii) any Holder who has been a bona fide Holder of a Unit for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Purchase Contract Agent and the appointment of a successor Purchase Contract Agent.
     (e) If the Purchase Contract Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Purchase Contract Agent for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Purchase Contract Agent and shall comply with the applicable requirements of Section 7.10. If no successor Purchase Contract Agent shall have been so appointed by the Company and accepted appointment in the manner required by Section 7.10, any Holder who has been a bona fide Holder of a Unit for at least six months, on behalf of itself and all others similarly situated, or the Purchase Contract Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
     (f) The Company shall give, or shall cause such successor Purchase Contract Agent to give, notice of each resignation and each removal of the Purchase Contract Agent and each appointment of a successor Purchase Contract Agent by mailing written notice of such event by first-class mail, postage prepaid, to all Holders as their names and addresses appear in the applicable Security Register. Each notice shall include the name of the successor Purchase Contract Agent and the address of its Corporate Trust Office.
     Section 7.10. Acceptance of Appointment by Successor. (a) In case of the appointment hereunder of a successor Purchase Contract Agent, every such successor Purchase Contract Agent so appointed shall execute, acknowledge and deliver to the Company and to the retiring Purchase Contract Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Purchase Contract Agent shall become effective and such successor Purchase Contract Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Purchase Contract Agent; but, on the request of the Company or the successor

Purchase Contract Agent, such retiring Purchase Contract Agent shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Purchase Contract Agent all the rights, powers and trusts of the retiring Purchase Contract Agent and duly assign, transfer and deliver to such successor Purchase Contract Agent all property and money held by such retiring Purchase Contract Agent hereunder.
     (b) Upon request of any such successor Purchase Contract Agent, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Purchase Contract Agent all such rights, powers and agencies referred to in clause (a) of this Section 7.10.
     (c) No successor Purchase Contract Agent shall accept its appointment unless at the time of such acceptance such successor Purchase Contract Agent shall be qualified and eligible under this Article 7.
     Section 7.11. Merger, Conversion, Consolidation or Succession to Business. Any Person into which the Purchase Contract Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Purchase Contract Agent shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Purchase Contract Agent, shall be the successor of the Purchase Contract Agent hereunder, provided that such Person shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Certificates shall have been authenticated and executed on behalf of the Holders, but not delivered, by the Purchase Contract Agent then in office, any successor by merger, conversion or consolidation to such Purchase Contract Agent may adopt such authentication and execution and deliver the Certificates so authenticated and executed with the same effect as if such successor Purchase Contract Agent had itself authenticated and executed such Units.
     Section 7.12. Preservation of Information; Communications to Holders. (a) The Purchase Contract Agent shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Purchase Contract Agent in its capacity as Security Registrar.
     (b) If three or more Holders (herein referred to as “Applicants”) apply in writing to the Purchase Contract Agent, and furnish to the Purchase Contract Agent reasonable proof that each such Applicant has owned a Unit for a period of at least six months preceding the date of such application, and such application states that the Applicants desire to communicate with other Holders with respect to their rights under this Agreement or under the Units and is accompanied by a copy of the form of proxy or other communication which such Applicants propose to transmit, then the Purchase Contract Agent shall mail to all the Holders copies of the form of proxy or other communication which is specified in such request, with reasonable promptness after a tender to the Purchase Contract Agent of the materials to be mailed and of payment, or provision for the payment, of the reasonable expenses of such mailing.
     Section 7.13. No Obligations of Purchase Contract Agent. Except to the extent otherwise expressly provided in this Agreement, the Purchase Contract Agent assumes no obligations and shall not be subject to any liability under this Agreement, the Remarketing Agreement or any Purchase Contract in respect of the obligations of the Holder of any Unit thereunder. The Company agrees, and each Holder of a Certificate, by its acceptance thereof, shall be deemed to have agreed, that the Purchase Contract Agent’s execution of the Certificates on behalf of the Holders shall be solely as agent and attorney-in-fact for the Holders, and that the Purchase Contract Agent shall have no obligation to perform such Purchase Contracts on behalf of the Holders, except to the extent expressly provided in Article Five hereof. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Purchase Contract Agent or its officers, directors, employees or agents be liable under this Agreement or the Remarketing Agreement for (i) indirect, incidental, special, punitive, or consequential loss or damage of any kind whatsoever, including lost profits, whether or not the likelihood of such loss or damage was known to the Purchase Contract Agent and regardless of the form of action or (ii) any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; or acts of civil or military authority or governmental actions; it being understood that the Purchase Contract Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.
     Section 7.14. Tax Compliance. (a) The Purchase Contract Agent, on its own behalf and on behalf of the Company, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made with respect to the Units or (ii) the issuance, delivery, holding, transfer, redemption or exercise of rights under the Units. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.
     (b) The Purchase Contract Agent shall comply in accordance with the terms hereof with any reasonable written direction received from the Company with respect to the execution or certification of any required documentation and the application of such requirements to particular payments or Holders or in other particular circumstances, and may for purposes of this Agreement conclusively rely on any such direction in accordance with the provisions of Section 7.01(a) hereof.

     (c) The Purchase Contract Agent shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available, on written request, to the Company or its authorized representative within a reasonable period of time after receipt of such request.
ARTICLE 8
Supplemental Agreements
     Section 8.01. Supplemental Agreements without Consent of Holders. Without the consent of any Holders, the Company, when authorized by a Board Resolution, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary, at any time and from time to time, may enter into one or more agreements supplemental hereto, in form satisfactory to the Company, the Purchase Contract Agent and the Collateral Agent, the Custodial Agent and the Securities Intermediary, to:
     (a) evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Certificates;
     (b) add to the covenants of the Company for the benefit of the Holders, or surrender any right or power herein conferred upon the Company;
     (c) evidence and provide for the acceptance of appointment hereunder by a successor Purchase Contract Agent, Collateral Agent, Securities Intermediary or Custodial Agent;
     (d) make provision with respect to the rights of Holders pursuant to the requirements of Section 5.05(b); or
     (e) cure any ambiguity or to correct or supplement any provisions herein that may be inconsistent with any other provision herein, or to make such other provisions in regard to matters or questions arising under this Agreement that do not adversely affect the interests of any Holders; provided that any amendment made solely to conform the provisions of this Agreement to the description of the Units and the Purchase Contracts contained in the preliminary prospectus supplement dated June 21, 2010 (as supplemented by the related term sheet dated June 22, 2010), relating to the Units under the sections entitled “Description of the Equity Units,” “Description of the Purchase Contracts” and “Certain Provisions of the Purchase Contract and Pledge Agreement” will be deemed not to materially adversely affect the interests of the Holders.
     Section 8.02. Supplemental Agreements with Consent of Holders. With the consent of the Holders of not less than a majority of the Outstanding Units voting together as one class, including without limitation the consent of the Holders obtained in connection with a tender or an exchange offer, by Act of said

Holders delivered to the Company and the Purchase Contract Agent, the Company, when authorized by a Board Resolution, the Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent may enter into an agreement or agreements supplemental hereto for the purpose of modifying in any manner the terms of the Purchase Contracts, or the provisions of this Agreement or the rights of the Holders in respect of the Units; provided, however, that, except as contemplated herein, no such supplemental agreement shall, without the consent of the Holder of each outstanding Purchase Contract affected thereby,
     (a) subject to the Company’s right to defer Contract Adjustment Payments, change any Payment Date;
     (b) impair the Holders’ right to institute suit for the enforcement of any Purchase Contract or payment of any Contract Adjustment Payments or Deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon);
     (c) except as set forth in Section 5.05, reduce the number of shares of Common Stock purchasable pursuant to any Purchase Contract, increase the purchase price of the shares of Common Stock upon settlement of any Purchase Contract, change the Purchase Contract Settlement Date or change the right to Early Settlement or Fundamental Change Early Settlement in a manner adverse to the Holder or otherwise adversely affect the Holder’s rights under this Agreement or Remarketing Agreement in any material respect;
     (d) change the amount or the type of Collateral required to be Pledged to secure a Holder’s obligations under the Purchase Contract (except for the rights of holders of Corporate Units to substitute Treasury Securities for the Pledged Applicable Ownership Interests in Notes or the rights of Holders of Treasury Units to substitute Notes for the Pledged Treasury Securities);
     (e) impair the right of the Holder of any Purchase Contract to receive distributions on the Collateral or otherwise adversely affect the Holder’s rights in or to such Collateral;
     (f) reduce any Contract Adjustment Payments or any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) or change any place where, or the coin or currency in which, any Contract Adjustment Payment is payable; or
     (g) reduce the percentage of the outstanding Purchase Contracts whose Holder’s consent is required for any modification or amendment of the provisions of this Agreement or the Purchase Contracts;
provided that if any such supplemental agreement would adversely affect only the Corporate Units or only the Treasury Units, then only the affected voting group of Holders as of the record date for the Holders entitled to vote thereon will be entitled to vote on such supplemental agreement, and such supplemental agreement shall not be effective except with the consent of Holders of not less than a majority of such voting group or, in the case of any supplemental agreement having the effects specified in clauses (a) through (g) of this Section 8.02, each Holder affected thereby.
     It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.
     Section 8.03. Execution of Supplemental Agreements. In executing, or accepting the additional agencies created by any supplemental agreement permitted by this Article or the modifications thereby of the agencies created by this Agreement, the Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent shall be protected, and (subject to Section 7.01 with respect to the Purchase Contract Agent) shall be fully authorized and protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such supplemental agreement is authorized or permitted by this Agreement and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied. The Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent may, but shall not be obligated to, enter into any such supplemental agreement which affects their own rights, duties or immunities under this Agreement or otherwise.
     Section 8.04. Effect of Supplemental Agreements. Upon the execution of any supplemental agreement under this Article, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Certificates theretofore or thereafter authenticated, executed on behalf of the Holders and delivered hereunder, shall be bound thereby.
     Section 8.05. Reference to Supplemental Agreements. Certificates authenticated, executed on behalf of the Holders and delivered after the execution of any supplemental agreement pursuant to this Article may, and shall if required by the Purchase Contract Agent, bear a notation in form approved by the Purchase Contract Agent as to any matter provided for in such supplemental agreement. If the Company shall so determine, new Certificates so modified as to conform, in the opinion of the Purchase Contract Agent and the Company, to any such supplemental agreement may be prepared and executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Purchase Contract Agent in exchange for outstanding Certificates.

ARTICLE 9
Consolidation, Merger, Conveyance, Transfer Or Lease
     Section 9.01. Covenant Not To Consolidate, Merge, Convey, Transfer or Lease Property except under Certain Conditions. The Company covenants that it will not merge or consolidate with or convert into any entity or sell, convey, transfer, assign or otherwise dispose all or substantially all of its assets, unless:
     (a) the resulting or acquiring entity, if other than the Company, is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes all of the responsibilities and liabilities of the Company under the Purchase Contracts, this Agreement, the Remarketing Agreement (if the Company has executed a Remarketing Agreement on or prior to the time of the merger, consolidation, conversion, sale, conveyance, transfer, assignment or other disposition) and the Indenture (including any supplement thereto), including the payment of all amounts due on the Notes and the Guarantee and performance of the covenants in the Indenture (including any supplement thereto), by one or more supplemental agreements in form reasonably satisfactory to the Purchase Contract Agent and the Collateral Agent;
     (b) immediately after the transaction, and giving effect to the transaction, no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default under the Indenture (including any supplement thereto) exists and the Company is not, or such successor entity is not, in default of payment obligations under the Purchase Contracts, this Agreement or the Remarketing Agreement (if the Company has executed a Remarketing Agreement on or prior to the time of the merger, consolidation, conversion, sale, conveyance, transfer, assignment or other disposition) or in material default in the performance of any other obligations hereunder or thereunder.
     Section 9.02. Rights and Duties of Successor Person. In case of any such merger, consolidation, conversion, sale, conveyance (other than by way of lease), transfer, assignment or other disposition, and upon any such assumption by the successor corporation or limited liability company in accordance with Section 9.01, such successor corporation or limited liability company shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company, and the Company shall be relieved of any obligations under this Agreement and under the Units. Such successor corporation thereupon may cause to be signed, and may issue either in its own name or in the name of PPL Corporation (or any permitted successor thereto) any or all of the Certificates evidencing Units issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Purchase Contract Agent; and, upon the order of such successor instead of the Company, and subject to all the terms, conditions and limitations in this Agreement prescribed, the Purchase Contract Agent shall authenticate and execute on behalf of the Holders and deliver any Certificates which previously shall have been signed and delivered by the officers of the Company to the Purchase Contract Agent for authentication and execution, and any Certificate evidencing Units which such successor corporation or limited liability company thereafter shall cause to be signed and delivered to the Purchase Contract Agent for that purpose. All the Certificates issued shall in all respects have the same legal rank and benefit under this Agreement as the Certificates theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Certificates had been issued at the date of the execution hereof.
     In case of any such merger, consolidation, conversion, sale, assignment, transfer, or conveyance such change in phraseology and form (but not in substance) may be made in the Certificates evidencing Units thereafter to be issued as may be appropriate.
     Section 9.03. Officers’ Certificate and Opinion of Counsel Given to Purchase Contract Agent. The Purchase Contract Agent, subject to Section 7.01 and Section 7.03, shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such merger, consolidation, sale, conveyance, transfer, assignment or other disposition, and any such assumption, complies with the provisions of this Article and that all conditions precedent to the consummation of any such merger, consolidation, conversion, sale, conveyance, transfer, assignment or other disposition have been met.
ARTICLE 10
Covenants
     Section 10.01. Performance under Purchase Contracts. The Company covenants and agrees for the benefit of the Holders from time to time of the Units that it will duly and punctually perform its obligations under the Purchase Contracts in accordance with the terms of the Purchase Contracts and this Agreement.
     Section 10.02. Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, New York City, New York an office or agency where Certificates may be presented or surrendered for acquisition of shares of Common Stock upon settlement of the Purchase Contracts on the Purchase Contract Settlement Date or upon Early Settlement or Fundamental Change Early Settlement and for transfer of Collateral upon occurrence of a Termination Event, where Certificates may be surrendered for registration of transfer or exchange, or for a Collateral Substitution and where notices and demands to or upon the Company in respect of the Units and this Agreement may be served. The Company will give prompt written notice to the Purchase Contract Agent of the location, and any change in the location, of such office or agency. The Company initially designates the Corporate Trust Office of the Purchase Contract Agent in New York City, as such office of the Company. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Purchase Contract Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the foregoing Corporate Trust Office in New York City and the Company hereby appoints the Purchase Contract Agent as its agent to receive all such presentations, surrenders, notices and demands.
     The Company may also from time to time designate one or more other offices or agencies where Certificates may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, New York City, New York for such purposes. The Company will give prompt written notice to the Purchase Contract Agent of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby designates as the place of payment for the Units the Corporate Trust Office of the Purchase Contract Agent in the New York City and appoints the Purchase Contract Agent at its Corporate Trust Office in New York City, as paying agent in such city.
     Section 10.03. Company to Reserve Common Stock. The Company shall at all times prior to the Purchase Contract Settlement Date reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable against tender of payment in respect of all Purchase Contracts constituting a part of the Units evidenced by Outstanding Certificates.
     Section 10.04. Covenants as to Common Stock; Listing. (a) The Company covenants that all shares of Common Stock which may be issued against tender of payment in respect of any Purchase Contract constituting a part of the Outstanding Units will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.
     (b) The Company further covenants that, if at any time the Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon settlement of Purchase Contracts; provided, however, that, if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the date on which any Purchase Contract is first settled in accordance with the provisions of this Agreement, the Company covenants to list such Common Stock issuable upon settlement of the Purchase Contracts in accordance with the requirements of such exchange or automated quotation system no later than at such time.

     (c) The Company shall use its reasonable best efforts to effect the listing of the Corporate Units and the underlying Common Stock on the NYSE within 30 days of the date of the initial issuance of the Corporate Units.
     Section 10.05. Statements of Officers of the Company as to Default. The Company will deliver to the Purchase Contract Agent, within 120 days after the end of each fiscal year of the Company (which as of the date hereof is December 31) ending after the date hereof, an Officers’ Certificate stating whether or not to the knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Agreement, and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.
     Section 10.06. ERISA. Each Holder, by acceptance of the Corporate Units, Treasury Units, any shares of Common Stock issuable upon settlement of the Purchase Contract or Notes will be deemed to have represented and warranted that from and including the date of its acquisition of any such securities through and including the date of the satisfaction of the obligation under the Purchase Contract and/or the disposition of any such securities either (i) no portion of the assets used by such Holder to acquire or hold the Units, shares of Common Stock issuable upon settlement of the Purchase Contract or Notes (or by any Beneficial Owner with a Book-Entry Interest in such Units that is a Plan or that used assets of a Plan to acquire such Book-Entry Interest) constitutes assets of any such Plan or (ii) its acquisition, holding and disposition of the Corporate Units, Treasury Units, shares of Common Stock issuable upon settlement of the Purchase Contract or Notes, as applicable, will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law.
     Section 10.07. Tax Treatment. The Company covenants and agrees, and by acceptance of a Unit or beneficial ownership of a Unit, each Holder and beneficial owner will be deemed to have agreed for U.S. federal, state and local income tax purposes (i) to treat each beneficial owner of a Corporate Unit or a Treasury Unit as the owner of the applicable interests in the Collateral, including the Notes underlying the Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or the Treasury Securities, as the case may be, (ii) to treat the Notes as indebtedness for all tax purposes, (iii) to allocate, as of the date hereof, 100% of a Holder’s purchase price for a Corporate Unit to the Applicable Ownership Interests in Notes and 0% to each Purchase Contract, which will establish each Holder’s initial tax basis in each Purchase Contract as $0.00 and each Holder’s initial tax basis in each Applicable Ownership Interest in Notes as $50.00, and (iv) in all events, not to take any position for U.S. federal, state or local income tax purposes that is inconsistent with or contrary to the above covenants.
     Section 10.08. Remarketing Agreement. On or prior to the date that is 30 days prior to March 29, 2013, the Company shall have entered into, and shall have caused the Notes Issuer, Purchase Contract Agent and the Remarketing Agent(s) to have entered into, the Remarketing Agreement.
ARTICLE 11
Pledge
     Section 11.01. Pledge. Each Holder, acting through the Purchase Contract Agent as such Holder’s attorney-in-fact, and the Purchase Contract Agent, acting solely as such attorney-in-fact, hereby pledges and grants to the Collateral Agent, as agent of and for the benefit of the Company, a continuing first priority perfected security interest in and to, and a lien upon and right of set-off against, all of such Person’s right, title and interest in and to the Collateral, whether now existing or hereafter arising, to secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement or other applicable law.
     Section 11.02. Termination. As to each Holder, the Pledge created hereby shall terminate upon the payment and performance in full of such Holder’s Obligations. Promptly after such termination, the Collateral Agent shall instruct the Securities Intermediary to Transfer such portion of the Collateral attributable to such Holder to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
ARTICLE 12
Administration of Collateral
     Section 12.01. Initial Deposit of Notes. (a) Prior to or concurrently with the execution and delivery of this Agreement, the Purchase Contract Agent, on behalf of the initial Holders of the Corporate Units, shall Transfer to the Securities Intermediary, for credit to the Collateral Account, the Applicable Ownership Interests in Notes and the Notes underlying such Applicable Ownership Interests in Notes or security entitlements relating thereto and the Securities Intermediary shall indicate by book-entry that a securities entitlement with respect to such Applicable Ownership Interests in Notes (and the Notes underlying such Applicable Ownership Interests in Notes) has been credited to the Collateral Account.
     (b) The Collateral Agent may, at any time or from time to time, in its sole discretion, cause any or all securities or other property underlying any financial assets credited to the Collateral Account to be registered in the name of the Securities Intermediary, the Collateral Agent or their respective nominees;

provided, however, that unless any Event of Default shall have occurred and be continuing, the Collateral Agent agrees not to cause any Notes to be so re-registered.
     Section 12.02. Establishment of Collateral Account. The Securities Intermediary hereby confirms that:
     (a) the Securities Intermediary has established the Collateral Account;
     (b) the Collateral Account is a securities account;
     (c) subject to the terms of this Agreement, the Securities Intermediary shall identify in its records the Collateral Agent as the entitlement holder entitled to exercise the rights that comprise any financial asset credited to the Collateral Account;
     (d) all property delivered to the Securities Intermediary pursuant to this Agreement, including any Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) or Treasury Securities and the Permitted Investments, will be credited promptly to the Collateral Account; and
     (e) all securities or other property underlying any financial assets credited to the Collateral Account shall be (i) registered in the name of the Purchase Contract Agent and indorsed to the Securities Intermediary or in blank, (ii) registered in the name of the Securities Intermediary or (iii) credited to another securities account maintained in the name of the Securities Intermediary.
     In no case will any financial asset credited to the Collateral Account be registered in the name of the Purchase Contract Agent (in its capacity as such) or any Holder or specially indorsed to the Purchase Contract Agent (in its capacity as such) or any Holder, unless such financial asset has been further indorsed to the Securities Intermediary or in blank.
     Section 12.03. Treatment as Financial Assets. Each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Collateral Account shall be treated as a financial asset.
     Section 12.04. Sole Control by Collateral Agent. Except as provided in Section 15.01, at all times prior to the termination of the Pledge, the Collateral Agent shall have sole control of the Collateral Account, and the Securities Intermediary shall take instructions and directions, and comply with entitlement orders, with respect to the Collateral Account or any financial asset credited thereto solely from the Collateral Agent. If at any time the Securities Intermediary shall receive an entitlement order issued by the Collateral Agent and relating to the Collateral Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Purchase Contract Agent or any Holder or any other Person. Except as otherwise permitted under this

Agreement, until termination of the Pledge, the Securities Intermediary will not comply with any entitlement orders issued by the Purchase Contract Agent or any Holder.
     Section 12.05. Jurisdiction. The Collateral Account, and the rights and obligations of the Securities Intermediary, the Collateral Agent, the Purchase Contract Agent and the Holders with respect thereto, shall be governed by the internal laws of the State of New York. Regardless of any provision in any other agreement, the Securities Intermediary’s jurisdiction is the State of New York for purposes of the UCC.
     Section 12.06. No Other Claims. Except for the claims and interest of the Collateral Agent and of the Purchase Contract Agent and the Holders in the Collateral Account, the Securities Intermediary (without having conducted any investigation) does not know of any claim to, or interest in, the Collateral Account or in any financial asset credited thereto. If the Securities Intermediary receives written notice at its corporate trust office in New York City or if an officer thereof assigned to such office has actual knowledge that any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collateral Account or in any financial asset carried therein, the Securities Intermediary will as soon as practicable notify the Collateral Agent and the Purchase Contract Agent.
     Section 12.07. Investment and Release. All proceeds of financial assets from time to time credited to the Collateral Account shall be invested and reinvested as provided in this Agreement. At all times prior to termination of the Pledge, no property shall be released from the Collateral Account except in accordance with this Agreement or upon written instructions of the Collateral Agent.
     Section 12.08. Statements and Confirmations. The Securities Intermediary will as soon as practicable send copies of all statements, confirmations and other correspondence concerning the Collateral Account and any financial assets credited thereto simultaneously to each of the Purchase Contract Agent and the Collateral Agent at their addresses for notices under this Agreement.
     Section 12.09. Tax Allocations. The Collateral Agent shall report all items of income, gain, expense and loss recognized in the Collateral Account, to the extent such reporting is required by law, to the Internal Revenue Service authorities in the manner required by law. Neither the Securities Intermediary nor the Purchase Contract Agent shall have any tax reporting duties in respect of the Collateral Account.
     Section 12.10. No Other Agreements. The Securities Intermediary has not entered into, and prior to the termination of the Pledge will not enter into, any agreement with any other Person relating to the Collateral Account or any financial assets credited thereto, including, without limitation, any agreement to comply with entitlement orders of any Person other than the Collateral Agent.
     Section 12.11. Powers Coupled with an Interest. The rights and powers granted in this Agreement to the Collateral Agent have been granted in order to perfect its security interests in the Collateral Account, are powers coupled with an interest and will be affected neither by the bankruptcy of the Purchase Contract Agent or any Holder nor by the lapse of time. The obligations of the Securities Intermediary under this Purchase Contract and Pledge Agreement shall continue in effect until the termination of the Pledge.
     Section 12.12. Waiver of Lien; Waiver of Set-off. The Securities Intermediary waives any security interest, lien or right to make deductions or set-offs that it may now have or hereafter acquire in or with respect to the Collateral Account, any financial asset credited thereto or any security entitlement in respect thereof. Neither the financial assets credited to the Collateral Account nor the security entitlements in respect thereof will be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Company.
ARTICLE 13
Rights and Remedies of the Collateral Agent
     Section 13.01. Rights and Remedies of the Collateral Agent. (a) In addition to the rights and remedies set forth herein or otherwise available at law or in equity, after a collateral event of default (as specified in Section 13.01(b) below) hereunder, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and the TRADES Regulations and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted. Without limiting the generality of the foregoing, such remedies may include, to the extent permitted by applicable law, (1) retention of the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Treasury Securities and/or the Pledged Applicable Ownership Interests in the Treasury Portfolio in full satisfaction of the Holders’ obligations under the Purchase Contracts and the Purchase Contract Agreement and/or (2) sale of the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Treasury Securities or the Pledged Applicable Ownership Interests in the Treasury Portfolio in one or more public or private sales.
     (b) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent or under applicable law, in the event the Collateral Agent is unable to make payments to the Company on account of Proceeds of (i) the Notes underlying Pledged Applicable Ownership Interests in Notes (other than any interest payments thereon), (ii) Pledged Applicable

Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), or (iii) the Pledged Treasury Securities as provided in this Agreement in satisfaction of the Obligations of the Holder of the Units of which such Notes underlying Pledged Applicable Ownership Interests in Notes, such Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) or such Pledged Treasury Securities are a part under the related Purchase Contracts, the inability to make such payments shall constitute a “collateral event of default” hereunder and the Collateral Agent shall, for the benefit of the Company, have and may exercise, with reference to such Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Treasury Securities or Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as applicable, any and all of the rights and remedies available to a secured party under the UCC and the TRADES Regulations after default by a debtor, and as otherwise granted herein or under any applicable law.
     (c) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent or under applicable law, the Collateral Agent is hereby irrevocably authorized to receive, collect and apply to the satisfaction of the Obligations all payments with respect to (i) the Notes underlying Pledged Applicable Ownership Interests in Notes (other than any interest payments thereon), (ii) the Pledged Treasury Securities and (iii) the Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), subject, in each case, to the provisions of this Agreement, and as otherwise provided herein.
     (d) The Purchase Contract Agent and each Holder agrees that, from time to time, upon the written request of the Collateral Agent, the Purchase Contract Agent, on behalf of such Holder, shall execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order to maintain the Pledge, and the perfection and priority thereof, and to confirm the rights of the Collateral Agent hereunder. The Purchase Contract Agent shall have no liability to any Holder for executing any documents or taking any such acts requested by the Collateral Agent hereunder, except for liability for its own negligent acts, its own negligent failure to act or its own willful misconduct.
ARTICLE 14
Representations and Warranties to Collateral Agent; Holder Covenants
     Section 14.01. Representations and Warranties. Each Holder from time to time, acting through the Purchase Contract Agent as attorney-in-fact (it being understood that the Purchase Contract Agent shall not be liable for any representation or warranty made by or on behalf of a Holder), hereby represents and warrants to the Collateral Agent and the Company (with respect to such Holder’s interest in the Collateral), which representations and warranties shall be deemed repeated on each day a Holder effects a Transfer of Collateral, that:
     (a) such Holder has the power to grant a security interest in and lien on the Collateral;
     (b) such Holder is the sole beneficial owner of the Collateral and, in the case of Collateral delivered in physical form, is the sole holder of such Collateral and is the sole beneficial owner of, or has the right to Transfer, the Collateral it Transfers to the Collateral Agent for credit to the Collateral Account, free and clear of any security interest, lien, encumbrance, call, liability to pay money or other restriction other than the security interest and lien granted under Article 11;
     (c) upon the Transfer of the Collateral to the Securities Intermediary for credit to the Collateral Account, the Collateral Agent, for the benefit of the Company, will have a valid and perfected first priority security interest therein (assuming that any central clearing operation or any securities intermediary or other entity not within the control of the Holder involved in the Transfer of the Collateral, including the Collateral Agent and the Securities Intermediary, gives the notices and takes the action required of it hereunder and under applicable law for perfection of that interest and assuming the establishment and exercise of control pursuant to Article 12 hereof); and
     (d) the execution and performance by the Holder of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on the Collateral (other than the security interest and lien granted under Article 11 hereof) or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.
     Section 14.02. Covenants. The Purchase Contract Agent and the Holders from time to time, acting through the Purchase Contract Agent as their attorney-in-fact (it being understood that the Purchase Contract Agent shall not be liable for any covenant made by or on behalf of a Holder), hereby covenant to the Collateral Agent and the Company that for so long as the Collateral remains subject to the Pledge:
     (a) neither the Purchase Contract Agent nor such Holders will create or purport to create or allow to subsist any mortgage, charge, lien, pledge or any other security interest whatsoever over the Collateral or any part of it other than pursuant to this Agreement; and
     (b) neither the Purchase Contract Agent nor such Holders will sell or otherwise dispose (or attempt to dispose) of the Collateral or any part of it except for the beneficial interest therein, subject to the Pledge hereunder, transferred in connection with a Transfer of the Units.
ARTICLE 15
The Collateral Agent, the Custodial Agent and the Securities Intermediary
     Section 15.01. Appointment, Powers and Immunities. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall act solely as agent for the Company hereunder, shall not assume any obligation or relationship of agency or trust for or with any of the Holders, except for the obligations owed by a pledgee of property to the owner of the property under this Agreement and applicable law, and shall have such powers as are specifically vested in the Collateral Agent, the Custodial Agent and the Securities Intermediary, as the case may be, by the terms of this Agreement. The Collateral Agent, the Custodial Agent and Securities Intermediary shall:
     (a) have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants or obligations shall be inferred from this Agreement against the Collateral Agent, the Custodial Agent or the Securities Intermediary, nor shall the Collateral Agent, the Custodial Agent or the Securities Intermediary be bound by the provisions of any agreement by any party hereto (to which the Collateral Agent, the Custodian Agent or the Securities Intermediary, as the case may be, is not a party) beyond the specific terms hereof;
     (b) not be responsible for any recitals contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement or the Units, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (other than as against the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be), the Units, any Collateral or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person (except the Collateral Agent, the Custodial Agent or Securities Intermediary, as the case may be) to perform any of its obligations hereunder or thereunder or for the perfection, priority or, except as expressly required hereby, maintenance of any security interest created hereunder;
     (c) not be required to initiate or conduct any litigation or collection proceedings hereunder (except pursuant to directions furnished under Section 15.02 hereof, subject to Section 15.08 hereof);
     (d) not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith or therewith, except for its own negligence or willful misconduct; and

     (e) not be required to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.
     Subject to the foregoing, during the term of this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall take all reasonable action in connection with the safekeeping and preservation of the Collateral hereunder as determined by industry standards.
     No provision of this Agreement shall require the Collateral Agent, the Custodial Agent or the Securities Intermediary to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder. In no event shall the Collateral Agent, the Custodial Agent or the Securities Intermediary be liable for any amount in excess of the Value of the Collateral.
     Section 15.02. Instructions of the Company. The Company shall have the right, by one or more written instruments executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any proceeding for the realization of any right or remedy available to the Collateral Agent, or of exercising any power conferred on the Collateral Agent, or to direct the taking or refraining from taking of any action authorized by this Agreement; provided, however, that (i) such direction shall not conflict with the provisions of any law or of this Agreement or involve the Collateral Agent in personal liability and (ii) the Collateral Agent shall be indemnified to its satisfaction as provided herein. Nothing contained in this Section 15.02 shall impair the right of the Collateral Agent in its discretion to take any action or omit to take any action which it deems proper and which is not inconsistent with such direction. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary has any obligation or responsibility to file UCC financing or continuation statements.
     Section 15.03. Reliance by Collateral Agent, Custodial Agent and Securities Intermediary. Each of the Securities Intermediary, the Custodial Agent and the Collateral Agent shall be entitled to rely conclusively upon any certification, order, judgment, opinion, notice or other written communication (including, without limitation, any thereof by e-mail or similar electronic means, telecopy or facsimile) believed by it in good faith to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the correctness of any fact stated therein) and consult with and conclusively rely upon advice, opinions and statements of legal counsel and other experts selected by the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be. As to any matters not expressly provided for by this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Company.

     Section 15.04. Certain Rights. (a) Whenever in the administration of the provisions of this Agreement the Collateral Agent, the Custodial Agent or the Securities Intermediary shall deem it necessary or desirable that a matter be proved or established prior to taking, or omitting to take, or suffering any action hereunder, or suffering to exist any state of events, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, be deemed to be conclusively proved and established by an Officers’ Certificate delivered to the Collateral Agent, the Custodial Agent or the Securities Intermediary and such certificate, in the absence of bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, shall be full warrant to the Collateral Agent, the Custodial Agent or the Securities Intermediary for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance thereon.
     (b) The Collateral Agent, the Custodial Agent or the Securities Intermediary shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.
     Section 15.05. Merger, Conversion, Consolidation or Succession to Business. Any Person or national association into which the Collateral Agent, the Custodial Agent or the Securities Intermediary may be merged or converted or with which it may be consolidated, or any Person or national association resulting from any merger, conversion or consolidation to which the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be a party, or any Person or national association succeeding to all or substantially all of the corporate trust business of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be the successor of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
     Section 15.06. Rights in Other Capacities. The Collateral Agent, the Custodial Agent and the Securities Intermediary and their affiliates may (without having to account therefor to the Company) accept deposits from, lend money to, make their investments in and generally engage in any kind of banking, trust or other business with the Purchase Contract Agent, any other Person interested herein and any Holder (and any of their respective subsidiaries or affiliates) as if it were not acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, and the Collateral Agent, the Custodial Agent, the Securities Intermediary and their affiliates may accept fees and other consideration from the Purchase Contract Agent and any Holder without having to account for the same to the Company; provided that each of the Collateral Agent, the Custodial Agent and the Securities Intermediary covenants and agrees with the Company that it shall not accept, receive or permit there to be created in favor of itself and shall take no affirmative action to permit there to be created in favor of any other Person, any security interest, lien or other encumbrance of any kind in or upon the Collateral other than the lien created by the Pledge.
     Section 15.07. Non-reliance on the Collateral Agent, Custodial Agent And Securities Intermediary. None of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be required to keep itself informed as to the performance or observance by the Purchase Contract Agent or any Holder of this Agreement, the Units or any other document referred to or provided for herein or therein or to inspect the properties or books of the Purchase Contract Agent or any Holder. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have any duty or responsibility to provide the Company with any credit or other information concerning the affairs, financial condition or business of the Purchase Contract Agent or any Holder (or any of their respective affiliates) that may come into the possession of the Collateral Agent, the Custodial Agent or the Securities Intermediary or any of their respective affiliates.
     Section 15.08. Compensation and Indemnity. The Company agrees to:
     (a) pay the Collateral Agent, the Custodial Agent and the Securities Intermediary from time to time such compensation as shall be agreed in writing between the Company and the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, for all services rendered by them hereunder;
     (b) indemnify and hold harmless the Collateral Agent, the Custodial Agent, the Securities Intermediary and each of their respective directors, officers, agents and employees (collectively, the “Pledge Indemnitees”), from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses (including reasonable fees and expenses of counsel) (collectively, “Losses” and individually, a “Loss”) that may be imposed on, incurred by, or asserted against, the Pledge Indemnitees or any of them for following any instructions or other directions upon which any of the Collateral Agent, the Custodial Agent or the Securities Intermediary is entitled to rely pursuant to the terms of this Agreement; and
     (c) in addition to and not in limitation of paragraph (b) of this Section 15.08, indemnify and hold the Pledge Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against, the Pledge Indemnitees or any of them in connection with or arising out of the Collateral Agent’s, the Custodial Agent’s or the Securities Intermediary’s acceptance or performance of its powers and duties under this Agreement, provided the Collateral Agent, the Custodial Agent or the Securities Intermediary has not acted with gross negligence or engaged in willful misconduct or bad faith with respect to the specific Loss against which indemnification is sought, including the Pledge Indemnitee’s reasonable costs and expenses of defending themselves against any claim (whether asserted by the

Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of the Collateral Agent’s, the Custodial Agent’s or Securities Intermediary’s powers or duties hereunder or thereunder or of enforcing the provisions of this Section and Section 15.14.
     Without prejudice to its rights hereunder or under applicable law, when any of the Collateral Agent, Custodial Agent or Securities Intermediary incurs expenses after a Termination Event occurs, or renders services after a Termination Event occurs, such expenses and compensation are intended to constitute expenses of administration under the Bankruptcy Code or any applicable state bankruptcy, insolvency or other similar law.
     The provisions of this Section and Section 15.14 shall survive the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary and the termination of this Agreement.
     Section 15.09. Failure to Act. In the event that, in the good faith belief of the Collateral Agent, the Custodial Agent or the Securities Intermediary, an ambiguity in the provisions of this Agreement arises or any actual dispute between or conflicting claims by or among the parties hereto or any other Person with respect to any funds or property deposited hereunder has been asserted in writing, then at its sole option, each of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled, after prompt notice to the Company and the Purchase Contract Agent, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and the Collateral Agent, the Custodial Agent and the Securities Intermediary, as the case may be, shall not be or become liable in any way to any of the parties hereto for its failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled to refuse to act until either:
     (a) such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Collateral Agent, the Custodial Agent or the Securities Intermediary; or
     (b) the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all loss, liability or reasonable out-of-pocket expense which it may incur by reason of its acting.
     The Collateral Agent, the Custodial Agent and the Securities Intermediary may in addition elect to commence an interpleader action or seek other judicial relief or orders as the Collateral Agent, the Custodial Agent or the Securities Intermediary may deem necessary. Notwithstanding anything contained herein to the contrary, none of the Collateral Agent, the Custodial Agent or the Securities

Intermediary shall be required to take any action that is in its opinion contrary to law or to the terms of this Agreement, or which would in its opinion subject it or any of its officers, employees or directors to personal liability.
     Section 15.10. Resignation of Collateral Agent, the Custodial Agent and the Securities Intermediary. (a) Subject to the appointment and acceptance of a successor Collateral Agent, Custodial Agent or Securities Intermediary as provided below:
     (i) the Collateral Agent, the Custodial Agent or the Securities Intermediary may resign at any time by giving notice thereof to the Company and the Purchase Contract Agent as attorney-in-fact for the Holders;
     (ii) the Collateral Agent, the Custodial Agent or the Securities Intermediary may be removed at any time by the Company; and
     (iii) if the Collateral Agent, the Custodial Agent or the Securities Intermediary fails to perform any of its material obligations hereunder in any material respect for a period of not less than 20 days after receiving written notice of such failure by the Purchase Contract Agent and such failure shall be continuing, the Collateral Agent, the Custodial Agent and the Securities Intermediary may be removed by the Purchase Contract Agent, acting at the direction of Holders of a majority of the Units.
     The Purchase Contract Agent shall promptly notify the Company upon the transmission of notice as contemplated by clause (iii) of Section 15.10(a) and any removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary pursuant to clause (iii) of this Section 15.10(a). Upon any such resignation or removal under this Section 15.10(a), the Company shall have the right to appoint a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, which shall not be an Affiliate of the Purchase Contract Agent. If no successor Collateral Agent, Custodial Agent or Securities Intermediary shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s giving of notice of resignation or the Company’s or the Purchase Contract Agent’s giving notice of such removal, then the retiring or removed Collateral Agent, Custodial Agent or Securities Intermediary may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Collateral Agent, Custodial Agent or Securities Intermediary. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall each be a bank or a national banking association which has an office (or an agency office) in New York City with a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Collateral Agent, Custodial Agent or Securities Intermediary hereunder by a successor Collateral Agent, Custodial Agent or Securities

Intermediary, as the case may be, such successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, and the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall take all appropriate action, subject to payment of any amounts then due and payable to it hereunder, to transfer any money and property held by it hereunder (including the Collateral) to such successor. The retiring Collateral Agent, Custodial Agent or Securities Intermediary shall, upon such succession, be discharged from its duties and obligations as Collateral Agent, Custodial Agent or Securities Intermediary hereunder. After any retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s resignation hereunder as Collateral Agent, Custodial Agent or Securities Intermediary, the provisions of this Article 15 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary. Any resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder, at a time when such Person is also acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, shall be deemed for all purposes of this Agreement as the simultaneous resignation or removal of the Collateral Agent, the Securities Intermediary or the Custodial Agent, as the case may be.
     (b) If The Bank of New York Mellon is serving as the Collateral Agent hereunder and also as the Purchase Contract Agent hereunder at any time that an Event of Default or a collateral event of default is continuing hereunder, The Bank of New York Mellon will resign as the Collateral Agent, Custodial Agent and the Securities Intermediary effective as of the appointment of one or more successors in accordance with this Article 15, but continue to act as the Purchase Contract Agent. A successor Collateral Agent, Custodial Agent and Securities Intermediary will be appointed in accordance with the terms of this Article 15.
     Section 15.11. Right to Appoint Agent or Advisor. The Collateral Agent shall have the right to appoint agents or advisors in connection with any of its duties hereunder, and the Collateral Agent shall not be liable for any action taken or omitted by, or in reliance upon the advice of, such agents or advisors selected in good faith. The appointment of agents pursuant to this Section 15.11 shall be subject to prior written consent of the Company, which consent shall not be unreasonably withheld.
     Section 15.12. Survival. The provisions of this Article 15 shall survive termination of this Agreement and the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary.
     Section 15.13. Exculpation. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Collateral Agent, the Custodial Agent or the Securities Intermediary or their officers, directors, employees or agents be liable under this Agreement for indirect, special, punitive, or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, whether or not the likelihood of such loss or damage was known to the Collateral Agent, the Custodial Agent or the Securities Intermediary, or any of them and regardless of the form of action.
     Section 15.14. Expenses, Etc. The Company agrees to reimburse the Collateral Agent, the Custodial Agent and the Securities Intermediary for:
     (a) all reasonable costs, fees and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, the reasonable fees and expenses of counsel to the Collateral Agent, the Custodial Agent and the Securities Intermediary), in connection with (i) the negotiation, preparation, execution and delivery or performance of this Agreement (excluding taxes that are based on or measured by income in whole or in part (including franchise taxes)) and (ii) any modification, supplement or waiver of any of the terms of this Agreement;
     (b) all reasonable costs, fees and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, reasonable fees and expenses of counsel) in connection with (i) any enforcement or proceedings resulting or incurred in connection with causing any Holder to satisfy its obligations under the Purchase Contracts forming a part of the Units and (ii) the enforcement of this Section 15.14;
     (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document referred to herein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated hereby;
     (d) all reasonable fees and expenses of any agent or advisor appointed by the Collateral Agent and consented to by the Company under Section 15.11 of this Agreement; and
     (e) any other out-of-pocket costs and expenses (excluding taxes that are based on or measured by income in whole or in part (including franchise taxes)) reasonably incurred by the Collateral Agent, the Custodial Agent and the Securities Intermediary in connection with the performance of their duties hereunder.
     Section 15.15. Force Majeure. In no event shall any of the Collateral Agent, Custodial Agent and Securities Intermediary be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; or acts of civil or military authority or governmental actions; it being understood that the Collateral Agent, Custodial Agent and Securities Intermediary shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.
ARTICLE 16
Miscellaneous
     Section 16.01. Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Holders from time to time hereunder pursuant to the Pledge, shall be absolute and unconditional irrespective of:
     (a) any lack of validity or enforceability of any provision of the Purchase Contracts or the Units or any other agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or any other term of, or any increase in the amount of, all or any of the obligations of Holders of the Units under the related Purchase Contracts, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Purchase Contract Agreement or any Purchase Contract or any other agreement or instrument relating thereto; or
     (c) any other circumstance which might otherwise constitute a defense available to, or discharge of, a borrower, a guarantor or a pledgor.
     Section 16.02. Notice of Termination Event. Upon the occurrence of a Termination Event, the Company shall deliver written notice to the Purchase Contract Agent, the Collateral Agent and the Securities Intermediary. Upon the written request of the Collateral Agent or the Securities Intermediary, the Company shall inform such party whether or not a Termination Event has occurred.
     [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PPL CORPORATION	THE BANK OF NEW YORK MELLON,
as Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Units

By:	By:

Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:
[Two North Ninth Street	The Bank of New York Mellon
Allentown, PA 18101-1179	101 Barclay Street,
Telecopier No.: (610) 774-5151	Floor 4E
Attention: Treasurer]	New York, New York 10286
Attention: Global Structured Finance

THE BANK OF NEW YORK MELLON, as Collateral Agent, Custodial Agent and Securities Intermediary
By:
Name:
Title:

Address for Notices: The Bank of New York Mellon 101 Barclay Street, Floor 4E New York, New York 10286 Attention: Global Structured Finance

EXHIBIT A
(FORM OF FACE OF CORPORATE UNITS CERTIFICATE)
     [For inclusion in Global Certificate only — THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE CONTRACT AND PLEDGE AGREEMENT AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No.	CUSIP No. 69351T 601
Number of Corporate Units:	ISIN No. US69351T6010
PPL CORPORATION
Corporate Units
     This Corporate Units Certificate certifies that       is the registered Holder of the number of Corporate Units set forth above [For inclusion in Global Certificates only — or such other number of Corporate Units reflected in the Schedule of Increases or Decreases in Global Certificate attached hereto, which number shall not exceed 23,000,000 Corporate Units]. Each Corporate Unit consists of (i) the rights and obligations of the Holder under one Purchase Contract with the Company pursuant to which (A) the Holder will agree to purchase from the Company, and the Company will agree to sell to the Holder, not later than the Purchase Contract Settlement Date, for the Stated Amount in cash, a number of shares of Common Stock equal to the Settlement Rate, subject to anti-dilution adjustments and (B) the Company will pay the Holder quarterly Contract Adjustment Payments, subject to the Company’s right to defer such Contract Adjustment Payments and (ii) either (A) an Applicable Ownership Interest in Notes or (B) upon the occurrence of a Successful Optional Remarketing during the Optional Remarketing

Period, the Applicable Ownership Interest in the Treasury Portfolio, subject to the pledge of the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) by such Holder pursuant to the Purchase Contract and Pledge Agreement.
     All capitalized terms used herein that are defined in the Purchase Contract and Pledge Agreement (as defined on the reverse hereof) have the meaning set forth therein.
     In the event of any inconsistency between the provisions of this Corporate Units Certificate and the provisions of the Purchase Contract and Pledge Agreement (as defined below), the provisions of the Purchase Contract and Pledge Agreement shall govern and control.
     Pursuant to the Purchase Contract and Pledge Agreement, the Applicable Ownership Interest in Notes or the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, constituting part of each Corporate Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the obligations of the Holder under the Purchase Contract comprising part of such Corporate Unit.
     All payments of the principal amount with respect to the Notes underlying the Pledged Applicable Ownership Interests in Notes or all payments with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, or payments of interest on the Pledged Applicable Ownership Interests in Notes or distributions with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio), as the case may be, constituting part of the Corporate Units shall be paid on the dates and in the manner set forth in the Purchase Contract and Pledge Agreement. Interest on the Notes underlying the Applicable Ownership Interests in Notes or distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio), as the case may be, forming part of the Corporate Units evidenced hereby, which are payable on each Payment Date, shall, subject to receipt thereof by the Purchase Contract Agent, be paid to the Person in whose name this Corporate Units Certificate (or a Predecessor Corporate Units Certificate) is registered at the close of business on the Record Date for such Payment Date.
     Each Purchase Contract evidenced hereby obligates the Holder of this Corporate Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date, at a Purchase Price equal to the Stated Amount, a number of shares of Common Stock, equal to the Settlement Rate, unless on or prior to the Purchase Contract Settlement Date there shall have occurred a Termination Event, an Early Settlement or a Fundamental Change Early Settlement with respect to such Purchase Contract, all as provided in the Purchase Contract and Pledge Agreement. The Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the Purchase Contract Settlement Date by application of payment received in the Final Remarketing of the Notes underlying the Pledged Applicable Ownership Interests in Notes equal to the principal amount thereof or the proceeds of the Pledged Applicable Ownership Interests in the Treasury Portfolio

(as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, pledged to secure the Holder’s obligations under such Purchase Contract.
     Distributions on the Applicable Ownership Interests in Notes and distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio) will be payable at the Corporate Trust Office of the Purchase Contract Agent in New York City, which is located at 101 Barclay Street, New York, New York 10286, except that all payments with respect to Global Certificates will be made by wire transfer of immediately available funds to the Depositary.
     Each Purchase Contract evidenced hereby obligates each Holder and beneficial owner to agree, for U.S. federal, state and local income tax purposes (i) to treat each beneficial owner of a Corporate Unit as the owner of the applicable interests in the Collateral, including the Notes underlying the Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, (ii) to treat the Notes as indebtedness for all tax purposes, (iii) to allocate, as of the date hereof, 100% of a Holder’s purchase price for a Corporate Unit to the Applicable Ownership Interests in Notes and 0% to each Purchase Contract, which will establish each Holder’s initial tax basis in each Purchase Contract as $0.00 and each Holder’s initial tax basis in each Applicable Ownership Interest in Notes as $50.00, and (iv) in all events, not to take any position for U.S. federal, state or local income tax purposes that is inconsistent with or contrary to the above covenants.
     The Company shall pay, on each Contract Adjustment Payment Date, in respect of each Purchase Contract forming part of a Corporate Unit evidenced hereby, an amount (the “Contract Adjustment Payments”) equal to 4.875% per year of the Stated Amount, computed on the basis of a 360-day year consisting of twelve 30-day months. Such Contract Adjustment Payments shall be payable to the Person in whose name this Corporate Units Certificate is registered at the close of business on the Record Date for such Contract Adjustment Payment Date. The Company may, at its option, defer such Contract Adjustment Payments as described in the Purchase Contract and Pledge Agreement. The Contract Adjustment Payments are unsecured and will rank subordinate and junior in right of payment to all of the Company’s existing and future Senior Indebtedness.
     Interest on the Notes or distributions on the Applicable Ownership Interest in the Treasury Portfolio, as the case may be, and the Contract Adjustment Payments will be payable at the office of the Purchase Contract Agent in the Borough of Manhattan, New York City. If the book-entry system for the Corporate Units has been terminated, the Contract Adjustment Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a prior written notice to the Purchase Contract Agent.
     Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Purchase Contract Agent by manual signature, this Corporate Units Certificate shall not be entitled to any benefit under the Purchase Contract and Pledge Agreement or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

PPL CORPORATION
By:	/s/ James E. Abel
	Name:	James E. Abel
	Title:	Vice President-Finance & Treasurer

HOLDER SPECIFIED ABOVE (as to obligations of such Holder under the Purchase Contracts)
By:	THE BANK OF NEW YORK MELLON,
not individually but solely as attorney-in-fact of such Holder

By:	/s/ Christopher Curti
Authorized Signatory
CERTIFICATE OF AUTHENTICATION
OF PURCHASE CONTRACT AGENT
This is one of the Corporate Units Certificates referred to in the within mentioned Purchase Contract and Pledge Agreement.

THE BANK OF NEW YORK MELLON, as Purchase Contract Agent
By:	/s/ Christopher Curti
Authorized Signatory

Dated:

(REVERSE OF CORPORATE UNITS CERTIFICATE)
     Each Purchase Contract evidenced hereby is governed by a Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (as may be supplemented from time to time, the “Purchase Contract and Pledge Agreement”), between the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the Holders of Corporate Units and Treasury Units from time to time, to which Purchase Contract and Pledge Agreement and supplemental agreements thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Purchase Contract Agent, the Company, and the Holders and of the terms upon which the Corporate Units Certificates are, and are to be, executed and delivered.
     Each Purchase Contract evidenced hereby obligates the Holder of this Corporate Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Unit of which such Purchase Contract is a part shall have occurred. The Settlement Rate is subject to adjustment as described in the Purchase Contract and Pledge Agreement.
     No fractional shares of Common Stock will be issued upon settlement of Purchase Contracts, as provided in Section 5.09 of the Purchase Contract and Pledge Agreement.
     Each Purchase Contract evidenced hereby that is settled through Early Settlement or Fundamental Change Early Settlement shall obligate the Holder of the related Corporate Units to purchase at the Purchase Price, and the Company to sell, a number of shares of Common Stock equal to the Minimum Settlement Rate (in the case of an Early Settlement) or applicable Fundamental Change Early Settlement Rate (in the case of a Fundamental Change Early Settlement).
     In accordance with the terms of the Purchase Contract and Pledge Agreement, unless a Termination Event shall have occurred, the Holder of this Corporate Units Certificate shall pay the Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby by effecting a Cash Settlement, an Early Settlement or, if applicable, a Fundamental Change Early Settlement or from the proceeds of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) or a Final Remarketing of the Notes underlying the Pledged Applicable Ownership Interests in Notes. A Holder of Corporate Units who (1) does not, prior to 5:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the Final Remarketing Period (or upon the occurrence of a Failed Remarketing, on the second Business Day immediately preceding the Purchase Contract Settlement Date), make an effective Cash Settlement in the manner provided in the Purchase Contract and Pledge Agreement or (2) prior to 5:00 p.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date (other than during a Blackout Period), does not make an effective Early Settlement, shall pay the Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be delivered under the related Purchase Contract from the proceeds of the sale of the Notes underlying the Pledged Applicable Ownership Interests in Notes held by the Collateral Agent in the Remarketing unless the Holder has previously made a Fundamental Change Early Settlement. If the Treasury Portfolio has replaced the Notes as a component of Corporate Units, a Holder of Corporate Units shall pay the Purchase Price for the shares of Common Stock to be delivered under the related Purchase Contract from the proceeds at maturity of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio).
     As provided in the Purchase Contract and Pledge Agreement, upon the occurrence of a Failed Final Remarketing, as of the Purchase Contract Settlement Date, each Holder of any Pledged Applicable Interests in Notes, unless such Holder has elected Cash Settlement and delivered cash in accordance with Section 5.03(a) of the Purchase Contract and Pledge Agreement, shall be deemed to have exercised such Holder’s Put Right with respect to the Notes underlying such Applicable Ownership Interests in Notes and to have elected to apply a portion of the Proceeds equal to the principal amount of the Notes against such Holder’s obligation to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the related Purchase Contracts in full satisfaction of such Holders’ Obligations under such Purchase Contracts.
     The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be purchased thereunder in the manner set forth in the Purchase Contract and Pledge Agreement.
     The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Adjustment Payments, shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, on or prior to the Purchase Contract Settlement Date, a Termination Event shall have occurred. Upon the occurrence of a Termination Event, the Company shall give written notice to the Purchase Contract Agent and to the Holders, at their addresses as they appear in the Security Register. Upon and after the occurrence of a Termination Event, the Collateral Agent shall release the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) forming a part of each Corporate Unit from the Pledge. A Corporate Unit shall thereafter represent the right to receive the Notes underlying the Applicable Ownership Interest in the Notes or the Applicable Ownership Interests in the Treasury Portfolio forming a part of such Corporate Units in accordance with the terms of the Purchase Contract and Pledge Agreement.
     Under the terms of the Purchase Contract and Pledge Agreement, the Purchase Contract Agent shall exercise the voting and any other consensual rights pertaining to the Notes underlying the Pledged Applicable Ownership Interests in Notes to the extent instructed in writing by the Holders. Upon receipt of notice of any meeting at which holders of Notes are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of Notes, the

Purchase Contract Agent shall, as soon as practicable thereafter, mail, first class, postage pre-paid, to the Corporate Units Holders the notice required by the Purchase Contract and Pledge Agreement.
     Upon the occurrence of a Successful Optional Remarketing and receipt in the Collateral Account of the proceeds thereof, the Collateral Agent shall cause the Securities Intermediary to apply an amount equal to the Treasury Portfolio Purchase Price to purchase, on behalf of the Holders of Corporate Units, the Treasury Portfolio.
     Following the occurrence of a Successful Optional Remarketing, the Collateral Agent shall have such security interest rights with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) as the Collateral Agent had in respect of Applicable Ownership Interests in Notes and the underlying Notes, as provided in the Purchase Contract and Pledge Agreement and any reference herein to the Notes or Applicable Ownership Interests in Notes shall be deemed to be a reference to the Treasury Portfolio or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be.
     The Corporate Units Certificates are issuable only in registered form and only in denominations of a single Corporate Unit and any integral multiple thereof. The transfer of any Corporate Units Certificate will be registered and Corporate Units Certificates may be exchanged as provided in the Purchase Contract and Pledge Agreement. A Holder who elects to substitute a Treasury Security for the Notes underlying the Applicable Ownership Interests in Notes, thereby creating Treasury Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Purchase Contract and Pledge Agreement, such Corporate Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Corporate Unit in respect of the Applicable Ownership Interest in Notes, or Applicable Ownership Interest in the Treasury Portfolio, as the case may be, and Purchase Contract constituting such Corporate Units may be transferred and exchanged only as a Corporate Unit.
     Subject to, and in compliance with, the conditions and terms set forth in the Purchase Contract and Pledge Agreement, the Holder of Corporate Units may effect a Collateral Substitution. From and after such Collateral Substitution, each Unit for which Pledged Treasury Securities secure the Holder’s obligation under the Purchase Contract shall be referred to as a “Treasury Unit”. Subject to certain exceptions in the Purchase Contract and Pledge Agreement, a Holder may make such Collateral Substitution only in integral multiples of 20 Corporate Units for 20 Treasury Units.
     Subject to and upon compliance with the provisions of, and certain exceptions described in, the Purchase Contract and Pledge Agreement, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early by effecting an Early Settlement as provided in the Purchase Contract and Pledge Agreement in integral multiples of 20 Corporate Units, or if Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of the Corporate Units, in integral multiples of 64,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Optional Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder).

     Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) underlying such Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock on account of each Purchase Contract forming part of a Corporate Unit as to which Early Settlement is effected equal to the Minimum Settlement Rate.
     Upon the occurrence of a Fundamental Change, a Holder of Corporate Units may effect Fundamental Change Early Settlement of the Purchase Contracts underlying such Corporate Units pursuant to the terms of the Purchase Contract and Pledge Agreement in integral multiples of 20 Corporate Units, or if the Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of the Corporate Units, in integral multiples of 64,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder). Upon Fundamental Change Early Settlement of Purchase Contracts by a Holder of the related Corporate Units, the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) underlying such Corporate Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock or other consideration specified in the Purchase Contract and Pledge Agreement on account of each Purchase Contract forming part of a Corporate Unit as to which Fundamental Change Early Settlement is effected equal to the applicable Fundamental Change Early Settlement Rate.
     Upon registration of transfer of this Corporate Units Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Purchase Contract Agent pursuant to the Purchase Contract and Pledge Agreement), under the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts evidenced hereby and the transferor shall be released from the obligations under the Purchase Contracts evidenced by this Corporate Units Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.
     The Holder of this Corporate Units Certificate, by its acceptance hereof, authorizes the Purchase Contract Agent to enter into and perform the related Purchase Contracts forming part of the Corporate Units evidenced hereby on its behalf as its attorney-in-fact, expressly withholds any consent to the assumption (i.e., affirmance) of the Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code, agrees to be bound by the terms and provisions thereof, covenants and agrees to perform its obligations under such Purchase Contracts, consents to the provisions of the Purchase Contract and Pledge Agreement, authorizes the Purchase Contract Agent to enter into and perform the Purchase Contract and Pledge Agreement on its behalf as its attorney-in-fact, and consents to the Pledge of the Applicable Ownership Interests in Notes and the underlying Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, underlying this Corporate Units Certificate pursuant to the Purchase Contract and Pledge Agreement. The Holder further covenants and agrees that, to the extent and in the manner provided in the Purchase Contract and Pledge Agreement, but subject to the terms thereof, any payments with respect to the Notes underlying the Pledged Applicable Ownership Interests in Notes (other than interest payments thereon) or the Proceeds of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, on the Purchase Contract Settlement Date equal to the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the related Purchase Contracts shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under the related Purchase Contracts and such Holder shall acquire no right, title or interest in such payments.
     Subject to certain exceptions, the provisions of the Purchase Contract and Pledge Agreement may be amended with the consent of the Holders of a majority of the Purchase Contracts.
     The Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within such state.
     The Purchase Contracts shall not, prior to the settlement thereof, entitle the Holder to any of the rights of a holder of shares of Common Stock.
     Prior to due presentment of this Certificate for registration of transfer, the Company, the Purchase Contract Agent and its Affiliates and any agent of the Company or the Purchase Contract Agent may treat the Person in whose name this Corporate Units Certificate is registered as the owner of the Corporate Units evidenced hereby for the purpose of receiving payments of interest payable on the Notes underlying the Applicable Ownership Interests in Notes, receiving payments of Contract Adjustment Payments (subject to any applicable record date), performance of the Purchase Contracts and for all other purposes whatsoever, whether or not any payments in respect thereof be overdue and notwithstanding any notice to the contrary, and neither the Company, the Purchase Contract Agent nor any such agent shall be affected by notice to the contrary.
     A copy of the Purchase Contract and Pledge Agreement is available for inspection at the offices of the Purchase Contract Agent.

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:		Custodian
	(cust)		(minor)

Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
(Please insert Social Security or Taxpayer I.D. or other Identifying Number of Assignee)
(Please Print or Type Name and Address Including Postal Zip Code of Assignee)
the within Corporate Units Certificates and all rights thereunder, hereby irrevocably constituting and appointing                      attorney, to transfer said Corporate Units Certificates on the books of PPL Corporation, with full power of substitution in the premises.

Dated:	Signature

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Corporate Units Certificates in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee:

SETTLEMENT INSTRUCTIONS
     The undersigned Holder directs that a certificate for shares of Common Stock deliverable upon settlement on or after the Purchase Contract Settlement Date of the Purchase Contracts underlying the number of Corporate Units evidenced by this Corporate Units Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

(if assigned to another person)

Dated:	REGISTERED HOLDER

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	Please print name and address of Register Holder:

Name:	Name:

Address:	Address:

Social Security or other Taxpayer
Identification Number, if any

Signature

Signature
Guarantee:

ELECTION TO SETTLE EARLY/FUNDAMENTAL CHANGE EARLY SETTLEMENT
     The undersigned Holder of this Corporate Units Certificate hereby irrevocably exercises the option to effect [Early Settlement] [Fundamental Change Early Settlement] in accordance with the terms of the Purchase Contract and Pledge Agreement with respect to the Purchase Contracts underlying the number of Corporate Units evidenced by this Corporate Units Certificate specified below. The option to effect [Early Settlement] [Fundamental Change Early Settlement] may be exercised only with respect to Purchase Contracts underlying Corporate Units in multiples of 20 Corporate Units or an integral multiple thereof; provided that if Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in the Notes as a component of the Corporate Units, Corporate Units Holders may only effect [Early Settlement] [Fundamental Change Early Settlement] in multiples of [ ] Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder). The undersigned Holder directs that a certificate for shares of Common Stock or other securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] be registered in the name of, and delivered, together with a check in payment for any fractional share and any Corporate Units Certificate representing any Corporate Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is not effected, to the undersigned at the address indicated below unless a different name and address have been indicated below. Notes underlying Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] will be transferred in accordance with the transfer instructions set forth below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

Dated:	Signature:

Signature
Guarantee:

     Number of Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is being elected:

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	REGISTERED HOLDER Please print name and address of Register Holder:

Name:	Name:

Address:	Address:

Social Security or other Taxpayer
Identification Number, if any

Signature:

Signature
Guarantee:

     Transfer Instructions for Notes underlying Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, transferable upon [Early Settlement] [Fundamental Change Early Settlement]:

[TO BE ATTACHED TO GLOBAL CERTIFICATES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE
     The initial number of Corporate Units evidenced by this Global Certificate is [          ]. The following increases or decreases in this Global Certificate have been made:

Number of
	Amount of	Amount of	Corporate Units
	increase in	decrease in	evidenced by
	number of	number of	this Global	Signature of
	Corporate Units	Corporate Units	Certificate	authorized
	evidenced by	evidenced by	following such	signatory of
	the Global	the Global	decrease or	Purchase
Date	Certificate	Certificate	increase	Contract Agent

EXHIBIT B
(FORM OF FACE OF TREASURY UNITS CERTIFICATE)
     [For inclusion in Global Certificate only — THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE CONTRACT AND PLEDGE AGREEMENT AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No.	CUSIP No. 69351T 700 ISIN No. US69351T7000
Number of Treasury Units:
PPL CORPORATION
Treasury Units
     This Treasury Units Certificate certifies that [            ] is the registered Holder of the number of Treasury Units set forth above [For inclusion in Global Certificates only — or such other number of Treasury Units reflected in the Schedule of Increases or Decreases in Global Certificate attached hereto, which number shall not exceed 23,000,000 Treasury Units]. Each Treasury Unit consists of (i) a 1/20, or 5%, undivided beneficial ownership interest in a Treasury Security having a principal amount at maturity equal to $1,000, subject to the Pledge of such Treasury Security by such Holder pursuant to the Purchase Contract and Pledge Agreement, and (ii) the rights and obligations of the Holder under one Purchase Contract with the Company pursuant to which (A) the Holder will agree to purchase from the Company, and the Company will agree to sell to the Holder, not later than the Purchase Contract Settlement Date, for the Stated Amount in cash, a number of shares of Common Stock equal to the Settlement Rate, subject to anti-dilution adjustments and (B) the Company will pay the Holder quarterly Contract Adjustment Payments, subject to the Company’s right to defer such Contract Adjustment Payments.
     All capitalized terms used herein that are defined in the Purchase Contract and Pledge Agreement (as defined on the reverse hereof) have the meaning set forth therein. In the event of any inconsistency between the provisions of this Treasury Units Certificate and the provisions of the Purchase Contract and Pledge Agreement (as defined below), the provisions of the Purchase Contract and Pledge Agreement shall govern and control.
     Pursuant to the Purchase Contract and Pledge Agreement, the Treasury Securities underlying each Treasury Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the obligations of the Holder under the Purchase Contract comprising part of such Treasury Unit.
     Each Purchase Contract evidenced hereby obligates the Holder of this Treasury Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date, at a Purchase Price equal to the Stated Amount, a number of shares of Common Stock, equal to the Settlement Rate, unless on or prior to the Purchase Contract Settlement Date there shall have occurred a Termination Event, an Early Settlement or a Fundamental Change Early Settlement with respect to such Purchase Contract, all as provided in the Purchase Contract and Pledge Agreement. The Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the Purchase Contract Settlement Date by application of the proceeds from the Treasury Securities at maturity pledged to secure the obligations under such Purchase Contract.
     Each Purchase Contract evidenced hereby obligates each Holder and beneficial owner to agree, for U.S. federal income tax purposes, to treat each beneficial owner of a Treasury Unit as the owner of the applicable interests in the Treasury Securities.
     The Company shall pay, on each Contract Adjustment Payment Date, in respect of each Purchase Contract forming part of a Treasury Unit evidenced hereby, an amount (the “Contract Adjustment Payments”) equal to 4.875% per year of the Stated Amount, computed on the basis of a 360-day year consisting of twelve 30-day months. Such Contract Adjustment Payments shall be payable to the Person in whose name this Treasury Units Certificate is registered at the close of business on the Record Date for such Contract Adjustment Payment Date. The Company may, at its option, defer such Contract Adjustment Payments, as described in the Purchase Contract and Pledge Agreement. The Contract Adjustment Payments are unsecured and will rank subordinate and junior in right of payment to all of the Company’s existing and future Senior Indebtedness.
     Contract Adjustment Payments will be payable at the office of the Purchase Contract Agent in the Borough of Manhattan, New York City. If the book-entry system for the Corporate Units has been terminated, the Contract Adjustment Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a prior written notice to the Purchase Contract Agent.
     Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Purchase Contract Agent by manual signature, this Treasury Units Certificate shall not be entitled to any benefit under the Purchase Contract and Pledge Agreement or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

PPL CORPORATION
By:
Name:
Title:

HOLDER SPECIFIED ABOVE (as to obligations of such Holder under the Purchase Contracts)
By:	THE BANK OF NEW YORK MELLON, not individually but solely as attorney-in-fact of such Holder

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION OF PURCHASE CONTRACT AGENT

This is one of the Treasury Units Certificates referred to in the within-mentioned Purchase Contract and Pledge Agreement.

THE BANK OF NEW YORK MELLON, as Purchase Contract Agent
By:
Authorized Signatory

Dated:

(REVERSE OF TREASURY UNITS CERTIFICATE)
     Each Purchase Contract evidenced hereby is governed by a Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (as may be supplemented from time to time, the “Purchase Contract and Pledge Agreement”) between the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the Holders of Corporate Units and Treasury Units from time to time, to which Purchase Contract and Pledge Agreement and supplemental agreements thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Purchase Contract Agent, the Company and the Holders and of the terms upon which the Treasury Units Certificates are, and are to be, executed and delivered.
     Each Purchase Contract evidenced hereby obligates the Holder of this Treasury Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Unit of which such Purchase Contract is a part shall have occurred. The Settlement Rate is subject to adjustment as described in the Purchase Contract and Pledge Agreement.
     No fractional shares of Common Stock will be issued upon settlement of Purchase Contracts, as provided in Section 5.09 of the Purchase Contract and Pledge Agreement.
     Each Purchase Contract evidenced hereby that is settled through Early Settlement or Fundamental Change Early Settlement shall obligate the Holder of the related Treasury Units to purchase at the Purchase Price and the Company to sell, a number of shares of Common Stock equal to the Minimum Settlement Rate (in the case of an Early Settlement) or applicable Fundamental Change Early Settlement Rate (in the case of a Fundamental Change Early Settlement).
     In accordance with the terms of the Purchase Contract and Pledge Agreement, the Holder of this Treasury Unit Certificate shall pay the Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby either by effecting an Early Settlement or, if applicable, a Fundamental Change Early Settlement of each such Purchase Contract or by applying the proceeds of the Pledged Treasury Securities underlying such Holder’s Treasury Unit equal to the Purchase Price for such Purchase Contract to the purchase of the Common Stock. A Holder of Treasury Units who prior to 5:00 p.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date, does not make an effective Early Settlement, shall pay the Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be issued under the related Purchase Contract from the proceeds of the Pledged Treasury Securities.
     The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the aggregate Purchase Price, as described in the Purchase Contract and Pledge

Agreement, for the shares of Common Stock to be purchased thereunder in the manner set forth in the Purchase Contract and Pledge Agreement.
     The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Adjustment Payments, shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, on or prior to the Purchase Contract Settlement Date, a Termination Event shall have occurred. Upon the occurrence of a Termination Event, the Company shall give written notice to the Purchase Contract Agent and the Holders, at their addresses as they appear in the Security Register. Upon and after the occurrence of a Termination Event, the Collateral Agent shall release the Treasury Securities underlying each Treasury Unit from the Pledge. A Treasury Unit shall thereafter represent the right to receive the Treasury Security underlying such Treasury Unit, in accordance with the terms of the Purchase Contract and Pledge Agreement.
     The Treasury Units Certificates are issuable only in registered form and only in denominations of a single Treasury Unit and any integral multiple thereof. The transfer of any Treasury Units Certificate will be registered and Treasury Units Certificates may be exchanged as provided in the Purchase Contract and Pledge Agreement. A Holder who elects to substitute Notes for Treasury Securities, thereby recreating Corporate Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Purchase Contract and Pledge Agreement, such Treasury Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Treasury Unit in respect of the Treasury Security and the Purchase Contract constituting such Treasury Unit may be transferred and exchanged only as a Treasury Unit.
     Subject to, and in compliance with, the conditions and terms set forth in the Purchase Contract and Pledge Agreement, the Holder of Treasury Units may effect a Collateral Substitution. From and after such substitution, each Unit for which Pledged Applicable Ownership Interests in Notes secure the Holder’s obligation under the Purchase Contract shall be referred to as a “Corporate Unit”. Subject to certain exceptions described in the Purchase Contract and Pledge Agreement, a Holder may make such Collateral Substitution only in integral multiples of 20 Treasury Units for 20 Corporate Units.
     Subject to and upon compliance with the provisions of, and certain exceptions described in, the Purchase Contract and Pledge Agreement, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early by effecting an Early Settlement as provided in the Purchase Contract and Pledge Agreement in integral multiples of 20 Treasury Units.
     Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Pledged Treasury Securities underlying such Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock on account of each Purchase Contract forming part of a Treasury Unit as to which Early Settlement is effected equal to the Minimum Settlement Rate.

     Upon the occurrence of a Fundamental Change, a Holder of Treasury Units may effect Fundamental Change Early Settlement of the Purchase Contracts underlying such Treasury Units pursuant to the terms of the Purchase Contract and Pledge Agreement in integral multiples of 20 Treasury Units (subject to certain exceptions described in the Purchase Contract and Pledge Agreement). Upon Fundamental Change Early Settlement of Purchase Contracts by a Holder of the related Treasury Units, the Pledged Treasury Securities underlying such Treasury Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock or other consideration specified in the Purchase Contract and Pledge Agreement on account of each Purchase Contract forming part of a Treasury Unit as to which Fundamental Change Early Settlement is effected equal to the applicable Fundamental Change Early Settlement Rate.
     Upon registration of transfer of this Treasury Units Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Purchase Contract Agent pursuant to the Purchase Contract and Pledge Agreement), under the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts evidenced hereby and the transferor shall be released from the obligations under the Purchase Contracts evidenced by this Treasury Units Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.
     The Holder of this Treasury Units Certificate, by its acceptance hereof, authorizes the Purchase Contract Agent to enter into and perform the related Purchase Contracts forming part of the Treasury Units evidenced hereby on its behalf as its attorney-in-fact, expressly withholds any consent to the assumption (i.e., affirmance) of the Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code, agrees to be bound by the terms and provisions thereof, covenants and agrees to perform its obligations under such Purchase Contracts, consents to the provisions of the Purchase Contract and Pledge Agreement, authorizes the Purchase Contract Agent to enter into and perform the Purchase Contract and Pledge Agreement on its behalf as its attorney-in-fact, and consents to the Pledge of the Treasury Securities underlying this Treasury Units Certificate pursuant to the Purchase Contract and Pledge Agreement. The Holder further covenants and agrees, that, to the extent and in the manner provided in the Purchase Contract and Pledge Agreement, but subject to the terms thereof, payments in respect to the aggregate principal amount at maturity of the Pledged Treasury Securities on the Purchase Contract Settlement Date equal to the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the related Purchase Contracts shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under such Purchase Contracts and such Holder shall acquire no right, title or interest in such payments.
     Subject to certain exceptions, the provisions of the Purchase Contract and Pledge Agreement may be amended with the consent of the Holders of a majority of the Purchase Contracts.
     The Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within such state.

     The Purchase Contracts shall not, prior to the settlement thereof, entitle the Holder to any of the rights of a holder of shares of Common Stock.
     Prior to due presentment of this Certificate for registration of transfer, the Company, the Purchase Contract Agent and its Affiliates and any agent of the Company or the Purchase Contract Agent may treat the Person in whose name this Treasury Units Certificate is registered as the owner of the Treasury Units evidenced hereby for the purpose of receiving payments of Contract Adjustment Payments (subject to any applicable record date), performance of the Purchase Contracts and for all other purposes whatsoever, whether or not any payments in respect thereof be overdue and notwithstanding any notice to the contrary, and neither the Company, the Purchase Contract Agent nor any such agent shall be affected by notice to the contrary.
     A copy of the Purchase Contract and Pledge Agreement is available for inspection at the offices of the Purchase Contract Agent.

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:	Custodian

	(cust)	(minor)

Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
     (Please insert Social Security or Taxpayer I.D. or other Identifying Number of Assignee)
          (Please Print or Type Name and Address Including Postal Zip Code of Assignee)
the within Treasury Units Certificates and all rights thereunder, hereby irrevocably constituting and appointing                      attorney, to transfer said Treasury Units Certificates on the books of PPL Corporation, with full power of substitution in the premises.

Dated:	Signature

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Treasury Units Certificates in every particular, without alteration or enlargement or any change whatsoever.
     Signature Guarantee:

SETTLEMENT INSTRUCTIONS
     The undersigned Holder directs that a certificate for shares of Common Stock deliverable upon settlement on or after the Purchase Contract Settlement Date of the Purchase Contracts underlying the number of Treasury Units evidenced by this Treasury Units Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

(if assigned to another person)

Dated	REGISTERED HOLDER

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	Please print name and address of Register Holder:

Name:

Name:

Address	Address:

Social Security or other Taxpayer Identification Number, if any

Signature:

Signature Guarantee:

     ELECTION TO SETTLE EARLY/FUNDAMENTAL CHANGE EARLY SETTLEMENT
     The undersigned Holder of this Treasury Units Certificate hereby irrevocably exercises the option to effect [Early Settlement] [Fundamental Change Early Settlement] in accordance with the terms of the Purchase Contract and Pledge Agreement with respect to the Purchase Contracts underlying the number of Treasury Units evidenced by this Treasury Units Certificate specified below. The option to effect [Early Settlement] [Fundamental Change Early Settlement] may be exercised only with respect to Purchase Contracts underlying Treasury Units in multiples of 20 Treasury Units or an integral multiple thereof. The undersigned Holder directs that a certificate for shares of Common Stock or other securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] be registered in the name of, and delivered, together with a check in payment for any fractional share and any Treasury Units Certificate representing any Treasury Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is not effected, to the undersigned at the address indicated below unless a different name and address have been indicated below. Pledged Treasury Securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] will be transferred in accordance with the transfer instructions set forth below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

Dated:	Signature

Signature
Guarantee:

     Number of Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is being elected:

If shares are to be registered in the name of and delivered to a Person other than the Holder, please	REGISTERED HOLDER
(i) print such Person’s name and address and
(ii) provide a guarantee of your signature:	Please print name and address of Register Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

     Transfer Instructions for Pledged Treasury Securities transferable upon [Early Settlement] [Fundamental Change Early Settlement]:

[TO BE ATTACHED TO GLOBAL CERTIFICATES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE
The initial number of Treasury Units evidenced by this Global Certificate is [ ]. The following increases or decreases in this Global Certificate have been made:

Number of Treasury
Units evidenced by
	Amount of increase	Amount of decrease	this Global	Signature of
	in number of	in number of	Certificate	authorized
	Treasury Units	Treasury Units	following such	signatory of
	evidenced by the	evidenced by the	decrease or	Purchase Contract
Date	Global Certificate	Global Certificate	increase	Agent

EXHIBIT C
INSTRUCTION TO PURCHASE CONTRACT AGENT FROM HOLDER
(To Create Treasury Units or Corporate Units)
The Bank of New York Mellon,
as Purchase Contract Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: [Corporate Units] [Treasury Units] of PPL Corporation, a Pennsylvania corporation (the “Company”).
     The undersigned Holder hereby notifies you that it has deposited with The Bank of New York Mellon, as Collateral Agent, for credit to the Collateral Account, $[ ] Value of [Notes] [Treasury Securities] in exchange for an equal Value of [Pledged Treasury Securities] [Notes underlying Pledged Applicable Ownership Interests in Notes] held in the Collateral Account, in accordance with the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Agreement”; unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein), between the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. The undersigned Holder has paid all applicable fees and expenses relating to such exchange. The undersigned Holder hereby instructs you to instruct the Collateral Agent to release to you on behalf of the undersigned Holder the [Notes underlying Pledged Applicable Ownership Interests in Notes] [Pledged Treasury Securities] related to such [Corporate Units] [Treasury Units].

Dated:	Signature

Signature Guarantee:

Please print name and address of Registered Holder:

Name:	Social Security or other Taxpayer Identification Number

Address

C-1

EXHIBIT D
NOTICE FROM PURCHASE CONTRACT AGENT
TO HOLDERS UPON TERMINATION EVENT
(Transfer of Collateral upon Occurrence of a Termination Event)
[HOLDER]
Attention:
Telecopy:
     Re: [Corporate Units] [Treasury Units] of PPL Corporation Company, a Pennsylvania corporation (the “Company”).
     Please refer to the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), between the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time.
     We hereby notify you that a Termination Event has occurred and that [the Notes underlying the Pledged Applicable Ownership Interests in Notes] [the Pledged Applicable Ownership Interests in the Treasury Portfolio] [the Treasury Securities] comprising a portion of your ownership interest in [Corporate Units] [Treasury Units] have been released and are being held by us for your account pending receipt of transfer instructions with respect to such [Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] [Pledged Treasury Securities] (the “Released Securities”).
     Pursuant to Section 3.15 of the Purchase Contract and Pledge Agreement, we hereby request written transfer instructions with respect to the Released Securities. Upon receipt of your instructions and upon transfer to us of your [Corporate Units] [Treasury Units] effected through book-entry or by delivery to us of your [Corporate Units Certificate] [Treasury Units Certificate], we shall transfer the Released Securities by book-entry transfer or other appropriate procedures, in accordance with your instructions. In the event you fail to effect such transfer or delivery, the Released Securities and any distributions thereon, shall be held in our name, or a nominee in trust for your benefit, until such time as such [Corporate Units] [Treasury Units] are transferred or your [Corporate Units Certificate] [Treasury Units Certificate] is surrendered or satisfactory evidence is provided that such [Corporate Units Certificate] [Treasury Units Certificate] has been destroyed, lost or stolen, together with any indemnification that we or the Company may require.
Dated:

The Bank of New York Mellon, as Purchase Contract Agent
By:
Name:
Title: Authorized Signatory

D-1

EXHIBIT E
NOTICE TO SETTLE WITH CASH
The Bank of New York Mellon,
as Purchase Contract Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Corporate Units of PPL Corporation, a Pennsylvania corporation (the “Company”).
     The undersigned Holder hereby irrevocably notifies you in accordance with Section 5.03 of the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), between the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the Holders of the Corporate Units and Treasury Units from time to time, that such Holder has elected to pay to the Securities Intermediary for deposit in the Collateral Account, prior to 5:00 p.m. (New York City time) on the first Business Day immediately preceding the first day of the Final Remarketing Period (in lawful money of the United States by certified or cashiers’ check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary), $[ ] as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to [ ] Purchase Contracts on the Purchase Contract Settlement Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holders’ election to make such Cash Settlement with respect to the Purchase Contracts related to such Holder’s Corporate Units.
Date:

Signature:

Signature Guarantee:

Please print name and address of Registered Holder:

E-1

EXHIBIT F
INSTRUCTION
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Creation of Treasury Units)
The Bank of New York Mellon,
as Collateral Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Corporate Units of PPL Corporation (the “Company”).
     Please refer to the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Agreement”), among the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     We hereby notify you in accordance with Section 3.13 of the Agreement that the holder of securities named below (the “Holder”) has elected to substitute $[ ] Value of Treasury Securities or security entitlements with respect thereto in exchange for an equal Value of Notes underlying Pledged Applicable Ownership Interests in Notes relating to [ ] Corporate Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Treasury Securities or security entitlements with respect thereto to the Collateral Agent, for credit to the Collateral Account.
     We hereby request that you instruct the Collateral Agent, upon confirmation that such Treasury Securities or security entitlements thereto have been credited to the Collateral Account, to release to the undersigned an equal Value of Notes underlying Pledged Applicable Ownership Interests in Notes or security entitlements with respect thereto related to [ ] Corporate Units of such Holder in accordance with Section 3.13 of the Agreement.
Dated:

The Bank of New York Mellon, as Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Units
By:
Name:
Title: Authorized Signatory

F-1

Please print name and address of Holder electing to substitute Treasury Securities or security entitlements with respect thereto for the Notes underlying Pledged Applicable Ownership Interests in Notes:

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

F-2

EXHIBIT G
INSTRUCTION
FROM COLLATERAL AGENT
TO SECURITIES INTERMEDIARY
(Creation of Treasury Units)
The Bank of New York Mellon,
as Securities Intermediary
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Corporate Units of PPL Corporation (the “Company”).
     The securities account of The Bank of New York Mellon, as Collateral Agent, maintained by the Securities Intermediary and designated “The Bank of New York Mellon, as Collateral Agent of PPL Corporation, as pledgee of The Bank of New York Mellon, as the Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders” (the “Collateral Account”).
     Please refer to the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Agreement”), between the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     When you have confirmed that $[ ] Value of Treasury Securities or security entitlements with respect thereto has been credited to the Collateral Account by or for the benefit of [ ], as Holder of Corporate Units (the “Holder”), you are hereby instructed to release from the Collateral Account an equal Value of Notes underlying Pledged Applicable Ownership Interests in Notes or security entitlements with respect thereto relating to Corporate Units of the Holder by Transfer to the Purchase Contract Agent.
Dated:

The Bank of New York Mellon, as Collateral Agent
By:
Name:
Title: Authorized Signatory

G-1

EXHIBIT H
INSTRUCTION
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Recreation of Corporate Units)
The Bank of New York Mellon,
as Collateral Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Treasury Units of PPL Corporation (the “Company”).
     Please refer to the Purchase Contract and Pledge Agreement dated as of June 28, 2010 (the “Agreement”), between the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     We hereby notify you in accordance with Section 3.14 of the Agreement that the holder of securities named below (the “Holder”) has elected to substitute $[ ] Value of Notes or security entitlements with respect thereto in exchange for $[ ] Value of Pledged Treasury Securities relating to Treasury Units and has delivered to the undersigned a notice stating that the holder has Transferred such Notes or security entitlements with respect thereto to the Collateral Agent, for credit to the Collateral Account.
     We hereby request that you instruct the Collateral Agent, upon confirmation that such Notes or security entitlements with respect thereto have been credited to the Collateral Account, to release to the undersigned $[ ] Value of Treasury Securities or security entitlements with respect thereto related to [ ] Treasury Units of such Holder in accordance with Section 3.14 of the Agreement.

The Bank of New York Mellon, as Purchase Contract Agent

Dated:	By:
Name:
Title:
Authorized Signatory

H-1

Please print name and address of Holder electing to substitute [Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto for Pledged Treasury Securities:

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

H-2

EXHIBIT I
INSTRUCTION
FROM COLLATERAL AGENT
TO SECURITIES INTERMEDIARY
(Recreation of Corporate Units)
The Bank of New York Mellon,
as Security Intermediary
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Treasury Units of PPL Corporation (the “Company”).
     The securities account of The Bank of New York Mellon, as Collateral Agent, maintained by the Securities Intermediary and designated “The Bank of New York Mellon, as Collateral Agent of PPL Corporation, as pledgee of The Bank of New York Mellon, as the Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders” (the “Collateral Account”).
     Please refer to the Purchase Contract and Pledge Agreement dated as of June 28, 2010 (the “Agreement”), among the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     When you have confirmed that $[ ] Value of Notes or security entitlements with respect thereto has been credited to the Collateral Account by or for the benefit of [ ], as Holder of Treasury Units (the “Holder”), you are hereby instructed to release from the Collateral Account $[ ] Value of Treasury Securities or security entitlements thereto by Transfer to the Purchase Contract Agent.

The Bank of New York Mellon, as Collateral Agent
Dated:	By:
Name:
Title:
Authorized Signatory

I-1

EXHIBIT J
NOTICE TO SETTLE WITH CASH FROM PURCHASE CONTRACT
AGENT TO COLLATERAL AGENT
(Cash Settlement Amounts)
The Bank of New York Mellon,
as Collateral Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Corporate Units of PPL Corporation (the “Company”).
     Please refer to the Purchase Contract and Pledge Agreement dated as of June 28, 2010 (the “Agreement”), between the Company and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein.
     In accordance with Section 5.03(a)(iv) of the Agreement, we hereby notify you that as of 5:00 p.m. (New York City time) on the first Business Day immediately preceding the first day of the Final Remarketing Period, we have received (i) $[ ] in immediately available funds paid in an aggregate amount equal to the Purchase Price due to the Company on the Purchase Contract Settlement Date with respect to Corporate Units and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $[ ] of Notes underlying Pledged Applicable Ownership Interests in Notes are to be offered for purchase in each Remarketing during the Final Remarketing Period.

The Bank of New York Mellon, as Purchase Contract Agent

Dated:	By:
Name:
Title:
Authorized Signatory

J-1

EXHIBIT K
INSTRUCTION TO CUSTODIAL AGENT REGARDING REMARKETING
The Bank of New York Mellon,
as Custodial Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Notes Due 2018 of PPL Capital Funding Inc.
     The undersigned hereby notifies you in accordance with Section 5.02(e) of the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Agreement”), between PPL Corporation (the “Company”) and The Bank of New York Mellon, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, that the undersigned elects to deliver $[ ] aggregate principal amount of Separate Notes for delivery to the Remarketing Agent(s) prior to a Remarketing, other than during a Blackout Period, for remarketing pursuant to Section 5.02(e) of the Agreement. The undersigned will, upon request of the Remarketing Agent(s), execute and deliver any additional documents deemed by the Remarketing Agent(s) or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Separate Notes tendered hereby. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     The undersigned hereby instructs you, upon receipt of the Proceeds of a Successful Remarketing from the Remarketing Agent(s), to deliver such Proceeds to the undersigned in accordance with the instructions indicated herein under “Payment Instructions.” The undersigned hereby instructs you, in the event of a Failed Remarketing, upon receipt of the Separate Notes tendered herewith from the Remarketing Agent(s), to deliver such Separate Notes to the person(s) and the address(es) indicated herein under “B. Delivery Instructions.”
     With this notice, the undersigned hereby (i) represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Separate Notes tendered hereby and that the undersigned is the record owner of any Separate Notes tendered herewith in physical form or a participant in The Depository Trust Company (“DTC”) and the Beneficial Owner of any Separate Notes tendered herewith by book-entry transfer to your account at DTC, (ii) agrees to be bound by the terms and conditions of Section 5.02 and Section 5.03, as applicable, of the Agreement and (iii) acknowledges and agrees that after 5:00 p.m. (New York City time) on the Business Day immediately preceding the first day of the Applicable Remarketing Period, such election shall become an irrevocable election to have such Separate Notes remarketed in each Remarketing during the Applicable Remarketing Period, and that the Separate Notes tendered herewith will only be returned in the event of a Failed Remarketing.

Date:	By:

Name:
Title:

Signature Guarantee:

Name

Address

Social Security or other Taxpayer Identification Number, if any
A. PAYMENT INSTRUCTIONS
Proceeds of a Successful Remarketing should be paid by check in the name of the person(s) set forth below and mailed to the address set forth below.

Name(s)
(Please Print)
Address
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
B. DELIVERY INSTRUCTIONS
In the event of a Failed Remarketing, Notes which are in physical form should be delivered to the person(s) set forth below and mailed to the address set forth below.

Name(s)
(Please Print)
Address
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
In the event of a Failed Remarketing, Notes which are in book-entry form should be credited to the account at The Depository Trust Company to the person(s) set forth below.

DTC Account Number:

Name of Account Party:

EXHIBIT L
INSTRUCTION TO CUSTODIAL AGENT REGARDING
WITHDRAWAL FROM REMARKETING
The Bank of New York Mellon,
as Custodial Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Notes Due 2018 of PPL Capital Funding Inc.
     The undersigned hereby notifies you in accordance with Section 5.02(e) of the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Agreement”), among PPL Corporation (the “Company”) and you, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York Mellon, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, that the undersigned elects to withdraw the $[ ] aggregate principal amount of Separate Notes delivered to you for Remarketing pursuant to Section 5.02(e) of the Agreement. The undersigned hereby instructs you to return such Separate Notes to the person(s) and the address(es) indicated herein under “A. Delivery Instructions.”
     With this notice, the Undersigned hereby agrees to be bound by the terms and conditions of Section 5.02(e) of the Agreement. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Date:	By:

Name:
Title:

Signature Guarantee:

Name

Address

Social Security or other Taxpayer Identification Number, if any
A. DELIVERY INSTRUCTIONS
In the event of a withdrawal of Separate Notes from a Remarketing, Separate Notes which are in physical form should be delivered to the person(s) set forth below and mailed to the address set forth below.

L-1

Name(s)
(Please Print)
Address
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
In the event of a withdrawal of Separate Notes from a Remarketing, Separate Notes which are in book-entry form should be credited to the account at The Depository Trust Company to the person(s) set forth below.

DTC Account Number:

Name of Account Party:

L-2

EXHIBIT M
NOTICE TO SETTLE WITH CASH AFTER FAILED FINAL REMARKETING
The Bank of New York Mellon,
as Purchase Contract Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Corporate Units of PPL Corporation, a Pennsylvania corporation (the “Company”)
The undersigned Holder hereby irrevocably notifies you in accordance with Section 5.02(b)(viii) of the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), among the Company and you, as Purchase Contract Agent, as attorney-in-fact for the Holders of the Corporate Units, Collateral Agent, Custodial Agent and Securities Intermediary, that such Holder has elected to pay to the Securities Intermediary for deposit in the Collateral Account, on or prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Purchase Contract Settlement Date (in lawful money of the United States by certified or cashiers check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary), $[ ] as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to [ ] Purchase Contracts on the Purchase Contract Settlement Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holders’ election to settle the Purchase Contracts related to such Holder’s Corporate Units with separate cash.
Date:
Signature:
Signature Guarantee:
Please print name and address of Registered Holder:

M-1

EXHIBIT N
NOTICE
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Settlement with Separate Cash)
The Bank of New York Mellon,
as Collateral Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Re: Corporate Units of PPL Corporation, a Pennsylvania corporation (the “Company”)
Please refer to the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent, and the undersigned, as Purchase Contract Agent and as attorney-in-fact for the Holders of Corporate Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
We hereby notify you in accordance with Section 5.02(b)(viii) of the Agreement that the Holder of Corporate Units named below (the “Holder”) has elected to settle the [ ] Purchase Contracts related to its Pledged Applicable Ownership Interests in Notes with $[ ] of separate cash prior to 5:00 p.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date (in lawful money of the United States by certified or cashiers check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary) and has delivered to the undersigned a notice to that effect.
We hereby request that you, upon confirmation that the Purchase Price has been paid by the Holder to the Securities Intermediary in accordance with Section 5.02(b)(viii) of the Agreement in lieu of exercise of such Holder’s Put Right, give us notice of the receipt of such payment and (A) promptly invest the separate cash received in Permitted Investments consistent with the instructions of the Company as provided in Section 5.03(a)(v) of the Agreement with respect to Cash Settlement, (B) promptly release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has paid such separate cash; and (C) promptly Transfer all such Notes to us for distribution to such Holder, in each case free and clear of the Pledge created by the Agreement.

Date: ,	The Bank of New York Mellon, as Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Units
By:
Name:
Title:
Authorized Signatory

N-1

Please print name and address of Holder electing to settle with separate cash:

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

N-2

EXHIBIT O
NOTICE OF SETTLEMENT WITH SEPARATE CASH FROM
SECURITIES INTERMEDIARY TO PURCHASE CONTRACT AGENT
(Settlement with Separate Cash)
The Bank of New York Mellon,
as Purchase Contract Agent
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
Re: Corporate Units of PPL Corporation (the “Company”)
Please refer to the Purchase Contract and Pledge Agreement dated as of June 28, 2010 (the “Agreement”), by and among you, the Company, and The Bank of New York Mellon, as Collateral Agent, Custodial Agent and Securities Intermediary. Unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein.
In accordance with Section 5.02(b)(viii) of the Agreement, we hereby notify you that as of 5:00 p.m. (New York City time) on the Business Day immediately preceding July 1, 2013 (the “Purchase Contract Settlement Date”), (i) we have received from [ ] $[ ] in immediately available funds paid in an aggregate amount equal to the Purchase Price due to the Company on the Purchase Contract Settlement Date with respect to [ ] Corporate Units and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $[ ] of Notes underlying related Pledged Applicable Ownership Interests in Notes are to be released from the Pledge and Transferred to you.
The Bank of New York Mellon,
as Securities Intermediary
Dated:
By:

O-1

EXHIBIT P
FORM OF REMARKETING AGREEMENT
[•]
The Bank of New York Mellon
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
Ladies and Gentlemen:
     This Agreement is dated as of [•] (the “Agreement”) by and among PPL Corporation, a Pennsylvania corporation (the “Company”), PPL Capital Funding, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“PPL Capital Funding” and together with the Company, the “Issuers”), and [•]1, as the reset agent and the remarketing agent[s] (the “Remarketing Agent”), and The Bank of New York Mellon, a New York banking corporation, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the Holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement referred to below), relating to the appointment of [•] to serve as Remarketing Agent with respect to the Remarketing of the Notes.
     The Company has also entered into: (i) a Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Purchase Contract and Pledge Agreement”), among the Company, The Bank of New York Mellon, as Collateral Agent, Custodial Agent and Securities Intermediary, Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts, and (ii) an Underwriting Agreement, dated June 22, 2010 (the “Underwriting Agreement”), among the Company, PPL Capital Funding and Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several Underwriters named therein.
     The Company issued an aggregate of 23,000,000 Equity Units, each of which initially consist of a Purchase Contract and a 5% undivided beneficial ownership interest in PPL Capital Funding’s 4.625% Junior Subordinated Notes due 2018 (the “Notes”) issued under the Subordinated Indenture dated as of March 1, 2007 (the “Base Indenture”) among the Company, PPL Capital Funding and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the “Trustee”), as amended and supplemented by the Supplemental Indenture No. 2 dated as of June 28, 2010 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Notes that form part of the Corporate Units are pledged pursuant to the Purchase Contract and Pledge Agreement to secure a Corporate Units holder’s obligation under the related Purchase Contracts on the Purchase Contract Settlement Date.

[1]	Insert one or more Remarketing Agents to be designated by the Company.

     The terms and conditions under which the Remarketing will occur are provided for in the Indenture, the Purchase Contract and Pledge Agreement and as provided for herein.
     Section 1. Definitions.
     (a) Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract and Pledge Agreement, as the case may be.
     (b) As used in this Agreement, the following terms have the following meanings:
     “Agreement” has the meaning specified in the first paragraph of this Remarketing Agreement.
     “Base Indenture” has the meaning specified in the third paragraph of this Remarketing Agreement.
     “Commencement Date” has the meaning specified in Section 3.
     “Commission” means the Securities and Exchange Commission.
     “Company” has the meaning specified in the first paragraph of this Remarketing Agreement.
     “General Disclosure Package” means the Registration Statement or any amendment thereof and any Preliminary Prospectus taken together with any Issuer Free Writing Prospectus used at or prior to the time of the first sale.
     “Issuers” has the meaning specified in the first paragraph of this Remarketing Agreement.
     “Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act relating to the Remarketed Notes.
     “Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors.
     “Issuers” has the meaning specified in the first paragraph of this Remarketing Agreement.
     “Material Adverse Change” has the meaning specified in Section 6(b) of this Remarketing Agreement.
     “Notes” has the meaning specified in the third paragraph of this Remarketing Agreement.
     “PPL Capital Funding” has the meaning specified in the first paragraph of this Remarketing Agreement.
     “Preliminary Prospectus” means any preliminary prospectus relating to the Remarketed Notes included in the Registration Statement, including the documents incorporated by reference therein as of the date of such Preliminary Prospectus.

     “Prospectus” means the prospectus relating to the Remarketed Notes, in the form in which first filed, or transmitted for filing, with the Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus; and any reference to any amendment or supplement to such Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act, and incorporated by reference in such Prospectus.
     “Purchase Contract Agent” has the meaning specified in the first paragraph of this Agreement.
     “Purchase Contract and Pledge Agreement” has the meaning specified in the second paragraph of this Agreement.
     “Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the Remarketing of the Remarketed Notes pursuant to Section 5(a) hereunder, including all exhibits thereto and the documents incorporated by reference in the Prospectus and any post-effective amendments thereto.
     “Remarketed Notes” means, with respect to all Remarketings during any Applicable Remarketing Period, the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes and the Separate Notes, if any, subject to Remarketing as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent, respectively, in the case of an Optional Remarketing, by 11:00 a.m. New York City time, on the Business Day immediately prior to the first day of the Optional Remarketing Period, or in the case of a Final Remarketing, promptly after 5:00 p.m., New York City time, on the Business Day immediately prior to the first day of the Final Remarketing Period in accordance with the Purchase Contract and Pledge Agreement and shall include: (a) the Notes underlying the Pledged Applicable Ownership Interests in Notes of the Holders of Corporate Units who have not effected a Collateral Substitution, Early Settlement or a Fundamental Change Early Settlement in accordance with the Purchase Contract and Pledge Agreement, and, in the case of a Final Remarketing, Holders of Corporate Units who have not notified the Purchase Contract Agent prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Final Remarketing Period (or in the case of a Failed Final Remarketing, on the second Business Day immediately preceding the Purchase Contract Settlement Date) of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract and Pledge Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment prior to 5:00 p.m., New York City time, on the first Business Day immediately preceding the first day of the Final Remarketing Period (or in the case of a Failed Final Remarketing, on the first Business Day immediately preceding the Purchase Contract Settlement Date), and (b) the Separate Notes of the holders of Separate Notes, if any, who have elected to have their Separate Notes remarketed in such Remarketing pursuant to the terms of the Purchase Contract and Pledge Agreement.
     “Remarketing Agent” has the meaning specified in the first paragraph of this Agreement.
     “Remarketing Fee” has the meaning specified in Section 4.

     “Remarketing Materials” means the Preliminary Prospectus, the Prospectus or any other information furnished by the Company to the Remarketing Agent for distribution to investors in connection with the Remarketing.
     “Reset Rate” has the meaning specified in Section 2(d).
     “Securities” has the meaning specified in Section 10.
     “Statutory Prospectus” as of any time means the prospectus relating to the Remarketed Notes that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.
     “Supplemental Indenture” has the meaning specified in the third paragraph of this Remarketing Agreement.
     “Transaction Documents” means this Agreement, the Purchase Contract and Pledge Agreement and the Indenture, in each case as amended or supplemented from time to time.
     “Trustee” has the meaning specified in the third paragraph of this Remarketing Agreement.
     “Underwriting Agreement” has the meaning specified in the second paragraph of this Agreement.
     Section 2. Appointment and Obligations of the Remarketing Agent.
     (c) The Company and PPL Capital Funding hereby appoint [•] as the exclusive Remarketing Agent, and, subject to the terms and conditions set forth herein, [•] hereby accepts appointment as Remarketing Agent, for the purpose of (i) remarketing the Remarketed Notes on behalf of the holders thereof, (ii) determining, in consultation with the Company and PPL Capital Funding, in the manner provided for herein and in the Purchase Contract and Pledge Agreement and the Indenture, the Reset Rate for the Notes, and (iii) performing such other duties as are assigned to the Remarketing Agent in the Transaction Documents.
     (d) Unless a Termination Event has occurred prior to such date, if the Company elects to conduct an Optional Remarketing during an Optional Remarketing Period selected by the Company pursuant to the Purchase Contract and Pledge Agreement, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Notes at the applicable Remarketing Price.
     (e) If there is no Successful Optional Remarketing during any Optional Remarketing Period or no Optional Remarketing occurs on any Optional Remarketing Date, if any, and unless a Termination Event has occurred prior to such date, on each Remarketing Date in the Final Remarketing Period, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Notes at the applicable Remarketing Price. It is understood and agreed that the Remarketing on any Remarketing Date in the Final Remarketing Period will be considered successful if the resulting proceeds are at least equal to the applicable Remarketing Price. The

Company has the right to postpone the Final Remarketing in the Company’s absolute discretion on any day prior to the last five Business Days of the Final Remarketing Period.
     (f) In connection with each Remarketing, the Remarketing Agent shall determine, in consultation with the Company and PPL Capital Funding, the terms of the Remarketed Notes for each tranche, including those which may be modified in connection with the Remarketing pursuant to the Indenture, including the election whether to modify the optional redemption provisions, Events of Default, interest payment dates and/or the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, determined on a fixed or floating rate basis, that the Remarketed Notes should bear (the “Reset Rate”) in order for the Remarketed Notes to have an aggregate market value equal to at least the applicable Remarketing Price and that in the sole reasonable discretion of the Remarketing Agent will enable it to remarket all of the Remarketed Notes of such tranche at no less than the applicable Remarketing Price in such Remarketing; provided that such rate shall not exceed the maximum interest rate permitted by applicable law.
     (g) If, by 4:00 p.m., New York City time, on the applicable Remarketing Date, (i) the Remarketing Agent is unable to remarket all of the Remarketed Notes, at the applicable Remarketing Price pursuant to the terms and conditions hereof or (ii) the Remarketing did not occur on such Remarketing Date because one of the conditions set forth in Section 6 hereof was not satisfied, a Failed Remarketing shall be deemed to have occurred, and the Remarketing Agent shall advise by telephone (and promptly deliver a notice in writing thereafter) the Depositary, the Purchase Contract Agent, the Collateral Agent and the Company of any such Failed Remarketing. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agent. In the event of a Failed Remarketing, the applicable interest rate on the Notes will not be reset, and will continue to be the Coupon Rate set forth in the Supplemental Indenture.
     (h) In the event of a Successful Remarketing, by approximately 4:30 p.m., New York City time, on the applicable Remarketing Date, the Remarketing Agent shall advise, by telephone, as to each tranche of Remarketed Notes:
     (i) the Depositary, the Purchase Contract Agent, the Trustee and the Company (and promptly deliver a notice in writing thereafter) of the Reset Rate, interest payment dates, modified Events of Default, if any, maturity date and optional redemption terms, if any, determined by the Remarketing Agent in such Remarketing and the aggregate principal amount of Remarketed Notes sold in such Remarketing;
     (ii) each purchaser (or the Depositary Participant thereof) of Remarketed Notes of the Reset Rate, interest payment dates, maturity date, and optional redemption terms, if any, and the aggregate principal amount of Remarketed Notes such purchaser is to purchase;
     (iii) each such purchaser (if other than a Depositary Participant) to give instructions to its Depositary Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the Remarketed Notes purchased through the facilities of the Depositary; and

     (iv) each such purchaser (or Depositary Participant thereof) that the Remarketed Notes will not be delivered until the Remarketing Settlement Date and that if such purchaser wishes to trade the Remarketed Notes that it has purchased prior to the third Business Day preceding the Remarketing Settlement Date, such purchaser will have to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.
     The Remarketing Agent shall also, if required by the Securities Act, deliver, in conformity with the requirements of the Securities Act, to each purchaser a Prospectus in connection with the Remarketing.
     (i) The proceeds from a Successful Remarketing (i) with respect to the Notes underlying the Applicable Ownership Interests in Notes that are components of the Corporate Units, shall be applied in accordance with Section 5.02, of the Purchase Contract and Pledge Agreement and (ii) with respect to the Separate Notes, shall be applied in accordance with Section 5.02, of the Purchase Contract and Pledge Agreement.
     (j) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Remarketed Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Remarketed Notes for Remarketing or to otherwise expend or risk its own funds or incur or to be exposed to financial liability in the performance of its duties under this Agreement. Neither the Issuers nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of the Remarketed Notes for Remarketing.
     Section 3. Representations And Warranties of the Issuers.
     The Issuers jointly and severally represent and warrant (i) on and as of the date any Remarketing Materials are first distributed in connection with the Remarketing (the “Commencement Date”), (ii) at the first time of sale of the Remarketed Notes during the Applicable Remarketing Period and (iii) on and as of the Remarketing Settlement Date (in each case a “Representation Date”), that:
     (k) This Agreement has been duly authorized, executed and delivered by the Issuers, constitutes a valid and binding obligation of the Issuers, enforceable against the Issuers in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and except that rights to indemnification hereunder may be limited by federal or state securities laws or public policy.
     (l) Each of the representations and warranties of the Issuers as set forth in Section 2 of the Underwriting Agreement is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 3(b), any reference in such sections of the Underwriting Agreement to (a) the “Registration Statement,” “Statutory Prospectus,” “Issuer Free Writing Prospectus,” “Preliminary Prospectus,” the “Prospectus,” the “General Disclosure

Package” shall be deemed to refer to such terms as defined herein, (b) the “Closing Date” shall be deemed to refer to the Remarketing Settlement Date, (c) “Applicable Time” shall be deemed to refer to the time immediately prior to the time of the first sale of Remarketed Notes to investors during the applicable Remarketing Period; (d) the “Securities” shall be deemed to refer to the Remarketed Notes, (e)“Agreement” shall be deemed to refer to this Agreement and (f) “Underwriters” or “Representatives” shall be deemed to refer to the Remarketing Agent.
     (m) The Remarketed Notes have been duly authorized and when duly executed, authenticated, issued and delivered in accordance with the Indenture, will constitute valid and binding obligations of the Issuers, enforceable in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and will be entitled to the benefits of the Indenture.
     (n) The Remarketed Notes and the Indenture conform in all material respects to the description thereof contained in the General Disclosure Package and the Prospectus, if any.
     (o) No default or an event of default, and no event that with the passage of time or the giving of notice or both would become an event of default, shall occur and be continuing, under any of the Transaction Documents.
     Section 4. Fees.
     (p) In the event of a Successful Remarketing of the Remarketed Notes, the Company shall pay the Remarketing Agent a remarketing fee to be agreed upon in writing by the Company and the Remarketing Agent prior to any such Remarketing (the “Remarketing Fee”).
     Section 5. Covenants of the Issuers .
     The Issuers covenant and agree as follows:
     (q) If and to the extent the Remarketed Notes are required (in the view of counsel, which need not be in the form of a written opinion, for either the Remarketing Agent or the Issuers) to be registered under the Securities Act as in effect at the time of the Remarketing, the Issuers shall:
     (i) prepare the Registration Statement and the Prospectus, in a form approved by the Remarketing Agent, file any such Prospectus pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the applicable Remarketing Date;
     (ii) file promptly with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the reasonable judgment of the Issuers or the Remarketing Agent, be required by the Securities Act or requested by the Commission;
     (iii) advise the Remarketing Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Remarketing Agent with copies thereof;
     (iv) file promptly all reports and any definitive proxy or information statements required to be filed by the Issuers with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a Prospectus is required in connection with the offering or sale of the Remarketed Notes;
     (v) file all Issuer Free Writing Prospectuses required to be filed by the Issuers with the Commission pursuant to Rule 433(d) under the Securities Act;
     (vi) advise the Remarketing Agent, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, of the suspension of the qualification of any of the Remarketed Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information, and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or any Prospectus or suspending any such qualification, to use promptly every reasonable effort to obtain its withdrawal;
     (vii) furnish promptly to the Remarketing Agent such copies of the following documents as the Remarketing Agent shall reasonably request: (a) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (b) the Preliminary Prospectus and any amended or supplemented Preliminary Prospectus; (c) the Prospectus and any amended or supplemented Prospectus; and (d) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the Remarketing, any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Remarketing Agent and, upon its request, to file such document and to prepare and furnish without charge to the Remarketing Agent and to any dealer in securities as many copies as the

Remarketing Agent may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance;
     (viii) during the time between the applicable Commencement Date and the Remarketing Settlement Date, prior to filing with the Commission (a) any amendment to the Registration Statement or supplement to the Prospectus or (b) any Prospectus pursuant to Rule 424 under the Securities Act, furnish a copy thereof to the Remarketing Agent; and not file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agent;
     (ix) as soon as practicable, but in any event not later than eighteen months, after the date of a Successful Remarketing, to make “generally available to its security holders” an “earnings statement” of the Issuers complying with (which need not be audited) Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Issuers, Rule 158 under the Securities Act). The terms “generally available to its security holders” and “earnings statement” shall have the meanings set forth in Rule 158; and
     (x) take such action as the Remarketing Agent may reasonably request in order to qualify the Remarketed Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agent may reasonably request; provided that in no event shall the Issuers be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.
     (r) The Company shall pay: (i) the costs incident to the preparation and printing of the Registration Statement, if any, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (ii) the costs of distributing the Registration Statement, if any, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (iii) the cost of printing, word-processing or reproducing this Agreement and any documents in connection with the offering, purchase, sale and delivery of the Remarketed Notes; (iv) any fees and expenses of qualifying the Remarketed Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(x) and of preparing, printing and distributing a Blue Sky Memorandum, if any (including any related reasonable fees and expenses of counsel to the Remarketing Agent); (v) any filing fees incident to any required review and clearance by the Financial Industry Regulatory Authority (“FINRA”) of the terms of the sale of the Remarketed Notes; (vi) all other costs and expenses incident to the performance of the obligations of the Issuers hereunder and the Remarketing Agent hereunder; and (vii) the reasonable fees and expenses of counsel to the Remarketing Agent in connection with its duties hereunder.
     (s) The Issuers shall furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated hereby, and to make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and to cause the Issuers’ officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such Person in connection with such investigation.
     (t) At the written request of the Remarketing Agent, between the applicable Commencement Date and the applicable Remarketing Settlement Date, the Issuers will not, without the prior written consent of the Remarketing Agent (which consent may be withheld at the reasonable discretion of the Remarketing Agent), directly or indirectly, sell, offer, contract or grant any option to sell, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Issuers similar to the Remarketed Notes or securities exchangeable for or convertible into debt securities similar to the Remarketed Notes.
     (u) Each of the Company and PPL Funding Capital represents and agrees that, unless it obtains the prior consent of the Remarketing Agent, and the Remarketing Agent represents and agrees that, unless it obtains the prior consent of the Issuers, it has not made and will not make any offer relating to the Remarketed Notes that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the Act, required to be filed with the Commission. Any such free writing prospectus consented to in writing by the Issuers and the Remarketing Agent is hereinafter referred to as a “Permitted Free Writing Prospectus.” Each of the Company and PPL Funding Capital represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433 of the Act, and has complied and will comply with the requirements of Rules 164 and 433 of the Act applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
     (v) The Issuers shall prepare a final term sheet relating to the Remarketed Notes, containing only information that describes the final terms of the Remarketed Notes after providing the Remarketing Agent and its legal counsel with a reasonable opportunity to review and comment on such final term sheet (such final term sheet to be in form and substance as last reviewed by the Remarketing Agent and the Issuers), and will file such final term sheet within the period required by Rule 433(d) of the Act following the date such final terms have been established for the Remarketed Notes. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.
     Section 6. Conditions To The Remarketing Agent’s Obligations.
     The obligations of the Remarketing Agent hereunder shall be subject to the following conditions:
     (w) The Prospectus, and any supplement thereto, has been filed in the manner and within the time period required by Rule 424(b); the Issuer Free Writing Prospectus, if any, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been timely filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; the Company has paid the fees required by the Commission relating to the Remarketed Notes within the time required by Rule 456(b)(1)

without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r); and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.
     (x) During the period of time between the applicable Commencement Date and the Remarketing Settlement Date, there shall not have occurred (i) any material adverse change not contemplated by the Prospectus (as it exists on the date hereof), or any development that could reasonably be expected to result in a material adverse change, in or affecting particularly, the business or properties of the Company or PPL Capital Funding (such change or development, “Material Adverse Change”) which, in the Remarketing Agent’s judgment, makes it impractical and inadvisable to proceed with completion of a remarketing; (ii) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company or PPL Capital Funding on any exchange or in the over-the-counter market; (iii) a general banking moratorium declared by federal or New York authorities or a material disruption in securities settlement, payment or clearance services in the United States; (iv) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the Remarket Agent’s reasonable judgment, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical and inadvisable to proceed with completion of a Remarketing.
     (y) The representations and warranties of the Issuers contained herein shall be true and correct in all material respects on and as of the applicable Remarketing Date, and the Issuers, the Purchase Contract Agent and the Collateral Agent shall have performed in all material respects all covenants and agreements contained herein and in the Purchase Contract and Pledge Agreement to be performed on their part at or prior to such Remarketing Date.
     (z) The Company shall have furnished to the Remarketing Agent a written certificate executed by the Controller, Treasurer or a Vice President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, dated the applicable Remarketing Settlement Date, to the effect that, to the best of their knowledge after reasonable investigation:
     (i) the Company has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for such purpose have been instituted or threatened by the Commission;
     (ii) the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form;
     (iii) there has not occurred any downgrading, and the Company has not received any notice of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Company or any of the Subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;
     (iv) for the period from the Commencement Date to such Remarketing Settlement Date, there has not occurred any Material Adverse Change;
     (v) the representations and warranties of the Company in Section 3 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Remarketing Settlement Date.
     (vi) the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Remarketing Settlement Date.
     (aa) PPL Capital Funding shall have furnished to the Remarketing Agent a written certificate executed by the President or Treasurer of PPL Capital Funding, dated the applicable Remarketing Settlement Date, to the effect that, to the best of their knowledge after reasonable investigation:
     (i) it has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for such purpose have been instituted or threatened by the Commission;
     (ii) for the period from the Commencement Date to such Remarketing Settlement Date, there has not occurred any Material Adverse Change;
     (iii) the representations and warranties of PPL Capital Funding in Section 3 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Remarketing Settlement Date.
     (iv) it has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Remarketing Settlement Date.
     (bb) (i) On the date of a Successful Remarketing, the Remarketing Agent shall have received a letter addressed to the Remarketing Agent and dated such date, in form and substance satisfactory to the Remarketing Agent, of the independent accountants of the Issuers, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to certain financial information contained in the Remarketing Materials, if any, and (ii) on the applicable Remarketing Settlement Date, the Remarketing Agent shall have received a letter addressed to the Remarketing Agent and dated such date, in form and substance satisfactory to the Remarketing Agent, of the independent accountants of the Issuers, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (f)(i) of this Section 6, except that the specified date referred to therein for the carrying out of procedures shall be no more than three Business Days prior to the applicable Remarketing Settlement Date.

     (cc) Each of (i) outside counsel for the Issuers reasonably acceptable to the Remarketing Agent, and (ii) counsel of the Issuers, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Section 7(f) and 7(g), and, respectively, of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.
     (dd) Counsel for the Remarketing Agent, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent.
     (ee) At the applicable Remarketing Settlement Date, counsel for the Remarketing Agent shall have been furnished with such document as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Remarketed Notes as contemplated herein.
     Section 7. Indemnification.
     (ff) The Issuers agree that they will jointly and severally indemnify and hold harmless each Remarketing Agent and the officers, directors, partners, members, employees, agents and affiliates of each Remarketing Agent and each person, if any, who controls any Remarketing Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each “an indemnified party”), against any loss, expense, claim, damage or liability to which, jointly or severally, such Remarketing Agent or such controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, expense, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Statutory Prospectus, any Issuer Free Writing Prospectus or the Prospectus, or any amendment or supplement to any thereof, or arises out of or is based upon the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading and, except as hereinafter in this Section provided, the Issuers agree to reimburse each indemnified party for any reasonable legal or other expenses as incurred by such indemnified party in connection with investigating or defending any such loss, expense, claim, damage or liability; provided, however, that neither the Company nor PPL Capital Funding shall be liable in any such case to the extent that any such loss, expense, claim, damage or liability arises out of or is based on an untrue statement or alleged untrue statement or omission or alleged omission made in any such document in reliance upon, and in conformity with, written information furnished to the Issuers by or through any Remarketing Agent expressly for use in any such document (provided that the only such information is the information substantially similar to that set forth on Schedule B of the Underwriting Agreement) or arises out of, or is based on, statements or omissions from the part of the Registration Statement which shall constitute the Statement of Eligibility under the Trust Indenture Act of the Trustee under the Indenture.

     (gg) Each Remarketing Agent, severally and not jointly, agrees that it will indemnify and hold harmless the Company and PPL Capital Funding and its officers and directors, and each of them, and each person, if any, who controls the Company and PPL Capital Funding within the meaning of Section 15 of the Securities Act, against any loss, expense, claim, damage or liability to which it or they may become subject, under the Securities Act or otherwise, insofar as such loss, expense, claim, damage or liability (or actions in respect thereof) arises out of or is based on any untrue statement or alleged untrue statement of any material fact contained in the Statutory Prospectus, any Issuer Free Writing Prospectus or the Prospectus, or any amendment or supplement to any thereof, or arises out of or is based upon the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any such documents in reliance upon, and in conformity with, written information furnished to the Company and PPL Capital Funding by or through such Remarketing Agent expressly for use in any such document (provided that the only such information is the information substantially similar to that set forth on Schedule B of the Underwriting Agreement); and, except as hereinafter in this Section provided, each Remarketing Agent, severally and not jointly, agrees to reimburse the Company and PPL Capital Funding and its officers and directors, and each of them, and each person, if any, who controls the Company and PPL Capital Funding within the meaning of Section 15 of the Securities Act, for any reasonable legal or other expenses incurred by it or them in connection with investigating or defending any such loss, expense, claim, damage or liability.
     (hh) Upon receipt of notice of the commencement of any action against an indemnified party, the indemnified party shall, with reasonable promptness, if a claim in respect thereof is to be made against an indemnifying party under its agreement contained in this Section 7, notify such indemnifying party in writing of the commencement thereof; but the omission so to notify an indemnifying party shall not relieve it from any liability which it may have to the indemnified party otherwise than under its agreement contained in this Section 7. In the case of any such notice to an indemnifying party, the indemnifying party shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense, of any such action, but, if it elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party and to any other indemnifying party that is a defendant in the suit. In the event that any indemnifying party elects to assume the defense of any such action and retain such counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No indemnifying party shall be liable in the event of any settlement of any such action effected without its consent. Each indemnified party agrees promptly to notify each indemnifying party of the commencement of any litigation or proceedings against it in connection with the issue and sale of the Remarketed Notes.
     Section 8. Contribution.
     (ii) If any Remarketing Agent or person entitled to indemnification by the terms of subsection (a) of Section 7 shall have given notice to the Issuers of a claim in respect thereof pursuant to subsection (c) of Section 7, and if such claim for indemnification is thereafter held by a court to be unavailable for any reason other than by reason of the terms of Section 7 or if such claim is unavailable under controlling precedent, such Remarketing Agent or person shall be entitled to contribution from the Issuers for liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which such Remarketing Agent or person is entitled, there shall be considered the relative benefits received by such Remarketing Agent or person and the Issuers from the offering of the Securities that were the subject of the claim for indemnification (taking into account the portion of the proceeds of the offering realized by each), the Remarketing Agent or person’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. The Company, PPL Capital Funding and the Remarketing Agents agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Remarketing Agents were treated as one entity for such purpose).
     (jj) No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party and all liability arising out of such litigation, investigation, proceeding or claim, and (ii) does not include a statement as to or an admission of fault, culpability or the failure to act by or on behalf of any indemnified party.
     (kk) The indemnity and contribution provided for in Section 7 and this Section 8 and the representations and warranties of the Issuers and the several Remarketing Agents set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Remarketing Agent or any person controlling any Remarketing Agent or the Company, PPL Capital Funding or their respective directors or officers, (ii) the acceptance of any Securities and payment therefor under this Agreement, and (iii) any termination of this Agreement.
     Section 9. Resignation and Removal of the Remarketing Agent.
     The Remarketing Agent may resign and be discharged from its duties and obligations hereunder, and the Company and PPL Capital Funding may remove the Remarketing Agent, by giving 30 days’ prior written notice, in the case of a resignation, to the Issuers and the Purchase Contract Agent and, in the case of a removal, to the Remarketing Agent and the Purchase

Contract Agent; provided, however, that no such resignation nor any such removal shall become effective until the Company and PPL Capital Funding shall have appointed at least one nationally recognized broker-dealer as a successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Issuers, in which it shall have agreed to conduct the Remarketing in accordance with the Transaction Documents in all material respects.
     In any such case, the Company and PPL Capital Funding will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. The provisions of Section 7 and Section 8 shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.
     Section 10. Dealing in Securities.
     The Remarketing Agent, when acting as the Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Notes, Corporate Units, Treasury Units or any of the securities of the Issuers (collectively, the “Securities”). The Remarketing Agent may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Issuers as freely as if it did not act in any capacity hereunder.
     Section 11. Remarketing Agent’s Performance; Duty Of Care.
     The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of the Transaction Documents. No implied covenants or obligations of or against the Remarketing Agent shall be read into any of the Transaction Documents. In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. The Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and it shall rely solely upon written notice from the Issuers (which the Issuers agree to provide prior to the third Business Day before the applicable Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent, acting under this Agreement, shall incur no liability to the Issuers or to any holder of Remarketed Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability is (i) judicially determined to have resulted from its failure to comply with the material terms of this Agreement or bad faith, gross negligence or willful misconduct on its part or (ii) determined pursuant to Section 7 or 8 of this Agreement. The provisions of this Section 11 shall survive the termination of this Agreement and shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.
     Section 12. Termination.
     This Agreement shall automatically terminate (i) as to the Remarketing Agent on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 9 and (ii) on the earlier of (x) the occurrence of a Termination Event and (y) the Business Day immediately following the Purchase Contract Settlement Date. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Issuers shall not be under any liability to the Remarketing Agent and the Remarketing Agent shall not be under any liability to the Issuers, except that if this Agreement is terminated by the Remarketing Agent because of any failure or refusal on the part of the Issuers to comply with the terms or to fulfill any of the conditions of this Agreement, the Issuers will reimburse the Remarketing Agent for all of its out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by it. Notwithstanding any termination of this Agreement, in the event there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full. In addition, Sections 7, 8 and 11 hereof shall survive the termination of this Agreement or the resignation or removal of the Remarketing Agent.
     Section 13. Notices.
     All statements, requests, notices and agreements hereunder shall be in writing, and:
     (ll) if to the Remarketing Agent, shall be delivered or sent by mail, telex or facsimile transmission to:
          [•]
          with a copy to:
          [•]
     (mm) if to the Company and PPL Capital Funding, shall be delivered or sent by mail, telex or facsimile transmission to:

PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Facsimile: [to be provided]
Attention: [to be provided]
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile: [to be provided]
Attention: [to be provided]; and
     (nn) if to the Purchase Contract Agent, shall be delivered or sent by mail or facsimile transmission to:
The Bank of New York Mellon
101 Barclay Street,
Floor 4E
New York, New York 10286
Attention: Global Structured Finance
     Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.
     Section 14. Persons Entitled to Benefit of Agreement.
     This Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (x) the representations, warranties, indemnities and agreements of the Issuers contained in this Agreement shall also be deemed to be for the benefit of the Remarketing Agent and the person or persons, if any, who control the Remarketing Agent within the meaning of Section 15 of the Securities Act and (y) the indemnity agreement of the Remarketing Agent contained in Section 7 of this Agreement shall be deemed to be for the benefit of the Comany’s and PPL Capital Funding’s directors and officers who sign the Registration Statement, if any, and any person controlling the Company or PPL Capital Funding within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to herein, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
     Section 15. Survival.
     The respective agreements, representations, warranties, indemnities and other statements of the Issuers or its officers and the Remarketing Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, the Issuers or any of the indemnified persons referred to in

Section 7 hereof, and will survive delivery of the Remarketed Notes. The provisions of Sections 7, 8 and 11 shall survive the termination and cancellation of this Agreement.
     Section 16. Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.
     Section 17. Judicial Proceedings.
     Each party hereto expressly accepts and irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 18. Counterparts.
     This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
     Section 19. Headings.
     The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
     Section 20. Severability.
     If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.
     Section 21. Amendments.
     This Agreement may be amended by an instrument in writing signed by the parties hereto. Each of the Company, PPL Capital Funding and the Purchase Contract Agent agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Applicable Ownership Interests in Notes, the Notes or the Corporate Units that would in any way materially adversely affect the rights, duties and obligations of the Remarketing Agent, without the prior written consent of the Remarketing Agent.
     Section 22. Successors and Assigns.
     Except in the case of a succession pursuant to the terms of the Purchase Contract and Pledge Agreement, the rights and obligations of the Issuers hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarketing Agent. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other Person (other than an affiliate of the Remarketing Agent) without the prior written consent of the Issuers.
     If the foregoing correctly sets forth the agreement by and between the Company, PPL Funding Capital, the Remarketing Agent and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.
     Section 23. Rights of the Purchase Contract Agent.
     Notwithstanding any other provisions of this Agreement, the Purchase Contract Agent shall be entitled to all the rights, protections and privileges granted to the Purchase Contract Agent in the Purchase Contract and Pledge Agreement.
[SIGNATURES ON THE FOLLOWING PAGE]

Very truly yours, PPL CORPORATION
By:
Name:
Title:

PPL CAPITAL FUNDING, INC.
By:
Name:
Title:

CONFIRMED AND ACCEPTED:

[•] as Remarketing Agent
By:
Name:
Title:

THE BANK OF NEW YORK MELLON, not individually, but solely as Purchase Contract Agent and as attorney-in-fact for the Holders of the Purchase Contracts
By:
Name:
Title: